    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 19, 2003.

                                                     REGISTRATION NO. 333-102045
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                AMENDMENT NO. 1
                                       TO
                                    FORM F-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------
                                BIOPROGRESS PLC
             (Exact name of Registrant as specified in its charter)

         ENGLAND AND WALES                           2843                            NOT APPLICABLE
  (State or Other Jurisdiction of        (Primary Standard Industrial                (IRS Employer
   Incorporation or Organization)        Classification Code Number)              Identification No.)

                             ---------------------

                                HOSTMOOR AVENUE
                             MARCH, CAMBRIDGESHIRE,
                            UNITED KINGDOM. PE15 0AX
                                +44.135.465.5674
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                             ---------------------

                   BIOPROGRESS TECHNOLOGY INTERNATIONAL INC.
                              9055 HUNTCLIFF TRACE
                          ATLANTA, GEORGIA 30350-1935
                                 UNITED STATES
                                +1.770.649.1133
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                             ---------------------

                                WITH COPIES TO:
                             BRIAN M. MCCALL, ESQ.
                                    DECHERT
                                2 SERJEANTS' INN
                                LONDON EC4Y 1LT
                                    ENGLAND
                                +44.207.583.5353
                             ---------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                             ---------------------
                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
                                                                       PROPOSED MAXIMUM    PROPOSED MAXIMUM
             TITLE OF EACH CLASS OF                  AMOUNT TO BE     OFFERING PRICE PER  AGGREGATE OFFERING       AMOUNT OF
           SECURITIES TO BE REGISTERED               REGISTERED(1)           SHARE             PRICE(2)        REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------------
Ordinary shares, nominal value L0.01 each(2).....     49,484,681        Not Applicable        $21,002,480          $1,932.23
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

(1) Based on the product of (a) 49,484,681 outstanding shares of common stock, par value $0.001 per share of BioProgress Technology International, Inc., and (b) a conversion ratio of 1 ordinary share of par value L0.01 per share of BioProgress PLC for each share of BioProgress Technology International, Inc. common stock.

(2) Pursuant to Rules 457(f)(1) and 457(c) under the Securities Act and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is equal to the market value of the approximate number of BioProgress Technology International, Inc. shares to be cancelled in the transaction and is based upon a market value of $.425 per BioProgress Technology International Inc. share of common stock being the average of the reported high bid and low ask prices per share on OTC Bulletin Board on December 16, 2002.
                             ---------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 240.14a-11(c) or Rule 240.14a-12

                   BIOPROGRESS TECHNOLOGY INTERNATIONAL, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:

          ----------------------------------------------------------------------

     2)  Aggregate number of securities to which transaction applies:

          ----------------------------------------------------------------------

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ----------------------------------------------------------------------

     4)  Proposed maximum aggregate value of transaction:

          ----------------------------------------------------------------------

     5)  Total fee paid:

          ----------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

          ----------------------------------------------------------------------

     2)  Form, Schedule or Registration Statement No.:

          ----------------------------------------------------------------------

     3)  Filing Party:

          ----------------------------------------------------------------------

     4)  Date Filed:

          ----------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROXY STATEMENT/PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  SUBJECT TO COMPLETION, DATED MARCH 19, 2003

PRELIMINARY PROXY STATEMENT/PROSPECTUS

                                BIOPROGRESS PLC
               (INCORPORATED UNDER THE LAWS OF ENGLAND AND WALES)

                           49,484,681 ORDINARY SHARES

     This proxy statement/prospectus relates to the reincorporation of BioProgress Technology International, Inc., a Nevada corporation, in England and Wales through a merger with our wholly owned subsidiary. The reincorporation has been approved by our board of directors and the board of directors of BioProgress Technology International. On or about March 31, 2003, the date the reincorporation merger is expected to occur, each of your shares of common stock in BioProgress Technology International will become one of our ordinary shares.

     The transaction must be approved by the holders of a majority of the common stock of BioProgress Technology International. Our directors, officers and certain large shareholders (and their affiliates), assuming no exercise of their outstanding options, hold approximately 33.6% of the common stock. We understand that our directors, officers and their affiliates intend to give their consent to the reincorporation. We are asking you to return the enclosed written consent, in lieu of a meeting, if you approve of the transaction. As of the date of this proxy statement/prospectus there are 49,484,681 shares of BioProgress Technology International common stock outstanding and entitled to vote.

     We will issue a total of 49,484,681 of our ordinary shares to the holders of BioProgress Technology International's common stock on a one-for-one basis. We plan to have our ordinary shares listed on the Alternative Investment Market of the London Stock Exchange, under the symbol "BPRG", following the reincorporation.

     WE ARE ASKING FOR YOUR CONSENT AND YOU ARE REQUESTED TO SEND US A WRITTEN CONSENT.

     YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 6 OF THIS PROXY STATEMENT/PROSPECTUS.

     THIS PROXY STATEMENT/PROSPECTUS DOES NOT COVER ANY RESALES OF OUR COMMON STOCK RECEIVED BY BIOPROGRESS TECHNOLOGY INTERNATIONAL STOCKHOLDERS. NO PERSON IS AUTHORIZED TO MAKE ANY USE OF THIS PROXY STATEMENT/PROSPECTUS IN CONNECTION WITH ANY RESALE.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

     THE DATE OF THIS PRELIMINARY PROXY STATEMENT/PROSPECTUS IS MARCH 19, 2003 AND WILL BE MAILED TO THE SHAREHOLDERS OF BIOPROGRESS TECHNOLOGY INTERNATIONAL
ON MARCH   , 2003.

     This Proxy Statement/Prospectus does not include all of the information contained in the registration statement of which it is a part. This information is available on written or oral request. We will provide without charge to each person to whom this proxy statement/prospectus is delivered, upon written or oral request, a copy of this information. Requests for such information should be directed to Elizabeth Edwards, Company Secretary, BioProgress PLC, Hostmoor Avenue, March, Cambridgeshire, PE15 0AX, United Kingdom.+44.135.465.5674.

     TO OBTAIN TIMELY DELIVERY OF ANY REQUESTED COPIES, PLEASE WRITE OR TELEPHONE NO LATER THAN MARCH 21, 2003.

                               TABLE OF CONTENTS

SUMMARY.....................................................     1
  The Companies.............................................     1
  The Reincorporation.......................................     2
  Tax Consequences of the Reincorporation...................     2
  Reasons for the Reincorporation...........................     2
  Your Consent is Needed to Approve the Reincorporation.....     2
  Ownership after the Reincorporation.......................     2
  Conditions to the Reincorporation.........................     3
  Regulatory Requirements...................................     3
  Comparison of the Laws of Nevada and England and Wales....     3
  Expected Trading Market for the Ordinary Shares...........     3
  Risk Factors..............................................     3
  Exchange of Certificates..................................     3
  Restrictions on U.S. Persons Holding Ordinary Shares......     3
  Dissenters' Rights........................................     3
  Structure Chart...........................................     4
RISK FACTORS................................................     6
FORWARD LOOKING STATEMENTS..................................    13
SOLICITATION OF WRITTEN CONSENT.............................    14
WHERE YOU CAN FIND MORE INFORMATION.........................    14
THE REINCORPORATION.........................................    15
  General...................................................    15
  Details of the Reincorporation............................    15
  Background and Reasons for the Reincorporation............    16
  The Reincorporation Plan..................................    16
  Conditions to the Merger..................................    16
  Dissenters' Rights........................................    17
  Effective Time............................................    17
  United States Federal Securities Laws Consequences........    17
  Exchange of Share Certificates............................    17
  Description of the CREST System...........................    18
  Accounting Treatment......................................    18

  Share Quote...............................................    18
MATERIAL TAX CONSEQUENCES...................................    18
  United States Federal Income Tax Consequences.............    18
  United States Federal Income Tax Consequences to U.S.
     Holders of Current Shares..............................    19
  United States Federal Income Tax Consequences to Non-U.S.
     Holders of Current Shares..............................    20
  United States Federal Income Tax Consequences for
     BioProgress Technology Limited.........................    21
  United Kingdom Tax Consequences...........................    21
DESCRIPTION OF BIOPROGRESS PLC ORDINARY SHARES..............    24
DESCRIPTION OF BIOPROGRESS PLC PREFERENCE SHARES............    27
COMPARISON OF STOCKHOLDER RIGHTS............................    29
BUSINESS....................................................    40
  History...................................................    40
  Overview of our Business..................................    41
  Description of Products...................................    43
  Clients...................................................    46
  Sales and Marketing.......................................    47
  Industry Background.......................................    47
  Competition...............................................    48
  Distribution Methods......................................    48
  Suppliers.................................................    49
  Intellectual Property rights..............................    49
  Research and Development..................................    49
  Government Regulation.....................................    50
  Employees.................................................    52
  Properties................................................    53
  Legal Proceedings.........................................    53
MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS....    53
  Dividend Policy...........................................    54
  Preferred Stock...........................................    54
STOCK OWNERSHIP TABLE.......................................    55
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA..............    55
CAPITALISATION AND INDEBTEDNESS STATEMENT...................    56
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS.................................    57
MANAGEMENT..................................................    67
AUDIT AND COMPENSATION COMMITTEE............................    70
DIRECTOR AND EXECUTIVE COMPENSATION.........................    70
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS..............    73
DESCRIPTION OF BIOPROGRESS SHARE OPTION SCHEME..............    74
LEGAL MATTERS...............................................    76
EXPERTS.....................................................    76
ENFORCEMENT OF CIVIL LIABILITIES AGAINST FOREIGN PERSONS....    76
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS..................   F-1
FINANCIAL STATEMENTS........................................   F-2
ANNEX A: Agreement and Plan of Manager......................   A-1
ANNEX B: Form of Written Consent............................   B-1
ANNEX C: Substitute W-9.....................................   C-1

     You should rely only on the information contained in this proxy statement/prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this proxy statement/prospectus is accurate only as of the date on the front cover of this proxy statement/prospectus. Our business, financial condition, results of operation and prospects may have changed since that date.

                                    SUMMARY

     This summary highlights selected information from the proxy statement/prospectus. It does not contain all of the information that is important to you. To understand the reincorporation fully and for a more complete description of the legal terms of the reincorporation, you should read carefully the entire proxy statement/ prospectus and the additional documents referred to in this proxy statement/prospectus. See the section headed "Where You Can Find More Information" below.

THE COMPANIES

BIOPROGRESS TECHNOLOGY INTERNATIONAL, INC.
9055 Huntcliff Trace
Atlanta, Georgia 30350-1935
United States

     We are engaged in the research, development, manufacturing and marketing of products that use water soluble and biodegradable films for the dietary supplement, pharmaceutical, recreational and cosmetic industries and other applications. We also develop flushable and biodegradable products for the medical and hygiene industries. Our principal research and development operations and executive offices are in the United Kingdom. Our primary focus is the development and commercialization of our unique and proprietary process, the XGel(TM) film system which comprises the equipment used to encapsulate "ingredients" in our XGel(TM) film. We have developed an ingestible and a non-ingestible form of XGel(TM) film. The ingestible form can be used for ingredients such as vitamin, herbal and mineral supplements and as oral delivery systems for drugs, and the non-ingestible form can be used for paintballs and toiletries (such as bath and aromatherapy oils). We aim to provide a cost effective and animal-free encapsulation process for liquids, tablets and powders, thereby potentially addressing the needs of the entire market for oral dosage forms while providing novel delivery mechanisms not possible with traditional processes.

BIOPROGRESS HOLDINGS, INC.
165 West Liberty Street, Suite 210
Reno, Nevada 89501

     We are a newly formed company incorporated in the State of Nevada which was formed to accomplish the reincorporation. We will not have any assets or liabilities before the reincorporation.

BIOPROGRESS PLC
Hostmoor Avenue
March, Cambridgeshire,
PE15 0AX
United Kingdom

     We are a newly formed company incorporated under the laws of England and Wales which was formed to accomplish the reincorporation. We have authorized 100,000,000 ordinary shares, par value L0.01 and 170,000 preference shares, par value L0.005. We will continue the business of BioProgress Technology International. We will not have any assets or liabilities before the reincorporation. BioProgress Technology International will become our subsidiary.

THE REINCORPORATION

     Under the reincorporation:

     - BioProgress Holdings Inc. will merge with BioProgress Technology International, which will become a subsidiary of BioProgress PLC (other than shares representing approximately 1.27% of the voting and economic rights in BioProgress Technology International which will continue to be owned by one of the directors of BioProgress PLC).

     - You will receive one of our ordinary shares in exchange for each share of common stock of BioProgress Technology International which you own.

     - Our ordinary shares will be admitted to trading on the Alternative Investment Market of the London Stock Exchange.

TAX CONSEQUENCES OF THE REINCORPORATION

     Stockholders are urged to read the more detailed summary of the tax consequences of the reincorporation set forth under "Material Tax Consequences".

REASONS FOR THE REINCORPORATION

     We have proposed the reincorporation to obtain a trading facility on the Alternative Investment Market in London. We believe that due to BioProgress Technology International's:

     -  small size and early stage of development,

     -  location of facilities and management outside the US, and

     -  control by foreign shareholders,

     BioProgress Technology International has experienced low market interest among analysts and institutional investors in the US. BioProgress Technology International is proposing the reincorporation so as to become the subsidiary of a UK company whose shares will be traded on the Alternative Investment Market of the London Stock Exchange. We believe, based on the advice of our financial advisor, Collins Stewart Limited, that a UK company with shares traded on the Alternative Investment Market may potentially generate more market interest in its home country than in the US and could potentially have better access to future capital raising in the UK and Europe.

YOUR CONSENT IS NEEDED TO APPROVE THE REINCORPORATION

     The reincorporation must be approved by holders of a majority of the common stock of BioProgress Technology International. We are asking you to return the enclosed Form of Written Consent in Lieu of a Meeting, if you approve of the transaction. We expect the reincorporation to occur on or about March 28, 2003, assuming we receive written consents in favor of the transaction representing at least a majority of the common stock of BioProgress Technology International and we will issue a press release and file a report on Form 8-K announcing the exact date the reincorporation becomes effective. We believe that our directors and officers and certain large shareholders (and their affiliates) intend to support the reincorporation. We expect them to execute and deliver written consents that, together, will make up 33.6% of the voting stock. See "Solicitation of Written Consent".

OWNERSHIP AFTER THE REINCORPORATION

     The result of the proposed reincorporation is that our shares will be owned directly and in the same proportions by the same persons who currently own the shares of BioProgress Technology International.

CONDITIONS TO THE REINCORPORATION

     Completion of the reincorporation is conditional on a number of factors including, among others, the registration statement of which this proxy statement/prospectus is a part remaining effective, receipt of the required written consents of the shareholders of BioProgress Technology International and the continued validity of certain UK tax clearances which have been obtained.

REGULATORY REQUIREMENTS

     The reincorporation is not subject to any regulatory requirements other than the US federal securities laws. BioProgress Technology International and BioProgress PLC have filed a registration statement on Form F-4 which includes the proxy statement/prospectus to comply with those requirements. For our admission to the Alternative Investment Market we must produce an admission document disclosing the information specified in the London Stock Exchange's rules relating to the Alternative Investment Market of the London Stock Exchange. In addition, an admission application form and declaration from Collins Stewart Limited, our nominated adviser for the purposes of the London Stock Exchange's rules relating to the Alternative Investment Market, must be prepared.

COMPARISON OF THE LAWS OF NEVADA AND ENGLAND AND WALES

     There are differences between the rights of stockholders under the law of Nevada and the law of England and Wales. In addition, there are differences between the current articles of incorporation and by-laws of BioProgress Technology International and the memorandum of association and articles of association of BioProgress PLC. See "Comparison of the Laws of Nevada and England and Wales" and "Description of BioProgress Ordinary Shares" for further details.

EXPECTED TRADING MARKET FOR THE ORDINARY SHARES

     It is intended that our ordinary shares will be admitted to trading on the Alternative Investment Market of the London Stock Exchange under the symbol "BPRG".

RISK FACTORS

     This proxy statement/prospectus includes certain additional factors related to our operations and strategies and the reincorporation. Stockholders should read carefully the section entitled "Risk Factors" below.

EXCHANGE OF CERTIFICATES

     You do not need to do anything with your share certificates. After the reincorporation they will be deemed to represent ordinary shares of BioProgress PLC.

RESTRICTIONS ON U.S. PERSONS HOLDING ORDINARY SHARES

     Non UK persons are free to acquire and hold BioProgress PLC shares, however, unless you have or establish a relationship with a broker or nominee who has an account with CREST, the UK's electronic settlement system, you will have to hold your ordinary shares and settle in certificated form.

DISSENTERS' RIGHTS

     Holders of common stock of BioProgress Technology International will not be entitled to dissenters' rights under Nevada law in connection with the reincorporation. See "The Reincorporation -- Dissenters' Rights".

STRUCTURE CHART

     The following charts shows the corporate structures before and immediately after the reincorporation:

  BEFORE THE REINCORPORATION(1)

[FLOW CHART]
---------------

(1) Dormant companies are not shown on this chart

(2) Owned 46.6% by BioProgress Technology International.

(3) Series C Preferred Stock is owned by one US director representing approximately 1.27% of the voting and economic rights in this Company.

  AFTER THE REINCORPORATION(1)

[FLOW CHART]
---------------

(1) Dormant companies are not shown on this chart

(2) Owned 46.6% by BioProgress Technology International.

(3) Series C Preferred Stock is owned by one US director representing approximately 1.27% of the voting and economic rights in this Company.

                                  RISK FACTORS

     Statements concerning our future results of operations, our financial condition and business are "forward-looking" statements as defined in the Securities Act of 1933 and the Securities Exchange Act of 1934. Investors are cautioned that information contained in these forward-looking statements is inherently uncertain, and that actual performance and results may differ materially due to numerous risk factors, including, but not limited to, the risks outlined below. You should carefully consider the following factors, as well as other information regarding BioProgress PLC, BioProgress Technology International and the reincorporation contained in this proxy statement/prospectus.

CERTAIN RISKS ASSOCIATED WITH THE REINCORPORATION

 U.S. HOLDERS OF BIOPROGRESS TECHNOLOGY INTERNATIONAL STOCK MAY OWE U.S. TAX ON THE REINCORPORATION.

     If you are a United States holder (as defined in Material Tax Consequences, below), you will recognize gain, if any, but not loss, upon the receipt of BioProgress PLC ordinary shares in exchange for BioProgress Technology International stock pursuant to the reorganization. That gain generally will equal the excess, if any, of the fair market value of the ordinary shares received in exchange for BioProgress Technology International stock in the merger. That gain generally will be taxed as capital gain. If you are an individual and have held the common stock for more than one year, you generally will be taxed at a maximum rate of 20% on the exchange.

     You will not be permitted to recognize any loss on your exchange of BioProgress Technology International stock for BioProgress PLC ordinary shares. Instead, if you would have recognized a loss, your aggregate tax basis in the BioProgress PLC shares you receive will equal your aggregate tax basis in the BioProgress Technology International stock you surrender.

 YOU MAY BE SUBJECT TO ADDITIONAL TAX IF BIOPROGRESS PLC DECIDES TO PAY
 DIVIDENDS.

     BioProgress PLC has no immediate plans to pay dividends after the reincorporation. However, if it does, you will be taxed on the dividend. If you are a United States holder that is a corporation incorporated in the United States, you may not be able to claim a dividends received deduction because we will not be a corporation incorporated in the United States. Because the distributions would come from a foreign corporation, some or all of them may be deemed to have come from foreign sources for purposes of calculating any foreign tax credit that may be available to you. The foreign tax credit rules are complex, subject to interpretation, and limited by many specific requirements that are unique to individual taxpayers. As a result, we urge you to consult with your own tax advisor regarding the possible foreign tax credit consequences of any future distributions.

     WE URGE YOU TO CONSULT YOUR TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO YOU OF ANY FUTURE DISTRIBUTIONS FROM US.

 IF YOU ARE A U.S. PERSON WHO WILL OWN MORE THAN 10% OF THE ORDINARY SHARES OF BIOPROGRESS PLC YOU MAY BE SUBJECT TO OTHER TAX CONSEQUENCES.

     Shareholders who own more than 10% of the shares of a foreign company may also be subject to other special complex tax rules not described in this proxy/statement prospectus. If you are a U.S. person who will hold more than 10% of BioProgress PLC's ordinary shares, we urge you to consult your own tax consultant.

 BIOPROGRESS PLC COULD BE TAXED IN THE UNITED STATES AS A RESULT OF LEGISLATION CURRENTLY UNDER CONSIDERATION.

     BioProgress Technology International is currently subject to U.S. corporate income tax on its worldwide income. After the reorganization, BioProgress Technology International will continue to be subject to U.S. corporate income tax, including U.S. tax on certain operations of the U.K. subsidiaries of BioProgress Technology International . If BioProgress PLC establishes new subsidiaries outside the U.S., those subsidiaries ordinarily would not be subject to tax in the United States. However, several members of the United States Congress have introduced legislation that, if enacted, could have significant tax consequences to us. All proposals discussed below originally were introduced in the prior Congress and would need to be reproposed in the current

Congressional term. Some already have been reproposed, and the number of proposals and the continued attention given to "expatriation" transactions mean that legislation resembling one or more if the proposals discussed below may be enacted.

     One group of proposals would treat a foreign corporation, like BioProgress PLC, who undertake a corporate expatriation transaction, such as the reorganization, as a domestic corporation. These proposals have various effective dates, but all would apply retroactively and would cause BioProgress PLC to be treated as a domestic corporation. If any of these proposals ultimately is adopted, BioProgress PLC will be taxed in the United States on its worldwide income, including certain income earned by its subsidiaries that are not United States corporations, much as BioProgress Technology International is now. In addition, we may lose the ability to claim certain tax losses in the United States.

     Under some proposals, BioProgress Technology International could be subject to a tax at the time of the reincorporation on the excess of our assets' fair market value over their basis.

     Another proposal would deny a foreign corporation that may otherwise be entitled to certain benefits under a tax treaty between the United States and a foreign country those treaty benefits, unless that foreign corporation is predominantly owned by individuals who are residents of such foreign country. If this proposal is enacted, the United States may deny us the benefits of the United States-United Kingdom tax treaty.

     Due to the preliminary nature of these proposals and as BioProgress Technology International has never been profitable and has not paid U.S. tax we cannot quantify the effect these proposals may have.

 U.S. TAX CONSEQUENCES TO HOLDERS OF BIOPROGRESS PLC SHARES COULD CHANGE IF THE LEGISLATION CURRENTLY UNDER CONSIDERATION IS ENACTED.

     If BioProgress PLC is treated as a United States corporation as a result of the proposed legislation discussed in "Risk Factors -- BioProgress PLC Could be Taxed in the United States as a Result of Legislation Currently Under Consideration," above, your tax treatment may differ from that described under "Certain United States Tax Consequences of the Reincorporation."

 IF BIOPROGRESS PLC BECOMES A PASSIVE FOREIGN INVESTMENT COMPANY, U.S. SHAREHOLDERS COULD SUFFER ADVERSE TAX CONSEQUENCES.

     If BioProgress PLC acquires significant passive assets, such as cash or marketable securities, or engages in transactions producing passive income, it could be classified as a passive foreign investment company or PFIC for United States federal income tax purposes. A sale of all or most of BioProgress PLC's business could result in the acquisition of a substantial amount of passive assets and, in certain circumstances, may result in BioProgress PLC being classified as a PFIC. If BioProgress PLC becomes a PFIC, United States holders of its stock would be subject to a special tax regime imposed upon PFICs. If BioProgress PLC becomes a PFIC, United States holders will be taxed at ordinary income rates (rather than favorable capital gains rates) when they sell BioProgress PLC stock, and they will also be taxed on an imputed interest amount.

 THE REINCORPORATION INTO A COMPANY INCORPORATED IN ENGLAND AND WALES MAY MATERIALLY AFFECT STOCKHOLDERS' RIGHTS.

     BioProgress PLC was formed solely to accomplish the reincorporation of BioProgress Technology International into an English company. The laws of England and Wales may be materially different than the laws of Nevada, under which BioProgress Technology International is incorporated. The differences between the laws of England and Wales and Nevada may materially affect your interests. For a discussion of material differences between the laws of England and Wales and Nevada see "Comparison of the Laws of Nevada and England and Wales" in this document. Examples of important negative differences include the following:

     - English law contains restrictions on BioProgress PLC's ability to make a distribution (which includes the payment of a dividend to shareholders and the redemption of its own shares) out of profits available for the purpose. Although similar requirements exist in Nevada, the specific requirements of English law, in general, make it more difficult to declare a dividend.

     - English law and the provisions of the UK takeover code make it extremely difficult for management to adopt defenses to unwanted takeovers whereas in the US takeover defenses are more acceptable.

     - Unlike Nevada companies, directors of BioProgress PLC are elected until they resign or are removed. The constitutional documents of BioProgress PLC require its directors to resign every three years (staggered among the different directors), although they are permitted to offer themselves for re-election by shareholders at the shareholders' meeting at which they resign. Shareholders may, however, remove directors by a majority vote at any meeting called for that purpose. This process may make it more difficult to change the board.

     - A quorum for a meeting of shareholders of BioProgress PLC is only two shareholders present in person or by proxy and who are entitled to vote, regardless of the number of shares they hold. This could permit shareholders who own a small percentage of shares to constitute a quorum to approve resolutions.

     - Unless a poll vote is called, voting at shareholders' meetings in a UK company is by a show of hands (with each shareholder present at the meeting having one vote) not by a count of the number of shares voting. A proxy cannot vote on a resolution decided on a show of hands. A poll may only be called by the chairman of the meeting, or three shareholders present in person or by proxy or a shareholder present in person or by proxy holding 10% of the total voting rights of all the shareholders entitled to attend and vote at the meeting or 10% of the total sum paid up on the shares conferring a right to attend and vote at the meeting. Thus, if you vote by proxy, your influence may be less than in a Nevada company.

     - Unlike BioProgress Technology International, BioProgress PLC will need unanimous approval of any action taken by written consent of shareholders in lieu of a meeting which could impact the efficiency of taking corporate action.

 YOU MAY NOT BE ABLE TO ENFORCE A U.S. JUDGMENT AGAINST US OR OUR OFFICERS AND DIRECTORS IN ENGLAND.

     BioProgress PLC is an English company and a majority of its officers and directors are residents of various jurisdictions outside the United States. A substantial portion of our and such persons' assets are located outside the United States. As a result, it may be difficult for U.S. investors to effect service of process within the United States upon such persons or to enforce in United States courts judgements obtained against such persons including judgements of United States courts predicated under United States securities laws. BioProgress PLC will arrange that it may be served with process with respect to actions based on offers and sales of securities made hereby in the United States by serving BioProgress Technology International, Inc., 9055 Huntcliff Trace, Atlanta, Georgia 30350-1935, United States, as United States agent appointed for that purpose. We have been advised by our English counsel, Dechert, that there is doubt as to whether English courts would enforce judgements of United States courts obtained in actions against such persons or us that are predicated upon the civil liability provisions of the Securities Act. There is no treaty in effect between the United States and England providing for such enforcement, and there are grounds upon which English courts may enforce judgements of United States courts. BioProgress PLC has been advised by its English legal counsel, Dechert, that there is also doubt as to the direct enforceability in England against any of these persons in an original action of civil liabilities predicated solely upon the federal securities laws of the United States.

 BIOPROGRESS TECHNOLOGY INTERNATIONAL'S FORMER USE OF ARTHUR ANDERSEN LLP AS ITS INDEPENDENT PUBLIC ACCOUNTANTS MAY POSE RISKS TO US AND WILL LIMIT YOUR ABILITY TO SEEK POTENTIAL RECOVERIES FROM THEM RELATED TO THEIR WORK.

     Arthur Andersen LLP, independent accountants, were engaged as the principal accountants to audit BioProgress Technology International's financial statements until they resigned on July 31, 2002 when BioProgress Technology International engaged Grant Thornton Limited in their place. In June 2002, Arthur Andersen was convicted on a federal obstruction of justice charge. Some investors, including institutional investors, may choose not to invest in or hold securities of a company whose prior financial statements were audited by Arthur Andersen, which may serve to, among other things, suppress the price of our shares. In addition, SEC rules require us to present our audited financial statements in various SEC filings, along with Arthur Andersen's consent to our inclusion of its audit report in those filings. The SEC has provided temporary regulatory relief designed to allow companies that file reports with the SEC to dispense with the requirement to file a consent of Arthur Andersen in certain circumstances. Notwithstanding the SEC's temporary regulatory relief, the inability of Arthur Andersen to provide its consent or to provide assurance services to us with regard to future SEC filings could negatively affect our ability to, among other things, access capital markets.

     We cannot assure you that BioProgress PLC's will be able to continue to rely on the temporary relief granted by the SEC. If the SEC no longer accepts financial statements audited by Arthur Andersen, this may affect BioProgress PLC's ability to access the public capital markets in the future unless BioProgress PLC's current independent auditors or another independent accounting firm is able to audit the financial statements originally audited by Arthur Andersen. Any delay or inability to access the capital markets at a time when additional capital is needed may have an adverse impact on our business. After reasonable efforts, BioProgress PLC's has not been able to obtain Arthur Andersen's consent to the inclusion in this prospectus of its audit reports. Accordingly, investors will not be able to sue Arthur Andersen under Section 11 of the Securities Act of 1933 for material misstatements or omissions, if any, in this prospectus or the registration statement including the financial statements covered by their previously issued reports. Moreover, Arthur Andersen has ceased operations. Should it declare bankruptcy or avail itself of other forms of protection from creditors, it is unlikely you would be able to recover damages from Arthur Andersen for any claim against them.

RISKS RELATING TO OUR BUSINESS

 OUR LIMITED OPERATING HISTORY MAKES EVALUATING OUR BUSINESS DIFFICULT.

     We began demonstrations of our XGel(TM) product during the early part of 2000 and executed the first sale of a license of XGel(TM) film systems during August 2000. Accordingly, we have only a limited operating history in order to evaluate our business. The risks, expenses and difficulties that an early-stage company like ours faces must be considered. These risks include our ability to successfully complete the production engineering, manufacture and commissioning of each of the five XGel(TM) products that currently form our product offering. We must:

     -  successfully respond to competitive developments;

     -  continue to upgrade our products and service offerings;

     -  continue to attract, retain and motivate qualified personnel; and

     - continue to attract financing to support the planned growth of our business.

     We believe that period-to-period comparisons of our operating results are not meaningful.

 GROWTH OF OUR BUSINESS MAY SUFFER IF NEW CUSTOMERS DO NOT ACCEPT OUR PRODUCT OFFERINGS.

     BioProgress Technology International has historically derived substantially all of its revenues from XGel(TM) products and associated services. We anticipate that these sources will continue to account for almost all of our revenues for the foreseeable future. As a result, our business will suffer if the market does not accept our product offerings and our future enhancements of these product offerings. If demand for our product offerings drops as a result of competition, technological change or other factors, our revenue could decrease.

     The market for gelatin replacement materials and means of processing is still emerging and it may not continue to grow. Even if the market does grow, businesses may not adopt our product offerings as gelatin substitutes. We have expended, and intend to continue to expend, considerable resources educating potential customers about the XGel(TM) products and our services in general and about the features of the XGel(TM) film system and new product development opportunities afforded by it in particular. However, our product offerings may not achieve any additional degree of market acceptance.

 WE DEPEND ON A FEW INDUSTRIES FOR MOST OF OUR SALES, AND WE MAY NOT BE SUCCESSFUL IN EXPANDING BEYOND THOSE LIMITED MARKETS.

     A substantial portion of our revenues has been derived from sales to manufacturers of fast moving consumer goods, vitamins herbs and minerals and confectionery products. We may not continue to be successful in these markets. These markets may not be large enough to generate sufficient revenue for our products. In addition, we may not be successful in achieving significant market acceptance in other markets that we target.

 THE LOSS OF ONE OF OUR LARGEST CUSTOMERS COULD CAUSE OUR REVENUES TO DROP QUICKLY AND UNEXPECTEDLY.

     In fiscal 2000, our top three customers accounted for 96% of total revenues, with Proctor and Gamble accounting for 67.5% of total revenues and the remaining 28.5% attributable to Boots and EcoProgress. In fiscal 2001, our top five customers accounted for 93% of total revenues, with Proctor and Gamble accounting for 43% and the four other customers (Boots, EcoProgress, Peter Black and VAX) contributing the remaining 50%. Our contract with the Proctor & Gamble Company has been completed. For the nine months ending September 30, 2002 our top five customers were Bristol-Myers Squibb, Convatec, Peter Black, Farmasierra and Boots, accounting for approximately 95% of total revenues approximately evenly spread across the five of them. Our contracts with Bristol-Myers Squibb expires in 2022. Our contract with Convatec expires in 2022. Our contracts with Peter Black expire on the later of 2022 or ten years after products using our technology are first put on the market in the European Union. Our contract with Farmasierra expires in 2022 and our contract with Boots expires in 2022. Although we have written agreements with these customers the revenue generated from these contracts depends upon the successful commercialization of consumer products using our technology. We cannot be certain that our customers will continue to do business with us after the contracts expire, that business from existing customers will continue at the levels of previous periods, or that we will be able to do a significant amount of business with new customers. If we lose one of our customers, our revenues could drop more quickly than we could reduce expenses. This could substantially harm our financial results.

 WE DEPEND UPON LICENSES WITH MANUFACTURERS FOR REVENUES.

     Revenues from our technologies will be dependent upon the production and sale of products utilizing our technologies. We do not currently possess the ability or resources necessary to complete on our own the development, testing, regulatory approval process and commercialization for products utilizing our technologies and we do not currently intend independently to market products incorporating our technologies in the foreseeable future. It is our strategy to seek to enter into agreements with manufacturers which will assist us in developing, testing and obtaining governmental approval for, and the marketing and commercialization of, the various formulations of our technologies. Although we attempt to obtain minimum license payments, the amount of revenue we will earn under our customer contracts is dependant upon our licensee's ability to commercialize products using our XGel(TM) technology. We may be unable to enter into additional collaborative arrangements with respect to product development utilizing our technologies. Existing or future collaborative arrangements may not lead to successful consumer product sales. Milestones to receive revenue in such agreements may not be met. If we are unable to obtain development assistance and funds from manufacturers to fund a portion of our product development costs and to commercialize products, we may have to delay, scale back or curtail one or more of our activities.

     We have no control over the resources and attention devoted by our collaborative partners to the development of a product candidate and, to the extent resources devoted are limited, products using our technology may not be commercially successful. If any of our collaborators breaches or terminates its agreement with us or otherwise fails to conduct its collaborative activities in a timely manner, the development or commercialization of the product candidate or research program under such collaborative agreement may be delayed, and we may be required to devote unforeseen additional resources to continue such development or commercialization, or terminate such programs. Disputes may arise in the future with respect to the ownership of rights to any technology developed with third parties. These and other possible disagreements with collaborators could lead to delays in the collaborative research, development or commercialization of certain product candidates, or could require or result in litigation or arbitration, which would be time consuming and expensive.

 WE NEED ADDITIONAL CASH TO OPERATE OUR BUSINESS AND OUR VIABILITY AS A GOING CONCERN IS UNCERTAIN.

     Since our inception, we have incurred significant losses and negative cash flow from operations, and as of December 31, 2001, we had an accumulated deficit of approximately $18.8 million. Based on our present operating expenses, taking into account available cash reserves, we will not be able to continue as a going concern beyond this current year without an increase in cash flow from operations and/or the infusion of addition capital to fund operations. We expect to meet our working capital obligations and other cash requirements with cash derived from operations and from placement of additional equity by issuance of ordinary or preference shares of BioProgress PLC.

     Cash from operations and the other sources described above may not be sufficient for our operating needs. We may not be able to achieve profitability on a consistent basis, if at all and our ability to continue as a going concern could thus be impaired. In the event that cash flow from operations is less than anticipated and we are unable to secure additional funding, in order to preserve cash, we would be required to further reduce expenditures and effect further reductions in our corporate infrastructure, either of which could restrict our ability to continue our operations. Even if we obtain additional working capital in the near future, the need for additional funding may be accelerated and additional funding may not be available on terms acceptable to us, if at all.

 OUR STOCK PRICE OR OUR BUSINESS COULD BE ADVERSELY AFFECTED IF WE ARE NOT ABLE TO EFFICIENTLY INTEGRATE ACQUISITIONS. DURING JUNE, 2001 WE ACQUIRED PRODESIGN TECHNOLOGY LTD.

     We have consummated and we may continue to pursue acquisitions that provide new technologies, products or service offerings. Due to our limited cash resources, future acquisitions by us may involve potentially dilutive issuances of equity securities. We also may incur substantial additional liabilities and expenses, such as debt or amortization expenses related to goodwill and other intangible assets. Acquisitions involve numerous risks, including:

     -  difficulties in the assimilation of the operations, technologies;

     -  integration of products and personnel of the acquired company;

     - the diversion of our small management team's attention from other business concerns;

     - risks of entering markets in which we have no or limited prior experience; and

     -  the potential loss of key employees of the acquired company.

     Any or all of the above could reduce our revenue or delay or restrict the growth of our business.

 WE HAVE A LIMITED ABILITY TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS AND OTHERS COULD INFRINGE ON OR MISAPPROPRIATE OUR PROPRIETARY RIGHTS.

     Our success and ability to compete are substantially dependent on our internally developed technologies and trademarks, which we protect through a combination of patent, trademark and trade secret laws, confidentiality procedures and contractual provisions.

     As a small company with limited resources to devote to protecting our intellectual property we may not have protected all of our intellectual property rights. In addition, despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our technology or to obtain and use information that we regard as proprietary. Policing unauthorized use of our technology is difficult. In addition, the laws of some foreign countries do not protect our proprietary rights to the same extent as the laws of the United States and certain European countries. Furthermore, our competitors may independently develop technology similar to ours.

     The number of intellectual property claims may increase as the number of competing products grows and the functionality of products in different industry segments overlaps. Although we are not aware that any of our products infringe upon the proprietary rights of third parties, third parties may still claim infringement by us with respect to current or future products. Any of these claims, with or without merit, could be time-consuming to address, result in costly litigation, cause product shipment delays or require us to enter into royalty or licensing agreements. These royalty or licensing agreements, if required, might not be available on terms acceptable to us or at all.

 WE DEPEND ON KEY PERSONNEL FOR OUR SUCCESS, THE LOSS OF ANY OF WHOM COULD AFFECT THE GROWTH AND DEVELOPMENT OF OUR BUSINESS.

     Our success depends upon the continued contributions of our executive officers and scientific and technical personnel especially Robert Graham Hind, Malcolm Brown, Louise Mulroy, Stephen Kessel, Edward Nowak and Jason Teckoe. During our operating history, many key responsibilities have been assigned to a relatively small number of individuals. The competition for qualified personnel is intense, and the loss of services of certain key personnel could adversely affect the growth and development of our business. We have employment agreements with each of our senior management and certain key scientific personnel and they have each confirmed their intention to remain with us following the reincorporation.

 OUR FOUNDERS, OFFICERS AND PRINCIPAL STOCKHOLDERS HAVE SUBSTANTIAL CONTROL OVER OUR VOTING STOCK AND HAVE THE ABILITY TO MAKE DECISIONS THAT COULD ADVERSELY AFFECT OUR STOCK PRICE.

     As of December 2, 2002, our directors, officers and certain large shareholders (and their affiliates), assuming exercise of all of their outstanding options, held 19,135,035 shares, or approximately 35.0%, or 33.6% assuming no exercise of options, of BioProgress Technology International's outstanding common stock. Consequently, this group will be able to significantly influence the outcome of all matters submitted for stockholder action, including the election of members to the board of directors and the approval of significant change in control transactions, which may have the effect of delaying or preventing a change in control. Representatives of the controlling stockholders constitute all six directors and will therefore have significant influence in directing the actions of the board of directors.

 WE MAY BE SUBJECT TO FUTURE PRODUCT LIABILITY CLAIMS WHICH COULD BE TIME CONSUMING AND COSTLY.

     Our business exposes us to potential product liability risks that are inherent in the testing, manufacturing and marketing of products used for human ingestion. Product liability results from harm to end users using our products that were either not communicated as a potential side-effect or were more extreme than communicated. Although we believe that the ingredients used in our products are not harmful, the risk of accidental contamination of or injury from our products cannot be completely eliminated.

     While our license agreements with our customers typically contain provisions designed to limit our exposure to potential product liability claims, it is possible that these provisions may not be effective under the laws of certain jurisdictions. Although we believe our products contain suitable substances for human ingestion, products using our technology have not been distributed widely yet and therefore adverse reactions may occur once our products are available on a wide scale basis. While we have not experienced any product liability claims to date, we may be subject to such claims in the future. Defending these claims, regardless of merit, could entail substantial expense and require the time and attention of key management personnel.

 WE ARE DEPENDENT ON A SMALL NUMBER OF SUPPLIERS.

     We currently contract with Speciality Films, George Listers, Monosol and Polyamer Films, as suppliers to produce the film we use in our XGel(TM) film system. There are currently no formal agreements in place with any supplier. There are a limited number of producers capable of producing film for us and it could take an extended period of time to transition to a new supplier. A loss of one of our sources of supply could prevent us from meeting customer orders and damage our customer relations.

RISKS RELATING TO OUR INDUSTRY

 OUR BUSINESS WILL NOT BE SUCCESSFUL IF WE DO NOT KEEP UP WITH THE RAPID CHANGES IN OUR INDUSTRY.

     Vitamin, mineral, supplement and drug delivery, biotechnology, pharmaceutical science and manufacturing are evolving fields in which developments are expected to continue at a rapid pace. Our success depends, in part, upon maintaining a competitive position in the development of products and technologies in our areas of focus. Our competitors may succeed in developing competing technologies or obtaining regulatory approval for products more rapidly than we or our customers are able. Future developments by others may render our products or the compounds used in combination with our products uncompetitive or obsolete.

 WE FACE STRONG COMPETITION.

     Our competitors may be able to develop products and services that are more attractive to businesses than our products and services. Most of our competitors, such as Banner Pharmacaps, Swiss Caps and Eurocaps GlaxoSmithKline, have longer operating histories, significantly greater financial, technical, marketing and other resources, greater name recognition and larger customer bases. As a result, they may be able to adapt more quickly to new or emerging technologies and changes in customer requirements. They also may be able to devote greater resources to the promotion and sale of their products and services than us. If these companies introduce products and services that effectively competed with our products and services, they could be in a position to charge lower prices. This could give them a competitive advantage over us.

     In order to be successful in the future, we must continue to respond promptly and effectively to the challenges of technological change and competitors' innovations. If we cannot compete successfully with existing or new competitors, we may have to reduce prices on our products, which could lead to reduced profits.

RISKS RELATED TO OUR SHARES

 EXCHANGE RATE FLUCTUATIONS MAY REDUCE THE VALUE OF BIOPROGRESS PLC SHARES FOR U.S. HOLDERS.

     Individuals and entities located in the U.S. who hold our ordinary shares will bear exchange rate risk. Our ordinary shares issued in the merger will be traded on the Alternative Investment Market of the London Stock Exchange and will be priced in pounds sterling. As a result, US holders of our ordinary shares who would like to sell their shares on a market must sell them on the Alternative Investment Market and have the proceeds of the sale converted into dollars. Holders may receive a reduced dollar value upon the sale of their shares as the result of the dollar/pound sterling exchange rate in effect at that time.

                           FORWARD LOOKING STATEMENTS

     We have made forward looking statements in this proxy statement/prospectus that are based on the beliefs of our management as well as assumptions made by, and information currently available to, us. These statements include the receipt of regulatory approvals, the adequacy of our capital resources, trends relating to our business and others. When used in this document, the words "anticipate," "believe," "estimate," "expect," "plan," and "intend" and similar expressions, as they relate to us or our management, are intended to identify forward-looking statements.

     Forward-looking statements reflect the current view of our management with respect to future events and are subject to certain risks, uncertainties and assumptions. Many factors could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements that may be expressed or implied by the forward-looking statements, including, among others, those set forth in "Risk Factors" and the following:

     -  the failure to maintain adequate capital resources;

     -  competition to the businesses;

     -  the lack of acceptance of any new products we may develop;

     -  changes in currency exchange rates;

     -  changes in general economic and business conditions;

     -  changes in business strategy; and

     - any significant delay in the expected completion of the reincorporation and risks that the benefits anticipated from the reincorporation may not be fully realized.

     Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described in this proxy statement/prospectus as anticipated, believed, estimated, expected, planned or intended.

     In addition, the terrorist attacks on September 11, 2001 have adversely affected the economy generally. These developments have, and will continue to, adversely affect our business, although we are not able to quantify or reliably estimate the future impact that these matters may have on our businesses, results of operations or financial condition.

                        SOLICITATION OF WRITTEN CONSENT

     BioProgress Technology International is mailing a copy of this proxy statement/prospectus to each holder of record of common stock. Solicitations of written consent will be made by mail and may also be made by our officers, or by other regular employees, personally, by telephone or by other electronic means. We do not presently intend to but may also request that brokers and other nominees solicit written consents from stockholders whose shares are held in accounts, street name, or at brokerage firms. BioProgress Technology International will bear the cost of the solicitation of written consent from its stockholders. We understand that directors and officers of BioProgress Technology International and certain large shareholders (and their affiliates) holding approximately 33.6% of the common stock intend to give their consent. Once we have received the written consent of more than 50% of BioProgress Technology International common stock we intend to complete the reincorporation as quickly as possible once other conditions have been fulfilled.

                      WHERE YOU CAN FIND MORE INFORMATION

     BioProgress Technology International, is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, is required to file reports and other information with the Securities and Exchange Commission relating to its business, financial condition and other matters. Certain information as of particular dates concerning its directors and officers and other matters, the principal holders of its securities and any material interest of such persons in transactions with it is required to be disclosed in proxy statements distributed to stockholders and filed with the SEC.

     BioProgress Technology International. files annual, quarterly and special reports, and other information with the SEC. Its SEC file number is 0-24736. Copies of the Annual Report on Form 10-KSB, as amended, for the fiscal year ended December 31, 2001 and other reports are available for inspection at the locations referred to below.

     The reports and other information should be available for inspection at the SEC's public reference facilities of the SEC at 450 Fifth Street, N.W., Washington, DC 20549. Please call the Commission at 1-800-SEC-0330 for further information. Copies of such information should be obtainable, by mail, upon payment of the SEC's customary charges, by writing to the SEC's principal office at 450 Fifth Street, N.W., Washington, DC 20549. The Commission also maintains a web site on the Internet (at http://www.sec.gov/) that contains reports and other information regarding registrants that file electronically with the Commission.

     BioProgress PLC, has filed a registration statement on Form F-4 to register its ordinary shares to be issued to stockholders of BioProgress Technology International in the reincorporation. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of BioProgress PLC in addition to being a proxy statement of BioProgress Technology International as allowed by SEC rules, this proxy statement/prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

     Upon completion of the reincorporation, BioProgress PLC will be subject to the informational requirements of the Exchange Act, as they apply to a foreign private issuer, and will file annual reports on Form 20-F and current reports on Form 6-K and other information with the Commission. As a foreign private issuer, it will be exempt from Exchange Act rules regarding the content and furnishing of proxy statements to stockholders and rules relating to short swing profits reporting and liability.

     BioProgress PLC will also be subject to the informational requirements of UK company legislation, in particular the Companies Acts 1985 and 1989 (as amended), the Public Offers of Securities Regulations 1995 (as amended), the Criminal Justice Act 1993 (as amended) and the Financial Services and Markets Act 2000, and will be required to file annual accounts and certain other administrative information with the Registrar of Companies in England and Wales. BioProgress PLC must file an annual return containing basic company information with the Registrar of Companies in England and Wales within 28 days after each anniversary of the company's incorporation date. Under the Companies Act 1985 BioProgress PLC, as a public company, must deliver audited accounts to the Registrar of Companies in England and Wales within seven months of the end of each financial year. As long as BioProgress PLC's shares are admitted to trading on the Alternative Investment Market, it must follow the requirements of the Alternative Investment Market Rules (which include requirements to publish half-yearly reports and annual audited accounts), the City Code on Takeovers and Mergers and the Rules governing Substantial Acquisition of Shares. Such reports and other information will be available from the Registrar of Companies in England and Wales or through a regulatory information service approved by the London Stock Exchange or through the Alternative Investment Market section of the London Stock Exchange website (http://www.londonstockexchange.com) as applicable.

                              THE REINCORPORATION

GENERAL

     BioProgress PLC and BioProgress Technology International propose the following reincorporation (the "Reincorporation") of the current business of BioProgress Technology International. The Reincorporation will be implemented pursuant to an agreement and plan of merger (the "Reincorporation Plan") included as Annex A of the proxy statement/prospectus the terms of which are incorporated herein by reference.

 DETAILS OF THE REINCORPORATION

     1. BioProgress Holdings, Inc. a wholly owned subsidiary of BioProgress PLC will be merged with and into BioProgress Technology International (the "Merger"). Pursuant to the Merger, stockholders will receive one ordinary share in BioProgress PLC, par value L0.01 for each BioProgress Technology International share of common stock, par value $.001 per share owned, and one preference share of BioProgress PLC, par value L0.005, for each BioProgress Technology International share of Series B preferred stock, par value $.01 per share owned. Shares of series C Preferred Stock will not be exchanged in the Reincorporation.

     2. BioProgress Technology International will survive the Merger as a wholly owned subsidiary of BioProgress PLC (other than 1.27% which will be owned by Larry Shattles, a U.S. director of BioProgress PLC, in the form of Series C Preferred Stock). The board of directors of BioProgress PLC intend to seek admission of BioProgress PLC's ordinary shares to trading on the Alternative Investment Market of the London Stock Exchange in London, England.

     3. On December 18, 2002, the Board of Directors of BioProgress Technology International unanimously approved the terms of the Reincorporation Plan. The Reincorporation Plan was unanimously approved by the directors of BioProgress PLC on December 18, 2002.

     BioProgress Technology International is requesting that stockholders of BioProgress Technology International approve the Merger and Reincorporation Plan by written consent in lieu of a meeting ("Stockholder Action"). BioProgress Technology International is proposing the Merger be consummated on or about March 28, 2003 assuming Stockholder Action has occurred by then. Upon consummation of the Merger, stockholders of BioProgress Technology International, other than Mr. Shattles, will receive the same number of ordinary shares and/or preference shares in BioProgress PLC as they currently hold in BioProgress Technology International. We will issue a press release and file a report of Form 8-K announcing the exact date on which the reincorporation occurs.

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BACKGROUND AND REASONS FOR THE REINCORPORATION

     The common stock of BioProgress Technology International is currently quoted on the Over the Counter Bulletin Board. The average daily trading volume during the two year period of 2001 and 2002 was approximately 24,000 shares. Over the entire two year period only approximately 18 million shares were traded in total. We have not benefited from securities analysts coverage or institutional interest in our shares. We believe that more than 50% of BioProgress Technology International shares are owned by non-US persons (primarily English shareholders). Of those shareholders we believe to be US persons, we believe that in excess of three quarters of the US shareholders own only one or two shares (or less than 0.0001% of all outstanding shares of common stock). Also, our business is conducted and managed in England. We believe the lack of interest on the part of analysts and US institutions is due to the fact that BioProgress is essentially a small English business operated and managed from the UK and controlled by non US shareholders and thus of little interest to US investors. This lack of general market interest has, we believe, led to difficulties in maintaining a liquid market for BioProgress Technology International stock and to raising additional capital on favorable terms. As a result and based on advice of our financial advisor, Collins Stewart Limited, we have concluded that if BioProgress Technology International were an English incorporated company whose shares were traded in London we could potentially attract more attention from English and European institutions and analysts than we have historically in the US. As discussed in this proxy statement/prospectus BioProgress PLC may need to raise additional capital in order to fund operations until such time as our products are commercialized and produce positive cash flow. We believe, based on advice of our financial advisor, that as a UK company whose shares are traded on the Alternative Investment Market in London we may face better prospects to raise capital on favorable terms than we would as a US company.

THE REINCORPORATION PLAN

     The Reincorporation will be effected by the merger of BioProgress Holdings into the BioProgress Technology International. The terms of the Merger are set forth in the Reincorporation Plan which is included herein as Annex A. Pursuant to the Reincorporation Plan:

     - BioProgress Holdings will merge with BioProgress Technology International and BioProgress Technology International will be the surviving corporation.

     - Each outstanding share of common stock of BioProgress Technology International will automatically be converted into one ordinary share of BioProgress PLC.

     - Each outstanding share of Series B preferred stock of BioProgress Technology International will automatically be converted into one preference share of BioProgress PLC.

     - Each share of Series C Preferred Stock will remain outstanding representing approximately 1.27% of the voting and economic rights of BioProgress Technology International.

     - Any options or warrants exercisable for shares of BioProgress Technology International common stock issued and outstanding immediately prior to the effective time will become exercisable for an equal number of ordinary shares of BioProgress PLC in accordance with the terms of such options.

CONDITIONS TO THE MERGER

     The Merger is subject to the following conditions:

     - the Merger must be adopted and approved by the stockholders of BioProgress Technology International;

     - the registration statement must remain effective under the Securities Act of 1933;

     - the UK Inland Revenue tax clearances which have been obtained must remain valid; and

     - the documents required by the Nevada Private Corporation Law must be filed with the Secretary of State in Nevada.

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

DISSENTERS' RIGHTS

     Provided that at the effective time of the Merger BioProgress Technology International still has in excess of 2000 record holders, stockholders of BioProgress Technology International common stock do not have dissenters' rights with respect to the reincorporation. Holders of BioProgress Technology International Preferred Stock who properly perfect their right may have dissenters' rights.

EFFECTIVE TIME

     We expect that on or about March 28, 2003, assuming Stockholder Action has been achieved, the corporate existence of BioProgress Holdings will cease upon the filing of the Articles of Merger with the Nevada Secretary of State and BioProgress Technology International will become a subsidiary of PLC. The Reincorporation Plan provides that the Merger may be abandoned by BioProgress PLC or BioProgress Technology International prior to the filing of the Articles of Merger.

UNITED STATES FEDERAL SECURITIES LAWS CONSEQUENCES

     THIS PROXY STATEMENT/PROSPECTUS DOES NOT COVER ANY RESALES OF BIOPROGRESS PLC ORDINARY SHARES RECEIVED NOR THE ISSUE OF ANY ORDINARY SHARES PURSUANT TO THE EXERCISE OF OPTIONS OR WARRANTS. NO PERSON IS AUTHORIZED TO MAKE ANY USE OF THIS PROXY STATEMENT/PROSPECTUS IN CONNECTION WITH ANY SUCH RESALE OR EXERCISE.

     All the ordinary shares received by you in the Reincorporation will be freely transferable, unless you are deemed to be an affiliate of BioProgress PLC under United States federal securities laws at the effective time of the Merger (unless you have contracted to limit your ability to sell). If you are deemed to be such an affiliate, the ordinary shares received in the Merger may be resold by you only in transactions permitted by Rule 145 under the United States securities Act of 1933 or as otherwise permitted under the Securities Act.

     Persons who may be deemed to be affiliates of BioProgress PLC for the above purposes generally include individuals or entities that control, are controlled by, or are under common control with BioProgress PLC and may include officers, directors and principal shareholders of BioProgress Technology International.

EXCHANGE OF SHARE CERTIFICATES

     As of the effective time of the Merger, the stockholders of BioProgress Technology International immediately before the effective time will automatically become the owners of BioProgress PLC ordinary shares and, as of the effective time, will cease to be owners of BioProgress Technology International's common stock. The articles of association of BioProgress PLC provide that share certificates representing the BioProgress Technology International's common stock, as of the effective time, will be deemed to represent an equivalent number of BioProgress PLC ordinary shares. Holders of the BioProgress Technology International's common stock will not be required to exchange their share certificates as a result of the reincorporation. Should a shareholder desire to sell some or all of his, her or its ordinary shares in BioProgress PLC, delivery of the share certificate or certificates which previously represented the BioProgress Technology International's common stock will be sufficient.

     Certificates bearing the name of BioProgress PLC will be issued in the normal course upon surrender of outstanding BioProgress Technology International common stock certificates for transfer or exchange. If any stockholder surrenders a certificate representing BioProgress Technology International's common stock for exchange or transfer and the new certificate to be issued is to be issued in a name other than that appearing on the surrendered certificate representing BioProgress Technology International's common stock, it will be a condition to such exchange or transfer that the surrendered certificate be properly endorsed and otherwise be in proper form for transfer and that the person requesting such exchange or transfer either: (1) pays us or our agents any taxes or other governmental charges required by reason of the issuance of a certificate registered in a name other than that appearing on the surrendered certificate; or (2) establishes to our satisfaction or our agents that those taxes or other governmental charges have been paid.

     For those stockholders of BioProgress Technology International who hold their shares in uncertificated form through the Depositary Trust Company ("DTC") you must either: (1) if your bank or broker/dealer has the capacity, request that your bank or broker/dealer open an account for you with the CREST settlement service ("CREST") in London where the DTC or your bank or broker/dealer will transfer your ordinary shares in BioProgress PLC; or (2) if your bank or broker/dealer does not have the capacity to open a foreign account, you, or your bank or broker/dealer will be issued a new share certificate representing BioProgress PLC ordinary shares. You should contact the person through whom you hold your shares to make these arrangements.

DESCRIPTION OF THE CREST SYSTEM

     CREST is a paperless settlement procedure enabling securities to be evidenced otherwise than by a certificate and transferred other than by a written instrument. BioProgress PLC's articles of association will permit the holding of ordinary shares in BioProgress PLC in uncertificated form under the CREST system. U.S. and other non UK persons may hold shares in CREST through a CREST participant in London.

ACCOUNTING TREATMENT

     The reincorporation will be accounted for using merger accounting rules under generally accepted accounting principles in the United Kingdom and as a recapitalization under US GAAP.

SHARE QUOTE

     Application will be made for the ordinary shares of BioProgress PLC to be admitted to trading on the Alternative Investment Market of the London Stock Exchange ("AIM") under the symbol "BPRG". It is expected that admission of those securities to trading on AIM will become effective and dealings for normal settlement will commence shortly after the Effective Time of the Merger.

                           MATERIAL TAX CONSEQUENCES

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following discussion summarizes material U.S. federal income tax consequences of the Reincorporation and ownership of BioProgress PLC shares to holders of BioProgress Technology International stock.

     A "U.S. holder" is:

     -  a citizen or resident of the U.S.;

     - a corporation or partnership (including an entity treated as a corporation or a partnership for federal income tax purposes) created or organized in or under the laws of the U.S., any state thereof or the District of Columbia (unless, in the case of a partnership, Treasury Regulations are adopted that provide otherwise);

     - an estate whose income is subject to U.S. federal income tax regardless of its source; or

     - a trust if a court within the U.S. is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust (or, in the case of certain trusts in existence on August 20, 1996, if the trust elects to be treated as a U.S. person).

     -  You are a "Non-U.S. holder" if you are not a U.S. holder.

     The following discussion applies only if you hold BioProgress Technology International stock, and will hold BioProgress PLC shares, as a capital asset, and not through a partnership or other flow-through entity; you do not hedge your investment in the BioProgress Technology International stock or BioProgress PLC shares; and you hold less than 10% of the BioProgress Technology International stock and will continue to hold less than 10% of the BioProgress PLC shares after the reincorporation. This discussion is based on the Internal Revenue Code, Treasury Regulations, cases and rulings in effect as of the date hereof and except as expressly noted does not take into account any possible future changes in the law or interpretations thereof. We have not requested a ruling from the Internal Revenue Service ("IRS") on the tax consequences of the reincorporation. As a result, the IRS could disagree with portions of this discussion

     WE URGE YOU TO CONSULT YOUR OWN TAX ADVISOR REGARDING YOUR PARTICULAR TAX CONSEQUENCES AS A RESULT OF THE REINCORPORATION.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO U.S. HOLDERS OF CURRENT SHARES

 TAXATION UPON RECEIPT OF BIOPROGRESS PLC SHARES

     You will have taxable gain, if any, but not loss, upon the receipt of BioProgress PLC shares in exchange for BioProgress Technology International stock pursuant to the reorganization. You will not, however, be permitted to claim a tax loss upon the receipt of BioProgress PLC shares.

     Your taxable gain generally will equal the excess, if any, of the fair market value of BioProgress PLC shares received in exchange for BioProgress Technology International stock. That gain generally will be taxed as capital gain, and will be long-term capital gain if you have held the BioProgress Technology International stock for more than one year. If you are an individual, long-term capital gain will be taxed at a maximum rate of 20%.

     You will not be permitted to recognize any loss on your exchange of BioProgress Technology International stock for BioProgress PLC shares. Instead, if you would have recognized a loss, your aggregate tax basis in the BioProgress PLC shares will equal your aggregate tax basis in the BioProgress Technology International common stock you surrender.

     We are required to send you a Form 1099-CAP showing, among other things, the number of BioProgress PLC shares you receive and the fair market value of those shares. US Holders should return the Form W-9 included with this proxy statement/prospectus to enable us to provide you with a Form 1099-CAP.

 TAXATION UPON FUTURE RECEIPT OF DIVIDENDS FROM BIOPROGRESS PLC

     We have no immediate plans to pay dividends after the Merger. However, if we do so, you will be taxed on the dividend. Because BioProgress PLC will not be a U.S. corporation, you will not be able to claim a dividends received deduction if you are a corporation. Because the distributions would come from a foreign corporation, some or all of them may be deemed to have come from foreign sources for purposes of calculating any foreign tax credit that may be available to you. The foreign tax credit rules are complex, subject to interpretation, and limited by many specific requirements that are unique to individual taxpayers. In addition, the treatment of dividends from BioProgress PLC may be affected by the proposed legislation discussed in "U.S. tax consequences for BioProgress Technology International," below. As a result, we urge you to consult with your own tax advisor regarding the possible foreign tax credit consequences of any future distributions.

 TAXATION UPON SALE OF BIOPROGRESS PLC STOCK

     If you sell your BioProgress PLC stock after the Reincorporation, gain or loss recognized from that sale will be taxed as capital gain or loss unless we are a PFIC, as discussed below, in an amount equal to the difference between your sale price and your adjusted basis in the stock. If your holding period is at least one year, any gain will be subject to a maximum tax rate of 20%.

     If you recognized gain on the Reincorporation, your holding period will be treated as starting on the date of the Reincorporation, and your basis in the stock generally will equal the value of your shares on the date of the Reincorporation. If you did not recognize gain on the Reincorporation, your holding period will be treated as starting on the date you acquired your BioProgress Technology International stock, and your basis in the stock generally will equal the amount you paid for your BioProgress Technology International stock.

 TAXATION IF BIOPROGRESS PLC BECOMES A PFIC

     A non-U.S. corporation will be classified as a passive foreign investment company (a "PFIC") for U.S. federal income tax purposes in any taxable year in which, after applying certain look-through rules, either (i) at least 75 percent of its gross income is passive income or (ii) at least 50 percent of the gross value of its assets is attributable to assets that produce passive income or are held for the production of passive income. Passive income for this purpose generally includes dividends, interest, royalties, rents and gains from commodities and securities transactions.

     Based on certain estimates of our gross income and gross assets and the nature of our business, we believe that BioProgress PLC will not be classified as a PFIC for its current taxable year. BioProgress PLC's status in future years will depend on its assets and activities in those years. For instance, if BioProgress PLC were to sell substantially all of its business, it may become a PFIC.

     Presently BioProgress PLC has no reason to believe that its assets or activities will change in a manner that would cause it to be classified as a PFIC. However, the tests for determining PFIC status are applied annually, and it is difficult to predict accurately future income and assets, which are relevant to this determination. Accordingly, BioProgress PLC cannot ensure that it will not become a PFIC.

     If BioProgress PLC were to become a PFIC, you would be subject to a special tax regime imposed upon PFIC shareholders. Although this regime is complex, it is generally designed to preclude U.S. shareholders of a PFIC from obtaining the benefits of tax deferral that would otherwise be available to the shareholders of a corporation. In particular, to the extent that you sell your shares or receive certain large distributions from us, you would be subject not only to tax (at ordinary income rates) on the realized gain on the sale or the amount of the income on the distribution, respectively, but you also would be taxed on an imputed interest amount. This imputation of interest is the mechanism by which the PFIC rules eliminate the benefit of deferral.

     If BioProgress PLC becomes a PFIC, you may be able to make a "qualified electing fund" or mark-to-market election that would affect the tax consequences to you of owning our shares. Please consult your tax advisor regarding the availability and consequences to you of these tax elections.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS OF CURRENT SHARES

 TAXATION UPON RECEIPT OF THE BIOPROGRESS PLC SHARES

     Generally, for U.S. tax purposes, if you are a "Non-U.S. holder," you will not be subject to U.S. federal income tax when you receive BioProgress PLC shares in exchange for BioProgress Technology International stock pursuant to the reorganization, unless:

     - the gain is effectively connected with your conduct of a trade or business in the United States; or

     - you are an individual, you hold the common stock as a capital asset and you are present in the United States for 183 or more days in the taxable year of the sale and certain other conditions exist.

     Your aggregate tax basis in the BioProgress PLC shares will equal your aggregate tax basis in the BioProgress Technology International stock you surrender.

 TAXATION UPON FUTURE RECEIPT OF DIVIDENDS FROM BIOPROGRESS PLC

     Under current law, you will not be subject to U.S. taxation on any future dividends you would receive from BioProgress PLC if you are a Non-US Holder. However, the treatment of dividends from BioProgress PLC may be affected by the proposed legislation discussed in "-- U.S. Federal Income Tax Consequences for BioProgress Technology International ," below, and "Risk Factors -- We Could be Taxed in the United States as a Result of Legislation Currently Under Consideration," above. As a result, we urge you to consult with your own tax advisor regarding the possible foreign tax credit consequences of any future distributions.

 TAXATION ON FUTURE DISPOSITION OF BIOPROGRESS PLC SHARES

     If you are a Non-U.S. holder you generally will not be subject to U.S. federal income tax on gain recognized on a disposition of BioProgress PLC shares unless one of the two exceptions described in "-- Taxation upon receipt of the BioProgress PLC shares" applies.

     Effectively connected gains recognized by a corporate Non-U.S. holder may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or at a lower rate if so specified in an applicable tax treaty.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES FOR BIOPROGRESS TECHNOLOGY INTERNATIONAL

     Under present law, we believe that we should not incur U.S. federal income or withholding tax as a result of this reorganization. The only U.S. federal income tax on the reorganization, if any, will be paid by the U.S. shareholders, as discussed above. After the reorganization, if we decide to pay dividends to BioProgress PLC, we would be required under present law to withhold 5% U.S. federal income tax, but if the new U.S.-U.K. tax treaty is ratified by the U.S. Senate and U.K. Parliament, we may no longer be required to withhold tax on dividends paid from BioProgress Technology International to BioProgress PLC beginning approximately two months after ratification of the treaty.

     Several members of the United States Congress have introduced legislation that, if enacted, could have significant tax consequences to us. All proposals discussed below are from the 107th Congress and will need to be reproposed in the 108th Congress. However, the number of proposals and the continued attention given to transactions such as the Reincorporation makes it likely that legislation resembling one or more of the proposals discussed below will be enacted.

     One group of proposals would treat a foreign corporation, like BioProgress PLC, that undertakes a corporate expatriation transaction, such as the reorganization, as a domestic corporation. These proposals have various effective dates, but all would apply retroactively and would cause BioProgress PLC to be treated as a domestic corporation. If any of these proposals ultimately is adopted, BioProgress PLC will be taxed in the U.S. on its worldwide income, including certain income earned by its non-U.S. subsidiaries, much as BioProgress Technology International is now. In addition, BioProgress PLC may not have the ability to claim certain tax losses in the U.S.

     In addition, under some proposals, we could be subject to a tax at the time of the Reincorporation on the excess of our assets' fair market value over their basis (in the case of subsidiary stock, generally equal to our purchase price, if any, for the stock plus any capital contributions to the subsidiaries, and in the case of other assets, generally equal to the assets' cost reduced by any depreciation deductions we have claimed on them).

     Another proposal would deny a foreign corporation that may otherwise be entitled to certain benefits under a tax treaty between the United States and a foreign country those treaty benefits, unless that foreign corporation is predominantly owned by individuals who are residents of such foreign country. If this proposal is enacted, the United States may deny us the benefits of the United States-United Kingdom tax treaty.

UNITED KINGDOM TAX CONSEQUENCES

     The following discussion provides a general summary of the current material U.K. tax consequences of the reincorporation and ownership of BioProgress PLC shares based on legislation, case law and the practice of the Inland Revenue all of which may be subject to change. The summary may not apply to, or may not cover all the U.K. tax consequences to, a particular shareholder in the light of such shareholder's particular circumstances. The sections relating to the taxation of chargeable gains only relate to shareholders holding shares as an investment rather than as a dealer. Any person who is in any doubt as to the specific tax consequences to them of the Reincorporation, ownership or disposal of the ordinary shares or preference shares in BioProgress PLC should seek professional advice without delay.

 THE REINCORPORATION

     This section is not generally relevant to those holders of common stock who are not resident in the U.K. for tax purposes unless they carry on a trade or profession in the U.K.

 Taxation of Chargeable Gains

    Shareholders holding 5% or less of common stock

     Roll-over relief should be available to the holders of common stock who, together with any connected persons own 5 per cent. or less of the common stock, as the Reincorporation will not involve a disposal of the common stock for U.K. tax purposes. Accordingly, the ordinary shares received in BioProgress PLC will be treated as the same asset as the common stock, acquired at the same time, and for the same acquisition cost, as the common stock.

    Shareholders holding over 5% of the common stock

     The roll-over treatment referred to above will apply to those holders of the common stock who hold, either alone or with persons connected with them, more than 5% of the common stock, provided that the Reincorporation is effected for bona fide commercial reasons and not for tax avoidance purposes. Such holders of the common stock are advised that a clearance is being sought under
Section 138 of the Taxation of Chargeable Gains Act 1992 confirming that the Inland Revenue are satisfied that the Reincorporation is effected for bona fide commercial reasons and not for tax avoidance purposes. BioProgress Technology International is advised that, such holders of the common stock should be able to benefit from the roll-over treatment.

     In addition, a confirmation is being sought from the Inland Revenue under
Section 707 of the Income and Corporation Taxes Act 1988 that the Inland Revenue will not invoke certain anti-avoidance rules.

    Income tax

     As the Reincorporation is regarded as a transaction of a capital nature for U.S. purposes, the receipt of ordinary shares in BioProgress PLC should not be regarded as a distribution taxable as income in the hands of the U.K. holders of the common stock. Therefore, the Reincorporation should not give rise to a liability to income tax, or, in case of a corporate holder, a corporation tax liability on income.

 AFTER THE REINCORPORATION

 Taxation of dividends on the ordinary shares in BioProgress PLC

    U.K. resident individual shareholders

     Dividends paid by BioProgress PLC will carry a tax credit at a rate of one-ninth of the dividend or 10% of the aggregate of the cash dividend and the tax credit. Both the tax credit and the dividend will be included in computing the shareholder's income in the relevant year of assessment for U.K. tax purposes and therefore the gross dividend for tax purposes will comprise the dividend and the tax credit.

     Shareholders who are liable to income tax at the higher rate will be subject to income tax on the gross dividend at 32.5% but will be able to set off the tax credit against part of this liability leaving a net income tax liability equal to 25% of the net dividend.

     For those Shareholders who are liable to income tax at a rate other than the higher rate in respect of the gross dividend the tax credit will satisfy in full such shareholders' tax liability to income tax on the dividend.

     Shareholders who are not liable to income tax in respect of the gross dividend will not be entitled to any payment in respect of the tax credit.

    U.K. resident corporate shareholders

     A U.K. corporate shareholder within the charge to U.K. corporation tax will not be liable to corporation tax on any dividends paid on the ordinary shares in BioProgress PLC. Such shareholders will not be able to claim repayment of any tax credits associated with dividends.

    Non-U.K. resident shareholders

     Non-U.K. resident shareholders are generally not entitled to any tax credit in respect of a dividend received from a U.K. company. Depending on the provisions of any relevant double taxation agreement, certain shareholders may be entitled to a repayment from the Inland Revenue although the U.K. withholding tax may eliminate any repayment claim (as is generally the case with U.S. Holders unless it is a U.S. corporation holding at least 10 per cent. of the voting capital of the U.K. company). Such shareholders should consult their professional advisors as to their entitlement to utilize the tax credit and procedures and the tax treatment of dividends received from BioProgress PLC in those jurisdictions where they are resident.

 Taxation of chargeable gains on disposal of the ordinary shares in BioProgress PLC.

    UK shareholders

     A U.K. resident shareholder may, depending upon the shareholder's particular circumstances, be liable for capital gains tax, or, in case of a corporate shareholder, corporation tax on any chargeable gains realized on the disposal of the ordinary shares in BioProgress PLC.

    Non-UK shareholders

     A shareholder who is not resident in the UK for tax purposes (including a U.S. resident holder) will not generally be liable to U.K. tax on chargeable gains realized on the disposal of the ordinary shares in BioProgress PLC unless the holder carries on a trade or profession in the U.K.

    Stamp Duty and Stamp Duty Reserve Tax ("SDRT")

     This section provides a general summary of the Stamp Duty and SDRT regime. Certain categories of persons are not liable to stamp duty and SDRT and others may be liable at a higher rate.

     A transfer for value of the ordinary shares in BioProgress PLC will be generally subject Stamp Duty or SDRT at 0.5% of the consideration. Stamp Duty and SDRT are generally paid by the purchaser of the shares although where such purchase is effected through a financial intermediary, that person should normally account for SDRT.

    Stamp Duty

     No Stamp Duty will arise on the issue of the ordinary shares in BioProgress PLC. Stamp duty at 0.5 % of the consideration payable will arise on the execution of any instrument whereby the ordinary shares in BioProgress PLC are transferred for value.

    SDRT

     No SDRT liability will arise on the issue of the ordinary shares in BioProgress PLC to shareholders. SDRT will generally arise at the rate of 0.5% of the consideration payable on an agreement to transfer shares held in certificated form although if the agreement to transfer such shares is completed by a duly stamped transfer the stamp duty paid on such transfer will extinguish the liability to SDRT and enable a refund of any SDRT already paid.

    Transfer of shares into CREST

     Where shares are transferred to a member of CREST who will hold those shares in uncertificated form as a nominee for the transferor no stamp duty or SDRT will be payable.

    Transfer of share within CREST

     SDRT is payable on a change in the beneficial ownership of shares held in CREST. This liability will be generally met by the new beneficial owner.

    Transfer of shares out of CREST

     Where shares are transferred by a member of CREST to the beneficial owner (on whose behalf it has held them as nominee) no stamp duty or SDRT will be payable.

                 DESCRIPTION OF BIOPROGRESS PLC ORDINARY SHARES

     The following summarizes the material rights of holders of the BioProgress PLC ordinary shares based on BioProgress PLC's memorandum and articles of association and English law in force as of the date of this proxy statement/prospectus. The summary does not purport to be complete and is qualified in its entirety by reference to the memorandum and articles of association of BioProgress PLC which are filed as exhibits to the registration statement of which this proxy statement/prospectus is a part. You are encouraged to read BioProgress PLC's memorandum and articles of association. See also "Comparison of Stockholder Rights."

     BioProgress PLC has 100,000,000 ordinary shares par value L0.01, authorized.

     Each of the issued BioProgress PLC ordinary shares will be fully paid and not subject to any further calls or assessments by BioProgress PLC. BioProgress PLC ordinary shares are represented in certificated form and following the Reincorporation will also be capable of being held and transferred in uncertificated form under CREST. Under English law, persons who are neither residents nor nationals of the UK may freely hold, vote and transfer ordinary shares in the same manner and under the same terms as UK residents or nationals.

DIVIDENDS

     BioProgress PLC may, by ordinary resolution, declare a dividend to be paid to the shareholders of BioProgress PLC. Any dividends on the BioProgress PLC ordinary shares must be declared and paid according to the amount paid up on the BioProgress PLC ordinary shares (save that no amount paid on a share in advance of calls by the company for payment shall be treated as being paid on a share) but no dividend shall be declared in excess of the amount recommended by the directors. The directors may from time to time pay to the members of BioProgress PLC such interim dividends as appear to the directors to be justified by the profits of BioProgress PLC available for distribution. No dividend may be paid other than out of profits available for distribution as defined by the Companies Act 1985 (the "Act"). For a further discussion, see "Comparison of Stockholder Rights -- Sources and Payment of Dividends."

     BioProgress PLC's articles of association permit a scrip dividend scheme under which registered owners of BioProgress PLC ordinary shares may be given the opportunity to elect to receive fully paid BioProgress PLC ordinary shares instead of cash, or a combination of shares and cash, with respect to future dividends.

RIGHTS IN WINDING UP

     In the event of a winding-up or reduction of capital of BioProgress PLC involving repayment, the assets of BioProgress PLC available for distribution among the shareholders shall be divided between the holders of the BioProgress PLC ordinary shares according to the respective number of shares held by them and in accordance with the provisions of the Act and the Articles of Association. The liquidator may, with the sanction of an extraordinary resolution of BioProgress PLC and subject to the Act, divide among the members in kind the whole or any part of the assets of BioProgress PLC in such manner as the liquidator may determine.

VOTING

     Voting at any general meeting of BioProgress PLC shareholders is by a show of hands of shareholders present in person (but not by proxy) unless a poll is duly demanded. A poll may be demanded by:

     -  the chairman of the meeting;

     - at least three shareholders present in person or by proxy, and who are entitled to vote at the meeting;

     - any stockholder(s) present in person or by proxy, who represent in the aggregate at least 10% of the voting rights of all stockholders entitled to attend and vote at the meeting; or

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

     - any shareholder(s) present in person or by proxy, who hold shares providing a right to attend and vote at the meeting on which the aggregate sum paid up on such shares is equal to not less than 10% of the total sum paid upon all the shares providing that right.

     On a show of hands, each holder of BioProgress PLC ordinary shares who is present in person at a general meeting of BioProgress PLC will have one vote, and on a poll, every holder of BioProgress PLC ordinary shares who is present in person or by proxy will have one vote per share of which he is the holder. The necessary quorum for a shareholder meeting is a minimum of two persons entitled to vote on the business to be transacted (regardless of the number of shares held), each being a shareholder or a proxy for a shareholder or a duly authorized representative of a corporation.

     Unless otherwise required by law or the articles of association, voting in a general meeting is by ordinary resolution which include among other matters: resolutions for the election of directors; the approval of financial statements; the declaration of final dividends; the appointment of auditors; the increase of authorized share capital; or the grant of authority to allot shares.

     An ordinary resolution requires the affirmative vote of a majority of the votes cast at a meeting at which there is a quorum. A special or extraordinary resolution (e.g., relating to certain matters concerning, among other things, an alteration of the articles of association, a winding-up of BioProgress PLC, or modifying the rights of any class of shares at a meeting of the holders of such class) requires the affirmative vote of not less than three-fourths of the votes cast. Meetings are generally convened upon advance notice of 21 or 14 clear days (not including the days of delivery or receipt of the notice or the day of the meeting) depending on the nature of the business to be transacted. For a description of the difference between ordinary, extraordinary and special resolutions see "Comparison of Stockholder Rights -- Special Meetings of Shareholders."

RIGHTS TO RECEIVE A CIRCULAR

     The AIM Rules provide that BioProgress PLC must notify a regulatory information service without delay of information of a price sensitive nature concerning changes in its financial condition or current or expected business performance, no later than the information is published elsewhere. The AIM Rules also provide for the disclosure of information in relation to substantial transactions (including reverse take-overs) and transactions with related parties.

     If an AIM company or subsidiary proposes to enter into a substantial transaction, it must inform a regulatory information service without delay as soon as the terms of the transaction are agreed, disclosing the information specified by the AIM Rules. A "substantial" transaction is one which, when measured against any one of the class tests contained in Schedule 3 to the AIM Rules, exceeds a percentage ratio of 10%. The term "transaction" in this context excludes transactions of a revenue nature made in the ordinary course of trade and transactions to raise finance which do not involve a change in fixed assets of the AIM company or its subsidiaries. The class tests compare the size of the transaction with the size of the AIM company or group in relation to gross assets, profits, turnover, consideration and gross capital.

     Similar provisions apply where an AIM company proposes to enter into a transaction with a related party, except that the class test ratio is 5% rather than 10% and references to "transactions" are not limited in any way. In addition, information disclosed to a regulatory information service about a related party transaction must include certain further information about the related party as set out in the AIM Rules. A "related party" means a person related to the AIM company or group company as a director, a family, relative of a director or a substantial shareholder as defined in the AIM Rules. Even if a transaction with the related party falls below the threshold requiring notification, it will still require disclosure within the company's annual accounts where, on any of the class tests, the resulting percentage ratio is in excess of 0.25%.

     Where an AIM company proposes to engage in a reverse takeover, in addition to informing a regulatory information service, the transaction must be made conditional upon the sanction of the shareholders in general meeting and the company must produce an AIM admission document convening a general meeting and containing all the information required by the AIM Rules. A "reverse take-over" is an acquisition where there is a class test ratio in excess of 100%, or where the acquisition would result in a fundamental change to the company's business, board or control.

     The AIM Rules contain further details in relation to which the company must inform a regulatory information service without delay. These include any changes to the board, any material change between the company's actual trading performance or financial condition and any profit forecast, estimate or projection included in the Admission Document or otherwise made public by the company, information notified to the company under sections 198 -- 208 of the Act by way of disclosure of major interests in the shares, information on the grant to a director (or any person connected with the director) of any option or other right over the company shares, including the exercise of any option or acquisition or disposal of any such rights, the publication of any annual audited accounts of the company and any change in its accounting reference date and the resignation, dismissal of change of the company's nominated advisor or broker.

     BioProgress PLC must also publish its annual audited report and accounts within six months of the end of the financial period to which they relate and must include the name and address of their for the nominated advisor and broker. The company must also prepare a report on its activities and results during the first six months of each financial year. The half yearly report must be prepared within 3 months of the end of the period to which it relates and a copy must be sent to a regulatory information service.

     In accordance with the Combined Code (which is not required to be complied with by a company whose shares are admitted to trading on AIM, but whose principles the Company proposes to have regard to, to the extent applicable to a company of its size and nature) requires that all directors should be subject to election by shareholders at the first opportunity after their appointment, and to re-election thereafter at intervals of no more than three years (and requirements in this regard are included in the Company's Articles of Association). The names of directors submitted for election and re-election should be accompanied by sufficient biographical details to enable shareholders to take an informed decision on their election. Such details will be included in any circular the shareholders will be sent with the notice of the company's annual general meeting in each year.

     The Combined Code also recognizes the central role of the annual general meeting in relation to shareholders. According to the Combined Code, the Company should use the annual general meeting to communicate with private investors and should encourage their participation.

SHAREHOLDER PROPOSALS

     The Companies Act provides that shareholders representing not less than 5% of the total voting rights of all the members having a right to vote at a company's Annual General Meeting or not less than 100 members who hold shares on which there has been paid up an average sum, per member, of not less than L100, may requisition the directors of the Company (and it is the duty of the Company to comply with such request) to give notice to all members of the Company of resolutions which they intend to propose at the next Annual General Meeting. Furthermore, upon receipt of a valid requisition, the directors must circulate to members any statement of not more than 1000 words relating to the matters referred to in any proposed resolution of all the business to be dealt with at that meeting. The expense of circulating the resolutions and any attached statement fall to be met by the requisitionists and not the Company. A company is not bound to give notice of the resolution or circulate a statement unless a copy of the requisition (signed by the requisitionists) is deposited at the registered office of the company not less than six weeks before the meeting in the event that a resolution is required to be put, or otherwise, not less than one week before the meeting and there is deposited with the requisition a sum reasonably sufficient to meet the company's expenses in giving effect to it. The company is also not bound to circulate a statement if, on the application either of the company or any other person who claims to be aggrieved, the court is satisfied that the rights conferred by that section are being abused to secure needless publicity for defamatory matter.

PREEMPTIVE RIGHTS

     Under section 89 of the Act, the issue of equity securities that are, or are to be, paid for wholly in cash (except shares held under an employees' share scheme) must be offered in the first instance to the existing shareholders in proportion to the respective nominal values of their holdings on the same or more favorable terms, unless a special resolution to the contrary has been passed in a general meeting of shareholders. In this context, equity securities means, BioProgress PLC ordinary shares, or shares with no restrictions on the amounts receivable in a distribution of dividends or capital and all rights to subscribe for or convert into such shares.

     Under Section 80 of the Act, directors are, with certain exceptions, unable to allot relevant securities without the passing of an ordinary resolution in a general meeting. Relevant securities as defined in the Act would include BioProgress PLC ordinary shares or securities convertible into BioProgress PLC ordinary shares.

VARIATION OF RIGHTS AND SHARE CAPITAL

     BioProgress PLC may by ordinary resolution increase its share capital or consolidate and divide all, or any, of its share capital into shares of larger amounts. Subject to the provisions of the Act, BioProgress PLC may also subdivide its shares, or any of them, into shares of smaller amount or cancel or reduce the nominal value of any shares which have not been taken, or agreed to be taken, by any person.

     Subject to the provisions of the Act, BioProgress PLC may by special resolution reduce its share capital, any capital redemption reserve or any share premium account. BioProgress PLC may also, subject to such approvals as are required by the Act and to the passing of an extraordinary resolution, purchase its own shares.

     Subject to the provisions of the Act, the rights attached to any class of shares may (unless otherwise provided by the terms of issue of that class) be varied with the passing of an extraordinary resolution passed at a separate meeting of the holders of the shares of that class.

DISCLOSURE OF INTERESTS

     The Act gives BioProgress PLC power to require persons who it knows have, or has reasonable cause to believe have, or to have had within the previous three years, an interest in its relevant share capital to disclose prescribed particulars of those interests. For this purpose "relevant share capital" means issued share capital of BioProgress PLC carrying the right to vote in all circumstances at a general meeting of BioProgress PLC. Failure to provide the information requested within 14 days after the date of sending of the notice may result in sanctions being imposed against the holder of the relevant shares as provided in the Act. The articles of association also allow the board to impose certain restrictions as they see fit. In this context, the term "interest" is broadly defined and will generally include an interest of any kind in shares, including the interest of a holder of a BioProgress PLC ordinary share. In addition, under the Act, any person who acquires either alone or, in certain circumstances, with others a direct or indirect interest in the relevant share capital of BioProgress PLC in excess of the "notifiable percentage" (currently 3%, or 10% for certain types of interest) is obligated to disclose prescribed information to BioProgress PLC with respect to those shares within two business days. An obligation of disclosure also arises where such person's notifiable interest subsequently falls below the notifiable percentage or where, above that level, the percentage of BioProgress PLC's relevant capital in which such person is interested (expressed in whole numbers) increases or decreases. See "Comparison of Stockholder Rights -- Disclosure of Interests."

MISCELLANEOUS

     There are currently no United Kingdom foreign exchange controls on the payment of dividends on the BioProgress PLC ordinary shares or the conduct of operations of BioProgress PLC. There are no restrictions under the articles of association or under English law that limit the right of non-resident or foreign owners to hold or vote the BioProgress PLC ordinary shares; provided, however, that the directors may refrain from sending a circular or any other notice to any shareholder who has not supplied BioProgress PLC with an address in the United Kingdom for the service of notices if applicable law would prohibit BioProgress PLC from mailing such circular or other notice to any particular jurisdiction.

                DESCRIPTION OF BIOPROGRESS PLC PREFERENCE SHARES

     The following is a summary of the material rights of holders of the BioProgress PLC preference shares based on BioProgress PLC's Memorandum and Articles of Association and English law in force as at the date of this proxy statement/prospectus. The summary does not purport to be complete and is qualified in its entirety by reference to the Memorandum and Articles of Association of BioProgress PLC which are filed as exhibits to the registration statement of which this proxy statement/prospectus is a part. You are encouraged to read BioProgress PLC's Memorandum and Articles of Association.

     Each of the issued BioProgress PLC preference shares will be fully paid and not subject to any further calls or assessments by BioProgress PLC. BioProgress PLC preference shares are represented in certificated form only.

     Under English law, persons who are neither residents nor nationals of the UK may freely hold vote and transfer preference shares in the same manner and under the same terms as UK residents or nationals.

     BioProgress PLC has authorized 80,000 4% convertible redeemable non-voting preference shares, par value L0.5 each, ("Convertible Preference Shares") and 90,000 4% redeemable non-voting preference shares, par value L0.5 each, ("Non-Convertible Preference Shares") all of which as of the effective time of the Merger will be issued and allotted.

DIVIDENDS

     BioProgress PLC shall, in priority to any payment of dividend to holders of all other shares in the capital of BioProgress PLC, pay to the holders of Convertible Preference Shares and Non-Convertible Preference Shares out of the profits available for distribution in respect of each financial year of BioProgress PLC to 31 March 2004, a fixed cumulative preferential dividend at the rate of 4% per annum on the UK pound sterling equivalent of $2.50 as of the effective time of the Reincorporation, together with a certificate for any related tax credit. This convertible preference dividend shall accrue on a daily basis from the date on which each such share is issued and shall be payable quarterly in arrears in four equal installments.

RIGHTS IN WINDING-UP

     On a return of capital on a winding-up or otherwise the assets of BioProgress PLC available for distribution to its members shall be applied in paying to the holders of Convertible Preference Shares and Non-Convertible Preference Shares in priority to any payment to the holders of all other shares in the capital of BioProgress PLC a sum equal to the arrears of the preference dividend and a sum equal to the nominal amount together with any premium paid up on the Preference Shares.

VOTING

     The holders of Convertible Preference Shares and Non-Convertible Preference Shares shall each have the right to receive notice of and attend all general meetings of the Company, but shall not have the right to speak or vote at such general meetings.

CONVERSION

     Each holder of Convertible Preference Shares shall be entitled before December 31, 2003, to convert all or any of its Convertible Preference Shares into fully paid Ordinary Shares on the basis of one Ordinary Share for two Convertible Preference Shares. The last conversion date is December 31, 2003.

     The Non-Convertible Preference Shares have no rights to convert into Ordinary Shares.

REDEMPTION

     BioProgress PLC may at any time (subject to the provisions of the Act) give to the holders of Convertible Preference Shares and/or Non-Convertible Preference Shares 30 days' prior written notice of the redemption of such shares at a price equal to US$4.88 per share.

     BioProgress PLC must redeem all the then outstanding Non-Convertible Preference Shares (if any) in issue on 31 March 2003 at a price equal to US$5.19 in respect of each such Non-Convertible Preference Share. BioProgress PLC must redeem all the then outstanding Convertible Preference Shares (if any) issued on 31 March 2004 at a price equal to US$5.19 in respect of each such Convertible Preference Share.

                        COMPARISON OF STOCKHOLDER RIGHTS

                             NEVADA VS. ENGLISH LAW

     As a result of the Reincorporation, holders of BioProgress Technology International common stock ("Current Shares") will receive one ordinary share of BioProgress PLC ("New Shares") for each Current Share owned. BioProgress PLC is a public limited company incorporated under the laws of England and Wales. The following is a summary comparison of material differences between the rights of a holder of Current Shares and a holder of New Shares arising from the differences between the corporate laws of Nevada and of England and Wales, the governing instruments of the two companies, and the securities laws and regulations governing the two companies. This summary is not a complete description of the laws of Nevada or of England and Wales, the other rules or laws referred to in this summary, BioProgress Technology International's articles of incorporation, BioProgress Technology International's bylaws or BioProgress PLC's memorandum and articles of association.

     A copy of BioProgress PLC's memorandum and articles of association are exhibits to the registration statement of which this proxy statement/prospectus forms a part and also may be obtained from the Registrar of Companies in England and Wales ("Companies House"), subject to payment of a fee, or by writing or telephoning the Secretary of BioProgress PLC at the following address:

     BioProgress PLC
     Hostmoor Avenue
     March, Cambridgeshire
     PE15 0AX
     United Kingdom
     +44.1354.655.674

VOTING RIGHTS

     Unless otherwise provided in the articles of incorporation or in a director resolution providing for the issuance of a class or series of stock pursuant to authorities granted in the articles of incorporation, under Nevada law, stockholders of a corporation are entitled to one vote for each whole share on matters to be voted upon by the stockholders of the corporation, including the election of directors. Holders of common stock of a corporation do not have cumulative voting rights in the election of directors unless specified in the articles of incorporation of the corporation. BioProgress Technology International's articles of incorporation do not grant cumulative voting rights.

     Under English law, the voting rights of shareholders are governed by a company's articles of association, subject to the statutory right of stockholders to demand a poll at a general meeting. This poll is a vote based on the number of shares held. The BioProgress PLC articles of association provide that a poll may be demanded by the chairman of the meeting, at least three shareholders present in person or by proxy, and who are entitled to vote at the meeting, any stockholder(s) present in person or by proxy, who represent in the aggregate at least 10% of the voting rights of all stockholders entitled to attend and vote at the meeting, or any shareholder(s) present in person or by proxy, who hold shares providing a right to attend and vote at the meeting on which the aggregate sum paid up on such shares is equal to not less than 10% of the total sum paid upon all the shares providing that right. If a poll is not demanded voting is by show of hands of those shareholders present in person, but not by proxy. English law does not generally provide for cumulative voting. BioProgress PLC's articles of association specify that two shareholders present in person or by proxy and entitled to vote constitute a quorum regardless of the number of shares held. Any BioProgress PLC shareholder on the register may vote in person or, provided that the relevant provisions of the articles of association have been complied with, by proxy.

ACTION BY WRITTEN CONSENT

     Under Nevada law, any action required or permitted to be taken at a meeting of the stockholders may be taken without a meeting if a written consent thereto is signed by stockholders holding at least a majority of the voting power, unless a different proportion of voting power is otherwise required for the action taken without a meeting.

     Under English law, a company's articles of association may provide that a resolution in writing executed by or on behalf of each stockholder who would have been entitled to vote upon it if it had been proposed at a general meeting at which he was present will be as valid and effectual as if it had been passed at a general meeting properly convened and held. Such a written resolution requires the unanimous consent of all such shareholders entitled to attend and vote. BioProgress PLC's articles of association contain such a provision.

SOURCES AND PAYMENT OF DIVIDENDS

     Under Nevada law dividends may be declared and paid out of any funds legally available therefor, as often, in such amounts, and at such time as the board of directors may determine and share dividends may be issued pro rata without consideration to the corporation's stockholders or to the stockholders of one or more class or series.

     Under English law, a company may pay dividends on its ordinary shares only out of its distributable profits and not out of share capital. Distributable profits equals accumulated realized profits, not previously utilized by distribution or capitalization, less accumulated realized losses. Share capital includes share premiums, also known as paid-in surplus. Amounts credited to the share premium account, representing the excess of the consideration for the issue of shares over the aggregate par value of such shares, may not be paid out as cash dividends. Amounts credited to the share premium account may be used, among other things, to pay up unissued shares which may then be distributed to stockholders as fully paid bonus shares. A public company such as BioProgress PLC may make a distribution at any time only if, at that time and immediately after such distribution, the amount of its net assets is not less than the aggregate of its issued and paid-up share capital and undistributable reserves. Holders of BioProgress PLC ordinary shares must approve any final dividend to be paid by BioProgress PLC at a general meeting of BioProgress PLC but no dividend can exceed the amount recommended by the BioProgress PLC board. The BioProgress PLC board has the power under BioProgress PLC's articles of association to declare and pay interim dividends. BioProgress PLC will disclose such distributions together with a full explanatory timetable immediately following approval by the board of directors, the information being disseminated through a regulatory information service approved for the purposes by the London Stock Exchange .

RIGHTS OF PURCHASE AND REDEMPTION

     Under Nevada law the corporation may repurchase shares of its own stock for cash.

     Under English law, a company may issue redeemable shares if authorized by its articles of association and subject to the conditions stated therein. BioProgress PLC's articles of association permit the issue of redeemable shares which may be redeemed at the discretion of BioProgress PLC or the shareholder. Such shares may be redeemed only if fully paid and, in the case of public companies, only, subject as provided below, out of distributable profits or the proceeds of a new issue of shares issued for the purpose of the redemption. When redeemable shares are redeemed wholly out of profits, the amount by which the par value of the company's issued share capital is diminished on cancellation of the redeemed shares must be transferred to the capital redemption reserve, which is generally treated as paid-up share capital. In addition, any amount payable on redemption of any redeemable shares in excess of the par value of such shares may be paid out of the proceeds of a fresh issue of shares made for the purposes of the redemption up to an amount equal to the lesser of (1) the aggregate of the premiums received by the company on the issue of those shares or (2) the amount of the company's share premium account as at the time of the redemption including any sum transferred to that account in respect of premiums on the new issue. A company may purchase its own shares, including any redeemable shares, if:

     -  authorized by its articles of association and

     - previously approved by an ordinary resolution of its shareholders in the case of an on-market purchase, which, in the case of BioProgress PLC, will mean a purchase on AIM, or a special resolution in other cases.

     As with a Nevada corporation, any such purchase is subject to the availability of sufficient lawful funds.

SPECIAL MEETING OF STOCKHOLDERS

     Pursuant to Nevada law, a meeting of stockholders may be called by the entire board, any two directors, or the president. The stockholders' meeting may be located within or outside the State of Nevada unless the articles or bylaws provide otherwise. The notice of meeting must be in writing and signed by the president, secretary, assignment secretary or a person designated by the bylaws, and must state the purpose of the meeting, and time and place of the meeting. A copy of the notice must be delivered personally or mailed not less than 10 days nor more than 60 days before the meeting.

     Under English law, an extraordinary general meeting of shareholders may be called by the board of directors. Notwithstanding any provision to the contrary in a company's articles of association, an extraordinary general meeting may also be called by a request from shareholders holding not less than one-tenth of the paid-up capital of the company carrying voting rights at general meetings. An ordinary resolution, other than an ordinary resolution to remove a director which requires 28 clear days' notice, or one to be proposed at an annual general meeting which requires 21 clear days' notice, requires 14 clear days' notice, and requires a majority vote of those present, in person or by proxy, and voting. An extraordinary or special resolution requires 21 clear days' notice and a three-quarters majority vote of those present, in person or by proxy, and voting. An extraordinary resolution requires 14 clear days' notice, other than one to be proposed at an annual general meeting, which requires 21 clear days' notice, and a three-quarters majority of those voting and present, in person or by proxy. The term "clear days' notice" means calendar days and excludes the date of mailing, the deemed date of receipt of such notice, and the date of the meeting itself. BioProgress PLC's articles of association provide that if notice is served at a registered address for service in the UK by post it will be deemed to have been served on the first day following the day of posting if sent by first class post and on the second day after it is posted, if sent by second class post. Extraordinary resolutions are relatively unusual and are confined to certain matters out of the ordinary course of business such as a proposal to wind up the affairs of the company. Proposals which are the normal subject of special resolutions generally involve proposals to:

     -  change the name of the company;

     -  alter its capital structure;

     -  change or amend the rights of shareholders;

     - permit the company to issue new shares for cash without applying the shareholder's statutory pre-emptive rights;

     - amend the company's objects, or purpose, clause in its memorandum of association and to amend the company's articles of association; and

     - carry out certain other matters where a special resolution is required by either the company's articles of association or the Act.

     All other proposals relating to the ordinary course of the company's business such as the election of directors would be the subject of an ordinary resolution. Resolutions to change the name of a company, alter its share capital, change or amend the rights of stockholders, issue new shares of a company and amend a company's objects, or purpose, clause in its memorandum of association or to amend the company's articles of association must be made publicly available by being filed with the Registrar of Companies in England and Wales and copies can be obtained from Companies House, upon payment of the appropriate fee, and information concerning certain resolutions must be disseminated through a regulatory information service in compliance with the AIM Rules.

PREEMPTIVE RIGHTS

     Pursuant to Nevada law, stockholders have a preemptive right to acquire unissued shares, treasury shares or securities convertible into such shares. The preemptive right is only an opportunity to acquire shares or other securities upon such terms as the board of directors fixes for the purpose of providing a fair and reasonable opportunity for the exercise of such right.

     Under English law, the issue for cash of:

     - equity securities namely those securities which, with respect to dividends or capital, carry a right to participate beyond a specified amount; or

     - rights to subscribe for or convert into equity securities, other than pursuant to an employees' share scheme must be offered in the first instance to the existing equity shareholders in proportion to the respective nominal values of their holdings, unless a special resolution has been passed in a general meeting of shareholders to the contrary. As is the custom of many English companies, at its annual general meeting each year BioProgress PLC will seek general disapplication, by special resolution, of statutory preemption rights on an annual basis in respect of the entire unissued ordinary share capital where the equity securities are to be issued in connection with a pro rata offer or issue to existing shareholders and otherwise in respect of the issue for cash of equity securities representing no more than five per cent. of the company's then issued ordinary share capital.

AMENDMENT OF GOVERNING INSTRUMENTS

     Under Nevada law, the board of directors must adopt a resolution setting forth the amendment proposed and declaring its advisability, and call a meeting, either annual or special, of the stockholders entitled to vote. The proposed amendment must be passed by stockholders holding a majority of the voting power entitled to vote or by a greater portion of the voting power as may be required in the case of a vote by classes or series.

     Under English law, shareholders have the authority to alter, delete, substitute or add to the objects clause in a company's memorandum and all provisions of its articles of association by a vote of not less than three-quarters of the shareholders entitled to vote and who do vote, either in person or by proxy, at a general meeting. In the case of certain alterations to the memorandum of association, the dissenting shareholders have a right to apply to the court to cancel the alterations. Amendments affecting the rights of the holders of any class of shares may, depending on the rights attached to such class and the nature of the amendments, also require approval of the classes affected in separate class meetings. Copies of the memorandum and the articles of association, as amended from time to time must be filed with the Registrar of Companies in England and Wales and copies are available from Companies House, upon payment of the appropriate fee.

STOCKHOLDER VOTES ON CERTAIN TRANSACTIONS

     Under Nevada law the corporation may sell, lease or exchange all of its property and assets with an action taken by the board and an affirmative vote of shareholders holding not less than a majority of the voting power. The stockholders holding a majority of voting power must approve a plan of merger unless a greater vote is required by the articles of incorporation or the board of directors or as may be necessary if class voting is required.

     Under the Act, fundamental corporate changes, such as the passing of a resolution for winding up, non pro rata issuances of shares for cash, reduction of capital (subject to sanction by the court) and certain repurchases of shares must be authorized by a vote of not less than three-quarters of the stockholders entitled to vote and who do vote, either in person or by proxy at a general meeting. Subject to the provisions of the Act, if at such time, the capital of BioProgress PLC is divided into different classes of shares and the amendment or other resolution would cause any of the special rights attached to any class of shares to be varied or abrogated, the amendment must also be approved by the holders of at least three-quarters in nominal value of the issued shares of the class concerned. The Act provides for schemes of arrangement, which are arrangements or compromises between a company and (any class of) its stockholders or (any class of) its creditors and are used for certain types of reconstructions, amalgamations, capital reorganizations or takeovers. They require the approval at an extraordinary general meeting of the company convened by order of the court of a majority in number of the shareholders representing 75 per cent. in value of the capital or class of creditors or shareholders or class of shareholders present and voting, either in person or by proxy, and the sanction of the court. Once so approved and sanctioned, all creditors and stockholders (of the relevant class) are bound by the terms of the scheme. A dissenting stockholder would have no rights comparable to dissenter's rights in Nevada described below. A scheme of reconstruction under section 110 of the UK Insolvency Act 1986 may be made when a company is being wound up voluntarily under which, with the approval of a special resolution of shareholders in a general meeting the whole or part of the company's business or property is transferred to a second company in consideration for the issue or transfer to them of shares in the second company. Any dissenting shareholder can require the liquidator to abstain from carrying the resolution into effect or to purchase his interest at a price agreed or determined by arbitration. Details of any winding up, petition for dissolution or application for liquidation events, non pro rata issuances for cash, reduction of capital (subject to sanction by the court) and certain repurchases of shares must be made publicly available by being filed with the Registrar of Companies in England and Wales and copies can be obtained upon payment of the appropriate fee, and so long as BioProgress PLC is admitted to trading on AIM, must be disseminated through a regulatory information service. See also "Interested Director Transactions" below.

RIGHTS OF INSPECTION

     Nevada law provides that any person who has been a stockholder of record of the corporation for at least six months immediately preceding the demand, or any person holding, or authorized in writing by the holders of, at least five per cent. of all of its outstanding shares, upon at least five days' written demand is entitled to inspect in person or by agent or attorney, during usual business hours, the stock ledger of the corporation and make copies therefrom. Nevada law provides that any stockholder who owns fifteen percent (15%) of issued and outstanding shares may inspect the financial records of the corporation.. The inspection rights do not apply to any publicly traded corporation or corporation that furnishes its stockholders detailed annual financial statements and may be limited by the articles or bylaws of the corporation.

     Except when closed in accordance with the provisions of the Act, the register of names and registered address of shareholders of a company, together with certain other registers required to be maintained by such company, may be inspected during business hours by its shareholders without charge and by other persons upon payment of a fee, and copies may be obtained on payment of a fee. The shareholders of an English public company may, without charge, also inspect the minutes of meetings of the stockholders during business hours and obtain copies upon payment of a fee. The published annual accounts of a public company are required to be laid before the shareholders in general meeting and a shareholder is entitled to a copy of such accounts. Copies are filed with the Registrar of Companies in England and Wales from whom copies are publicly available upon payment of the appropriate fee. The shareholders of BioProgress PLC have no rights to inspect its accounting records or minutes of meetings of its directors. Certain registers required to be kept by the company are open to public inspection. Service contracts of directors of the company which have more than 12 months unexpired or require more than 12 months' notice to terminate must be available for inspection during business hours. Rights of inspection during business hours mean that the company must make the register, index or document available for inspection for not less than two hours during the period between 9:00 a.m. and 5:00 p.m. on each business day.

CLASSIFICATION OF THE BOARD OF DIRECTORS

     Nevada law provides that articles and bylaws may provide for classification of directors as to duration of their terms of office or as to their election by one or more authorized classes or series of shares. BioProgress Technology International does not currently have a classified board.

     English law permits a company to provide for the classification of the board of directors. BioProgress PLC's articles of association currently provide that unless otherwise changed by BioProgress PLC in a general meeting there shall not be less than two directors. The directors are not subject to a maximum number. Any director can be removed by the shareholders without cause by ordinary resolution. In accordance with best practice for listed companies, one-third of the directors or the number nearest to but not greater than one-third are required to retire from office by rotation at each annual general meeting and are eligible to be re-elected by the stockholders. The directors to retire are selected on the basis of time in office since their last election. Any director appointed by the directors since the last annual general meeting is required to retire at the next following annual general meeting and is then eligible for election, but is not taken into account in determining which directors are to retire by rotation at such meeting. BioProgress PLC's articles of association provide that each director shall retire from office at the third annual general meeting after the annual general meeting at which the director was last elected.

The process functions in practice much like a classified board in a Nevada company. Details of directors' appointments and retirements must be filed with the Registrar of Companies in England and Wales and copies of the relevant forms are available upon payment of the appropriate fee, and such details must also be disseminated through a regulatory information service in accordance with the AIM Rules.

     In addition to the provisions of BioProgress PLC's articles of association, BioProgress PLC is expected to confirm its compliance with the principles of good governance and the code of best practice published in June 1998 and appended to but not forming part of the UK Listing Authority's Listing Rules (the "Combined Code"), in its annual report and accounts. The Combined Code provides that all directors should be subject to election by shareholders at the first opportunity after their appointment and reelection thereafter at intervals of no more than three years.

REMOVAL OF DIRECTORS

     Directors of a Nevada corporation may be removed without cause by a vote of stockholders representing not less than two thirds of the voting power of the issued and outstanding stock entitled to vote at a special meeting, unless the articles of incorporation provide for the election of directors by cumulative voting, then directors may be removed by a vote of stockholders owning sufficient shares to have prevented his election to office in the first instance. If a director was elected by holders of a class or series of shares entitled to elect the director, only the shareholders of that group may participate in the vote to remove that director.

     Under the Act, shareholders have the right to remove a director without cause by ordinary resolution of which special notice of 28 clear days has been given to the company, irrespective of the provisions of the articles of association of the company. Details of directors removals must be filed with the Registrar of Companies in England and Wales and are available upon payment of the appropriate fee, and details must also be disseminated through a regulatory information service in compliance with the AIM Rules.

VACANCIES ON THE BOARD OF DIRECTORS

     Nevada law provides that vacancies on the board may be filled by a majority of the remaining directors.

     Under English law, appointment of directors is primarily determined by a company's articles of association. BioProgress PLC's articles of association provide that shareholders may, by ordinary resolution of a meeting at which any director retires by rotation, reappoint that director or a person who is willing to fill that vacancy as a director. BioProgress PLC's articles also provide that the directors shall have the power to appoint a person who is willing to act as a director to fill a vacancy or as an addition to the board.

LIABILITY OF DIRECTORS AND OFFICERS

     Nevada law provides that the articles may contain provisions which limit the liability of a director or officer liability, except for improper payment of dividends, willful misconduct or knowing violation of law.

     English law does not permit a company to exempt any director or other officer of the company or any person employed by the company as auditor from any liability in respect of any negligence, default, breach of duty or breach of trust of which he may be guilty in relation to the company.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Under Nevada law, a corporation may indemnify officers, directors, employees and agents against expenses, including attorney's fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the corporation, and with respect to criminal action or proceeding had no reasonable cause to believe his conduct was unlawful.

     Indemnification of expenses when the individual being indemnified has successfully defended any action, claim, issue or matter therein, on the merits or otherwise is allowed under Nevada law. Expenses incurred by an officer or director in defending an action may be paid in advance, under Nevada law, if such director or officer undertakes to repay such amounts if it is ultimately determined that he or she is not entitled to indemnification.

     English law does not permit a company to indemnify a director or an officer of the company or any person employed by the company as auditor against any liability in respect of negligence, default, breach of duty or breach of trust in relation to the company. This general rule does not apply where a director, officer or auditor incurs liability in defending any legal proceedings (whether civil or criminal) in which judgment is given in his favor or in which he is acquitted or in certain instances where, although he is liable, a court finds that such director, officer or auditor acted honestly and reasonably and that having regard to all the circumstances he ought fairly to be excused and relief is granted by the court. Section 310 of the Act enables companies to purchase and maintain insurance for directors, officers and auditors against any liability which would otherwise attach to them in respect of any negligence, default, breach of duty or breach of trust in relation to the company.

STOCKHOLDERS' SUITS

     Nevada law provides that a stockholder owning 10% or more may seek to dissolve the corporation and appoint a receiver if directors are guilty of fraud, misfeasance, malfeasance, waste, refusal to function or if the corporation has become insolvent, abandoned its business, or for other dire reasons.

     Section 459 of the Act permits a shareholder whose name is on the register of members of the company (including US persons) to apply for a court order when the company's affairs are being or have been conducted in a manner unfairly prejudicial to the interests of the shareholders, or when any actual or proposed act or omission of the company is or would be so prejudicial. A court when granting relief has wide discretion, including authorizing civil proceedings to be brought in the name of the company by a stockholder on such terms as the court may direct. Judgments of United States courts, however, including judgments against BioProgress PLC, based on the civil liability provisions of the federal securities laws of the United States, may not be enforceable in English courts. See "Enforcement of Civil Liabilities Against Foreign Persons."

CERTAIN PROVISIONS RELATING TO STOCK ACQUISITIONS

     Unless the corporation opts out, Nevada law provides, among other things, that a person (individually or in association with others) who acquires a "controlling interest" (which, under definition in the CSL, can be as small as 20% of the voting power in the election of directors (in a corporation will obtain voting rights in "control shares" only to the extent such rights are conferred by a vote of the disinterested stockholders. In addition, in certain cases where the acquiring party has obtained such stockholder approval for voting rights, stockholders who voted against conferring such voting rights will be entitled to demand payment by the corporation of the fair market value of their shares. BioProgress Technology International has not opted out of this law.

     Takeovers of public companies incorporated in England and Wales are regulated by the City Code on Takeovers and Mergers (the "City Code"), non-statutory rules unenforceable at law but administered by the Panel on Takeovers and Mergers, a body comprising representatives of certain City of London financial and professional institutions. BioProgress PLC will be subject to the City Code. One of the provisions of the City Code provides that

     - when any person acquires, whether by a series of transactions over a period of time or not, shares which (taken together with shares held or acquired by persons acting in concert with him) carry 30% or more of the voting rights of a public company; or

     - when any person who, together with persons acting in concert with him, holds not less than 30% but not more than 50% of the voting rights and such person, or any person acting in concert with him, acquires additional shares, then such person must generally make an offer for all of the voting or non-voting equity shares of the company for cash, or accompanied by a cash alternative, at not less than the highest price paid for the relevant shares during the 12 months preceding the date of the offer.

     The Act also provides that where a takeover offer is made for the shares of a company incorporated in the UK and, within four months of the date of the offer the offeror has, by virtue of acceptances of the offer, acquired or contracted to acquire not less than nine-tenths in nominal value of the shares of any class to which the offer relates, the offeror may, within two months of reaching the nine-tenths level, by notice require shareholders who do not accept the offer to transfer their shares on the terms of the offer. A dissenting shareholder may apply to the court within six weeks of the date on which such notice was given objecting to the transfer or its proposed terms. The court is unlikely, in the absence of fraud or oppression to exercise its discretion to order that the acquisition not take effect, but it may specify such terms of the transfer as it finds appropriate. A minority shareholder is also entitled in these circumstances to require the offeror to acquire his shares on the terms of the offer.

ANTI-TAKEOVER PROVISIONS

     In addition to the provisions of Nevada law relating to "controlling interests" discussed above, Nevada law allows for the adoption of forms of takeover defenses. Although BioProgress Technology International has not adopted a shareholder rights plan or other takeover defenses the board of directors could adopt one if the need arose.

     Under the City Code a company is generally prohibited from taking any action which could effectively result in a bona fide offer being frustrated (unless at the time shareholder approval is given in respect of such action) or in the shareholders being denied an opportunity to decide on its merits. The rule has effectively discouraged the adoption any U.S. style takeover defenses by English companies.

DISCLOSURE OF INTERESTS

     Acquirors of shares of BioProgress Technology International common stock are subject to disclosure requirements under Section 13(d) of the Exchange Act and Regulations 13D and 13G of the Exchange Act. These rules provide that any person who becomes the beneficial owner of more than 5% of the issued and outstanding shares of BioProgress Technology International's common stock must file a Schedule 13D or Schedule 13G with the Commission disclosing certain specified information, and send a copy of the Schedule 13D or Schedule 13G to BioProgress Technology International and to any securities exchange on which the security is traded within 10 days after the acquisition. Additionally, officers and directors and beneficial owners of 10% or more common stock of BioProgress Technology International must make disclosures under Section 16(a) of the Exchange Act and the rules promulgated thereunder. After the reincorporation, the provisions of Section 13(d) of the Exchange Act will apply to the holders of BioProgress PLC ordinary shares but the provisions of 16(a) of the Exchange Act will cease to apply.

     Section 198 of the Act provides that a person who acquires an interest or becomes aware that he has acquired an interest of 3%, or for certain types of interest, 10%, or more of any class of shares in a public company's "relevant share capital" is obliged to notify that company of his interest within two days following the day on which the interest was acquired. Relevant share capital means a company's issued share capital carrying rights to vote in all circumstances at general meetings of the company. Thereafter, notice must be given to the company of whole percentage figure increases or decreases, rounded down to the next whole number or which reduce such interest below 3% or 10%, as appropriate. The BioProgress PLC ordinary shares are "relevant share capital" for this purpose. Details of any person or group acting in concert (as defined by the City Code) who own or come to own three per cent. or more of BioProgress PLC's ordinary shares and details of changes to such shareholding which increase or decrease the holding through any single percentage must be disseminated through a regulatory information service in compliance with the AIM Rules.

     Under Section 212 of the Act, a public company may by notice in writing require a person whom the company knows or has reasonable cause to believe to be, or have been within the previous three years, interested in the company's share capital to confirm that fact and to give particulars of that interest and any interest of any other person in the share capital.

     When such a notice is served by a company on a person who is or was interested in shares of the company and that person fails to give the company any information required by the notice within the time specified in the notice, the company may apply to the court for an order directing that the shares in question be subject to restrictions prohibiting any transfer of those shares, the exercise of voting rights in respect of such shares, the issue of further shares in respect of such shares and, other than in a liquidation, payments, including dividends, in respect of such shares. Such restrictions may also void any agreement to transfer such shares. In addition, a person who fails to fulfill the obligations described above is subject to criminal penalties in the United Kingdom. Under the BioProgress PLC articles of association certain sanctions are imposed unless its board of directors decides otherwise.

BUSINESS COMBINATION

     Under Nevada law, the stockholders of a majority of the voting power must approve any plan of merger or share exchange unless a greater vote is required by the articles of incorporation or the board of directors or as may be necessary if class voting is required. The Nevada Business Combination Law (the "BCL") provides, among other things, for restrictions on business "combinations" (as broadly defined in the BCL between a corporation and a person (individually or in association with others) who is deemed an "interested shareholder" because such person (i) has acquired 10% or more of the voting power of the corporation's shares, or (ii) has certain affiliations or associations with the corporation and previously owned 10% or more of such voting shares. Such business combinations are prohibited for a three-year period specifically prescribed unless certain prior approvals by the corporation's board of directors have been obtained. After expiration of the three-year period, such business combinations are still prohibited unless certain prior approvals by the corporation's board of directors or disinterested shareholders have been obtained or certain fair value requirements are met.

     There are no similar provisions under English law.

CLASS VOTING

     Under Nevada law, class voting is not required except in certain circumstances: (1) if an amendment to the articles of incorporation would alter or change any preferences or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitation or restrictions on the voting power thereof; or (2) if a plan of merger contains an amendment to the articles of incorporation that adversely change any preference or right of a class or series of outstanding shares then the merger must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of restrictions on the voting power thereof.

     Under English law, the rights attached to any class of securities (unless otherwise provided by the terms of issue of that class) may only be varied with the written consent of the holders of three-fourths in nominal value of the issued shares of that class, or with the sanction of an extraordinary resolution passed at a separate meeting of the holders of shares of that class.

DISSENTERS' RIGHTS

     Under Nevada law, a stockholder of a corporation is entitled to dissent from, and obtain payment of the fair value of his/her shares in the event of certain types of plans of merger where stockholder approval is required and the shareholder is entitled to vote on such merger. Any corporate action taken pursuant to a vote of stockholders to the extent that the articles of incorporation, bylaws or resolutions of the board provide that voting and non-voting stockholders are entitled to dissent and obtain payment for their shares.

     Stockholders of a corporation participating in certain majority corporate transactions may, under varying circumstances, be entitled to receive cash equal to their fair value of the shares held by the stockholder, in lieu of the consideration such stockholder would otherwise receive in the transaction.

     While English law does not generally provide for appraisal rights, if a shareholder applies to a court as described in the section entitled "Shareholder Votes on Certain Transactions" above, the court may specify such terms for the acquisition as it considers appropriate. English law provides stockholders with rights to dissent in respect of a reorganization of a company under section 110 of the Insolvency Act 1986. In addition, dissenters' rights exist where an offeror who, pursuant to a takeover of a company, has acquired or contracted to acquire not less than nine-tenths in value of the shares to which the offer relates, seeks to compulsorily acquire outstanding minority shareholdings.

DISSOLUTION

     Under Nevada law the directors must recommend the dissolution of a corporation to the stockholders, The corporation shall notify each stockholder entitled to vote on the dissolution and the stockholders entitled to vote must approve the dissolution.

     Under English law the directors have the power in the name and on behalf of the company to present a petition to the Court for the company to be wound-up. A company may be wound-up by the court on one or more of the specified grounds set out in section 122 of the Insolvency Act 1986 or if the company itself opts for winding up by special resolution. In addition, a company may voluntarily resolve by ordinary resolution to wind up the company. Under the Insolvency Act 1986, creditors have certain rights in respect of the winding up.

INTERESTED DIRECTOR TRANSACTIONS

     Under Nevada law no contract or transaction shall be void or voidable if such contract or transaction is between the corporation and one or more of its officers or directors, or between the corporation and any other corporation, partnership, association, or organization in which one or more of its directors or officers are directors or officers, or have a financial interest, if either the shareholders or the disinterested directors approve any such contract or transaction after full disclosure of the material facts, or absent the approval of the shareholders or of the disinterested board of directors, the contract or transaction is "fair" to the corporation.

     Under English law the Act provides that where a director, in his personal capacity, is buying something from or selling something to the company, then the prior consent of the shareholders by ordinary resolution is necessary if the asset being bought or sold is of 'requisite value', and therefore amounts to a substantial property transaction for the purposes of the Act. If the asset in question is worth less than L2,000, it is not of requisite value and the transaction will not be a substantial property transaction. If the asset is worth more than L100,000, it will always be a substantial property transaction. If the asset being bought or sold is worth between L2,000 and L100,000 then it will qualify as being requisite value if it is worth more than 10 per cent. of a company's net relevant assets (the net assets figure shown on the latest set of accounts). If a substantial property transaction takes place without the shareholders' authority being obtained in advance, the contract is voidable by the company and the director who was party to the transaction and any other director who authorized the transaction become liable to indemnify the company for any loss it has suffered and to account to the company for any gain they have made.

     If any director has an interest in any contract or transaction (whether directly or indirectly) with BioProgress PLC, BioProgress PLC's articles of association provide that the director concerned must declare the nature of such interest to the directors at the board meeting at which such contract or transaction is to be approved or, in any other case, at the first board meeting after he knows that he is or has become so interested. Provided such disclosure has been made, and subject to the requirements of the Act concerning shareholder approval for substantial transactions involving directors referred to above, a director can be a party to a contract or transaction with BioProgress PLC. However, BioProgress PLC's articles of association also provide that a director will not, save in certain cases set out in the articles of association, be permitted to vote in respect of any board resolution concerning any contract or arrangement in which he (or any person with whom he is connected) has a material interest nor shall such director be counted in the quorum at a board meeting concerning such a contract or arrangement.

     Under the AIM Rules, details of any transaction between BioProgress PLC and a director (or any associate of the director (as defined in the AIM Rules) which exceeds a specified size must be publicly disseminated through a regulatory information service as soon as the terms of such transaction has been agreed.

SALE OF ASSETS

     The corporation may sell, lease or exchange all of its property and assets with the approval of the board and an affirmative vote of shareholders holding not less than a majority of the voting power.

     In England, except in relation to shareholder approval required in respect of a substantial property transaction involving a director as referred to above and except as may be required pursuant to AIM Rules referred to below, a company may sell, lease or exchange its property and assets with the approval of the board. Under the AIM Rules, details of any transaction which exceeds certain specified size thresholds must be publicly disseminated through an regulatory information service as soon as the terms of the transaction have been agreed. Furthermore, under the AIM Rules any agreement which would effect a reverse takeover (broadly a transaction which exceeds 100 per cent. in any of the size tests set out in the AIM Rules or which results in a fundamental change in the company's business, board or voting control) must be conditional on the consent of shareholders being given in general meeting and must be accompanied by the publication of an AIM admission document in respect of the proposed enlarged entity.

                                    BUSINESS

HISTORY

     In June 1991, U.S. Flywheel, Inc., a Californian company and a subsidiary of Sunbird Technologies, Inc., a Utah corporation ("Sunbird Technologies") acquired three patents and a license relating to flywheel technology from Sunbird Technologies and its affiliates in exchange for common shares, par value $.001 per share, of U.S. Flywheel, Inc. "Common Stock". These shares of Common Stock were subsequently distributed to the shareholders of Sunbird Technologies after registration with the U.S. Securities and Exchange Commission ("Commission"). U.S. Flywheel, Inc. subsequently transferred its flywheel technology to a partnership in exchange for a minority interest in the partnership. The partnership interest of U.S. Flywheel, Inc. was subsequently sold, after which U.S. Flywheel, Inc. began its search for a business in which to engage. In May 1996 U.S. Flywheel, Inc. sold all of its assets and liabilities to Famous Sam's Group, Inc., a Nevada corporation incorporated in 1996, in exchange for shares in Famous Sam's Group, Inc. which were distributed to the stockholders in U.S. Flywheel Inc. Famous Sam's Group Inc. briefly was a restauranteur.

     On November 17, 1997, Famous Sam's Group Inc. entered into an agreement (the "Reorganization Agreement") with BioProgress Technology, Inc., a Colorado corporation ("BioProgress Technology Colorado"). Pursuant to the Reorganization Agreement, Famous Sam's Group Inc. acquired all of the outstanding capital stock of BioProgress Technology Colorado in exchange for 4,000,000 post-split shares of Common Stock, after giving effect to a reverse one for five stock split approved by the then majority shareholder of Famous Sam's Group Inc. on October 21, 1997.

     In conjunction with the execution and delivery of the Reorganization Agreement, Famous Sam's Group Inc. entered into an agreement (the "BioProgress Technology Limited Option Agreement") with certain of the shareholders of BioProgress Technology Limited, an entity incorporated in England and Wales. BioProgress Technology Colorado acquired approximately 62% of BioProgress Technology Limited on November 11, 1998, and the remaining approximately 38% of BioProgress Technology Limited on December 31, 1998, issuing an aggregate of 22,818,446 shares of Common Stock as the sole consideration for the acquisition. BioProgress Technology Limited is the company originally responsible for research and development of our product lines. In addition, in November 1997, BioProgress Technology International and BioProgress Technology Limited entered into an exclusive distribution agreement pursuant to which the BioProgress Technology International became the exclusive distributor in the United States and Canada of any products created by BioProgress Technology Limited. Currently, these products are XGel(TM) film system and XGel(TM) film. The exclusive distribution agreement terminates upon the later of 20 years from the first commercial sale of BioProgress Technology Limited's products or the expiration of the last valid utilized patent.

     In December 1997, Famous Sam's Group Inc. changed its name to BioProgress Technology International, Inc.

     On August 12, 1998, BioProgress Technology acquired D.H.A. Nutrition Limited, a company incorporated in England and Wales, as a wholly owned subsidiary in exchange solely for 400,000 shares of Common Stock. The agreement provided that the number of shares which BioProgress Technology issued in the acquisition of D.H.A. Nutrition Limited could be increased by an aggregate of 600,000 shares based upon cumulative gross revenue targets in respect of D.H.A. Nutrition Limited's feed and food supply sales, but such targets were not met. The sole asset of D.H.A. Nutrition Limited on the date of acquisition was an agreement with Martek Biosciences Corporation, a U.S. corporation whose securities trade on the Nasdaq National Market System, which is currently inactive. However, we gained direct access to several leading retailers in the United Kingdom by acquiring D.H.A. Nutrition Limited, which, we believe, will offer the potential to expand the customer base for a proposed line of vegetarian soft-capsule dietary supplements by BioProgress Technology Limited.

     On February 15, 1999, BioProgress Technology acquired from TruTona International, Inc., a privately-held Atlanta-based corporation ("TruTona"), patents, licenses and trademarks relating to a broad range of products, including an award winning range of flushable and biodegradable disposable products designed by TruTona. BioProgress Technology paid the sellers of TruTona $1,500,000 in the acquisition, half in the form of 1,875,000 shares of Common Stock and half in cash.

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

     On April 5, 1999, BioProgress Technology entered into a license with EcoProgress, a Canadian company with securities traded on the Vancouver Stock Exchange. The license was granted for the sum of $1,500,000, and gives EcoProgress the exclusive right to manufacture, sell and distribute anywhere in the world a line of flushable and biodegradable disposable products employing the intellectual property that we acquired from TruTona. The transaction also included the sale to EcoProgress of assets acquired from TruTona, including trademarks and certain products. EcoProgress paid $380,000 cash at closing and the remaining $1,120,000 was paid through the issuance of 1,066,667 shares of registered common stock in EcoProgress (which BioProgress Technology has subsequently sold).

     On July 6, 2001 we announced the completion of the acquisition of ProDesign Technology Limited. ProDesign Technology Limited is a specialist design house skilled in the use of Pro-E computer aided design techniques. After the acquisition this team completed its third party design work and now works exclusively on our product research and development.

     On August 27, 2002 BioProgress Technology International announced that it had executed an amendment to the license agreement held by EcoProgress. BioProgress Technology International waived all outstanding royalties due to it from EcoProgress and agreed to waive all future royalties that would accrue in respect of sales of all products produced by EcoProgress under the terms of the Exclusive License Agreement. In addition, BioProgress Technology International and EcoProgress agreed to a mutual release of all obligations under the Research and Development Agreement between the parties. In consideration for an agreement to amend the exclusive License Agreement, EcoProgress has irrevocably waived any and all rights it may have or may have had to participate in the ownership and commercialization of BioProgress Technology International's technology as employed in ostomy products. BioProgress Technology International will pay EcoProgress a royalty of 5% of all proceeds it receives on any account from its ostomy products to a maximum cumulative amount of US $1,000,000.

     BioProgress Technology International purchased 5,843,750 shares of common stock, representing approximately 46.6% of the outstanding equity of The Healthy Forum during April 2000 and April 2001. The Healthy Forum is designing a range of food products, dietary supplements and mineral beverages, and promoting selected supplemental products not necessarily designed by The Healthy Forum, to be marketed under the Health Matters(TM) brand and targeted at the well-being segment of the mass food and beverage market. BioProgress Technology International has now agreed to grant The Healthy Forum an exclusive license to employ a version of the XGel(TM) film system Septum(TM) technology to produce some of The Healthy Forum's unique formulations.

OVERVIEW OF OUR BUSINESS

     BioProgress Technology is engaged in the research, development, marketing, sales and distribution of products that use water soluble and biodegradable films for the dietary supplement, pharmaceutical, recreational and cosmetic industries and other applications. BioProgress Technology also develops flushable and biodegradable products for the medical industry. BioProgress Technology operates through four wholly owned subsidiaries, BioProgress Technology, Inc., BioProgress Technology Limited (UK), ProDesign Technology Limited (UK) and DHA Nutrition Limited (UK) (collectively with BioProgress Technology International, "we," "our" or the "Company"). BioProgress Technology also own a significant minority interest in The Healthy Forum Limited. Our principal research and development operations are in England.

     Our primary focus is on the development and commercialization of our unique and proprietary process, the XGel(TM) film system ("XGel(TM)"), which comprises the equipment used to encapsulate ingredients in our XGel(TM) film. The first commercial version of the XGel(TM) film system, known as Swallow(TM), is used to produce soft capsules that are free from gelatin and other animal by-products. Soft capsules are commonly recognized as products that contain a wide variety of non-liquid fillings in ingestible form, such as vitamin, herbal and mineral supplements and as oral delivery systems for drugs. We have also developed a non-ingestible form, known as NIM(TM) for applications such as paintballs and toiletries (such as bath and aromatherapy oils). Three additional versions of the XGel(TM) film system are in development and available in prototype form. The first additional version, known as TabletWrap(TM), aims to replace coating processes employed in the production of tablets. The second additional version, known as NRobe(TM), aims to encapsulate powders in a continuous process thereby

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eliminating the need for two piece hard shell capsules. The third additional version, known as Septum(TM), enables the encapsulation of two noncompatible active ingredients in the same capsule separated by a membrane of XGel(TM) film. Collectively, the five versions of the XGel(TM) film system aim to provide a cost effective and animal-free encapsulation process for liquids, tablets and powders, thereby addressing the needs of the entire existing market for oral dosage forms while providing novel delivery mechanisms which we believe are not possible with traditional processes.

     We believe there is an increasing demand for our non-gelatin capsules. Gelatin is a protein which is predominantly derived from animal renderings. A number of industry and consumer trends are driving the need to replace gelatin as an encapsulation material. Among them are:

     -  Health and safety concerns,

     -  Religious, ethnic and moral beliefs,

     -  Efficacy of the material and process, and

     -  New product development.

     Our current business model envisions the following elements:

     - Sell licenses to use our intellectual property vested in the XGel(TM) film systems,

     -  Sell XGel(TM) film systems,

     -  Sell XGel(TM) film for use with XGel(TM) film systems,

     - Offer research and development services to assist licensees to gain maximum benefit from the license and,

     - Offer research and development services to customers seeking new product innovations involving XGel film or film systems.

     We anticipate that the resultant business model will benefit our business in the following ways:

     - Licensing will eliminate the requirement for us to make a large capital investment to establish Company-owned Good Manufacturing Practices (Good Manufacturing Practice facilities are required by the Food and Drug Administration for companies to produce end products, prescription drugs or over the counter drug products for consumers), Licensing will eliminate the need for us to recruit skilled personnel to staff Good Manufacturing Practice facilities,

     - Licensing could facilitate the rapid introduction of the XGel(TM) film system on a global basis by a large group of companies who already have in place the infrastructure and resources to produce and deliver products to consumers,

     - The ability for a rapid rollout could reduce the risk of a competitive response by industry peers,

     - Licensing the manufacture of our technologies and focusing on research and development will potentially allow us to employ our innovative technological and engineering skills to maximum advantage, and

     - Licensing the manufacture of our technologies will potentially enable us to maintain a low cost base.

     During 2001, we took several major steps toward commercializing the XGel(TM) film system. We demonstrated the first ingestible product version of the XGel(TM) film system, named "Swallow(TM)", through batch trials of a wide range of XGel(TM) films and active ingredients. We designed Swallow(TM), which is the subject of various patent applications, and we had a system manufactured by specialist sub-contractors. Having the ability to demonstrate Swallow(TM) in operation to potential customers has generated interest from more than 40 international corporations interested in potentially purchasing licenses and the XGel(TM) film system.

     On June 4, 2001, we opened our purpose built research and development facility at Hostmoor, in March, Cambridgeshire, England. The 27,000 square feet facility houses special cubicles, termed "pods", in which

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development work can be conducted in isolation, thereby enabling us to progress development work simultaneously with several customers, and on our own account, while maintaining strict confidentiality.

     Also, during June 2001, we commenced user trials of our flushable and biodegradable ostomy pouch. An ostomy pouch is a bag used to collect human waste for individuals who have lost the use of all or part of their digestive system. We believe that initial feedback from users is extremely encouraging. As a result of the feedback received during Q3 of 2001, we produced a large batch of ostomy pouches in order to expand the number of trials with a view to collecting sufficient data to determine the efficacy of the current design. Following receipt and study of the data collected from trials during Q4 of 2001, we determined that our ostomy pouch appeared to have commercial potential.

     During July, 2001 we demonstrated laboratory produced samples to potential customers for our NRobe(TM) and Septum(TM) technologies currently under development. NRobe(TM) and Septum(TM) technologies are the subject of filed but unpublished patent applications.

     On July 10, 2001 we completed four agreements with a Spanish pharmaceutical company, Farmasierra, S.L., for: the sale of a full scale XGel(TM) film system; the grant of a non-exclusive license to use our patents in respect of the XGel(TM) technology; the future supply of additional XGel(TM) film systems; and, the future supply of XGel(TM) film for use with the XGel(TM) film systems. In January 2003 we entered into an agreement with Farmasierra for the purchase of an additional XGel(TM) film system. Farmasierra has agreed to lend us the funds needed to begin construction of this system. We are also continuing discussions to develop and expand our business together.

     On November 28, 2001, we announced that we had reached a commercial agreement with The Boots Company plc (LSE: BOOT) ("Boots") whereby Boots would use our XGel(TM) film system to produce samples for consumer trials of an innovative oral dosage form. On April 2, 2002 we announced the execution of stage three of our first Product Development Agreement with Boots following successful consumer acceptability trials of the newly developed products. The Product Development Agreement was first executed in October 2000 and proceeded to stage two during November 2001. The aim of the Product Development Agreement is to develop a range of innovative new consumer products utilizing our unique XGel(TM) film system encapsulation technology. For commercial reasons the specific products and categories are confidential.

     On December 6, 2001 we announced that engineering tests conducted by Peter Black Healthcare Limited on its XGel(TM) film system under order had proved successful and that stability trials of capsules produced on the system had commenced. We announced that the XGel(TM) film system had successfully produced 10 minim size capsules at a rate of 80,000 per hour. On March 26, 2002 we announced that Peter Black Healthcare Limited had accepted the XGel(TM) film system under contract. Further, such acceptance triggered a contract for a second system. In addition, we announced that Peter Black Healthcare Limited had executed an option to acquire 5 NRobe(TM) versions of the XGel(TM) film system. Subsequent to this announcement, Peter Black Healthcare increased to 10 the number of NRobe(TM) XGel(TM) film systems under option.

     On March 28, 2002 following eighteen months of development work and evaluation studies, we entered into an agreement with Worldwide Consumer Medicines, a division of Bristol-Myers Squibb Company, in respect of a novel application of the XGel(TM) film system. For commercial reasons the specific products and categories are confidential.

     On August 27, 2002 we entered into a patent license agreement with Convatec, a division of Bristol-Myers Squibb Company, in respect of our ostomy products.

DESCRIPTION OF PRODUCTS

     Our primary focus is to commercialize our XGel(TM) film system.

                              XGEL(TM) FILM SYSTEM

     The gelatin capsule market is divided into two sectors: "hard" or "soft," according to the nature of the capsule shell. We have developed and commercialized a version of the XGel(TM) film system for the manufacture of soft capsules. Soft capsules are formed and filled simultaneously and predominantly carry liquid fills which

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enables their use in a far wider variety of products than hard capsules, including pharmaceutical, vitamin, herbal and mineral, toiletries and paintballs.

     The soft capsule consists of shell and contents. The shell is a means of transporting the contents from the manufacturer to the consumer. Some soft capsule manufacturers produce the contents as well as the shell and sell the finished product under their own brand or for use in private label brands. Other manufacturers simply act as sub-contract or "toll" suppliers to the proprietors of main brands.

     Over the past several years, we have increased our knowledge base of natural and water-soluble materials and the means of processing them to form soft capsules, to enrobe, or coat, tablets and to produce and encapsulate powder forms. Initially, one base material and one means of processing were developed to serve the needs of the market. From our own research and from discussions with actual and potential customers, we have developed an extensive library of XGel(TM) films and five specific constructions of the XGel(TM) film system designed to maximize the efficacy of the production process. The five current versions of the XGel(TM) film system are:

     - NIM(TM): For production of soft capsules for non-ingestible applications.

     -  Swallow(TM): For production of ingestible capsules.

     -  NRobe(TM): For coating and enrobement of solid dose and powder forms.

     - TabletWrap(TM): For replacing the coating processes employed in the production of tablets.

     - Septum(TM): For the encapsulation of two noncompatible active ingredients in the same capsule separated by a membrane of XGel(TM) film

     We believe that our XGel(TM) film system has significant advantages over traditional gelatin-based soft capsule production machinery. The pharmaceutical industry, for example, currently uses three types of gelatin-based dosage forms: gelatin soft capsules for liquids, coated tablets and two-piece hard gelatin capsules for powders. Two of these processes exist because the soft capsule process is essentially wet, and therefore not suitable for use with powders. With the development of a powder fill version of the XGel(TM) film system, pharmaceutical companies would be able to employ just the one process to deliver both liquid and powder products. Further, our Septum(TM) technology enables both liquids and powders to be combined in a single capsule and to be released at different times and or sites in the digestive system.

     XGel(TM) Film System -- Non-Ingestible Products: XGel(TM) film, the raw material used in the process, is made from a water-soluble and biodegradable polymer, which is naturally resistant to oils. This version of XGel(TM) film exhibits good elasticity and forms a very strong bond when sealed during the encapsulation process. The first products to be produced using the XGel(TM) film system comprise a range of moisturizing bath oils. There are four different soft capsules in the range, each containing a different fragrance designed to deliver a relaxing, refreshing or invigorating ambience to the bathroom. We are also developing paintballs for recreational use using the XGel(TM) film system.

     XGel(TM) Film System -- Ingestible Products: the XGel(TM) film also can be made from drug regulatory body-approved natural and sustainable ingredients, and are, therefore, ingestible. These materials are processed to form XGel(TM) films. XGel(TM) films are produced in a format that enables them to be processed using similar machinery as used for non-ingestible soft capsules. Using proprietary techniques, XGel(TM) films may be formulated and/or coated to produce an encapsulation medium with broad ranging characteristics that facilitate the oral delivery of oils, pastes and powders by time or at site within the human body. XGel(TM) films are processed using the XGel(TM) film system. We have developed a comprehensive range of films suitable for vitamin, herbal and mineral supplements as well as pharmaceutical products.

     Gelatin is a protein which is predominantly derived from animal renderings. For many years, gelatin has proven to be an acceptable and cost-effective encapsulation medium for soft capsules. However, a number of

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industry and consumer trends are driving the need to replace gelatin as an encapsulation material. Among them are:

     - Health and safety concerns -- The outbreak of "mad cow" disease has caused worldwide concern over animal products, particularly in Europe.

     - Religious, ethnic and moral beliefs -- Many groups, because of belief or culture, refuse to consume gelatin derived from cows or pigs, or in some cases, from any animal source.

     - Efficacy of the material and process -- use of the XGel(TM) film system and XGel(TM) film has lower raw material costs, requires reduced capital investment and manpower, includes a multi-task encapsulating head, enables improved speed of processing and reduced drying time as compared to current gelatin encapsulation technology.

     Following the outbreak in Europe of Bovine Spongiform Encephalopathy ("BSE"), commonly known as "mad cow" disease, all animal-derived food and by-products have come under the scrutiny of the scientific community and legislators for fear that BSE may have entered the human food chain. The reason for concern is that BSE may be linked to Creutzfeldt Jakob Disease ("CJD"), which is fatal to humans. Since the first recorded deaths in 1995, about 100 people have succumbed to CJD, the vast majority in the United Kingdom, where 15 died in 1999 and 27 died in 2000, according to the U.K. Department of Health. A further six cases in living persons were subsequently identified. During 2000, cases of BSE were recorded in France, Germany, Poland and Spain, and during 2001 the first case of BSE was recorded in Japan. Australia and New Zealand have refused imports of bovine-derived materials and by-products.

     We believe that our XGel(TM) film system is one of a limited number of viable full-market alternative for consumers who wish to switch to animal-free products in the global market for soft capsules. Market research carried out in the United States and in Europe has indicated that in excess of 30% of all families are making efforts, on a regular basis, to remove animal products from their diet.

     The XGel(TM) film system not only provides consumers with the choice of an animal-free soft capsule, but we believe its unique and novel design may deliver significant advantages in the manufacturing process when compared to traditional encapsulation processes, many of which may lead to a cheaper cost for the encapsulation process overall. These advantages are:

     - Reduced Capital Investment and Manpower: The nature of XGel(TM) film eliminates the need for mixing containers and vats currently used to prepare gelatin for the encapsulation machine. In addition, expensive machinery is needed to maintain the viscosity of gelatin during its transportation to the encapsulation machine. We believe these resultant savings more than offset the somewhat higher raw material cost for XGel(TM) film over gelatin powder. We believe that the net resultant savings to our customers by switching from gelatin based systems are potentially significant.

     - Multi-Task Engine: A modular design of the filling, sealing, and cutting head, the "engine", makes it possible to produce capsules having a range of shapes and sizes on the same XGel(TM) film system without a lengthy changeover procedure. Traditional machinery using gelatin cannot deliver this flexibility.

     - Improved Speed of Processing: To achieve the correct viscosity for processing, gelatin requires wide changes in temperature prior to its being fed to the encapsulation machine. The time taken to achieve this change in temperature is one of the controlling factors that determine the speed at which the encapsulation machine can produce products. XGel(TM) film requires no such temperature variation, and its use can potentially increase processing speeds significantly to a level dependent upon the rate of injection of the material to be encapsulated.

     - Reduced Drying Time: Gelatin soft capsules require up to 48 hours in which to dry after being made. This lengthy process requires a substantial resource in terms of material handling equipment and storage facilities. XGel(TM) soft capsules require less than one hour to dry.

     We believe our XGel(TM) film system to be a potentially revolutionary development within the encapsulation industry since it was first established in 1935.

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                      FLUSHABLE AND BIODEGRADABLE PRODUCTS

     Although XGel(TM) is our primary focus, we also hold two patents for ostomy products. We believe that our flushable and biodegradable colostomy pouch offers colostomists a safe, hygienic and convenient product, which equals or exceeds the in-use performance of existing products. We commenced user trials of our colostomy pouch during the third quarter of 2001. We believe that initial feedback from users is extremely encouraging. As a result of the feedback received during Q3 of 2001, we produced a large batch of ostomy pouches in order to expand the number of trials with a view toward collecting sufficient data to determine the efficacy of the current design. In 2002, we have executed an exclusive worldwide license which includes minimum royalty payments for each of the first two years for one version of our ostomy pouch to Convatec. Commercialization of this product will be handled solely by this licensee and we are not obligated to contribute to the cost of commercializing the product.

CLIENTS

                              XGEL(TM) FILM SYSTEM

     In fiscal 2000, our top three customers accounted for 96% of total revenues, with Proctor and Gamble accounting for 67.5% of total revenues and the remaining 28.5% attributable to Boots and EcoProgress. In fiscal 2001, our top five customers accounted for 93% of total revenues, with Proctor and Gamble accounting for 43% and the four other customers (Boots, EcoProgress, Peter Black and VAX) contributed the remaining 50%. Our contract with the Proctor & Gamble Company has been completed and we have not entered into a new agreement with them. For the nine months ending September 30, 2002 our top five customers were Bristol-Myers Squibb, Convatec, Peter Black, Farmasierra and Boots, accounting for approximately 95% of total revenues approximately evenly spread across the five of them. Historically, revenues have been derived predominantly from development fees with the customers set forth under "-- Research and Development."

     We have begun to recognize some revenues from machine sales of the XGel(TM). On July 24, 2000, we entered into several agreements with Peter Black Healthcare Limited ("Peter Black"), the United Kingdom's leading supplier of private label vitamin, mineral and herbal supplements, as follows:

     - Under an agreement for the supply of a prototype machine, we have agreed to sell to Peter Black a form fill and seal encapsulation machine and have agreed to provide services as necessary to upgrade such machine according to certain specifications. Peter Black has agreed to pay $1,000,000 for a machine and services in four equal installments, $500,000 of which has been paid to date, with the two remaining installments tied to acceptance of the machine, its delivery and first commercial use of products manufactured by the machine.

     - Under a film supply agreement, we have agreed to sell to Peter Black ingestible films compatible with the form fill and seal machine described above within certain specifications. This agreement terminates upon the termination of the patent license agreement, described below.

     - Under a machine supply agreement, we have agreed to supply form fill and seal machines subject to certain specifications to Peter Black. Peter Black has agreed to pay us for such machines based upon the number of machines ordered by Peter Black in decreasing prices per machine as the number of machines ordered increases. The machine supply agreement terminates upon termination of the patent license agreement, described below.

     - Under a patent license agreement, we have granted Peter Black an exclusive license to manufacture, sell or otherwise deal in dietary supplements and non-prescription medicines using XGel(TM) film compatible with the machine and manufactured under the license, in the United Kingdom and the Republic of Ireland, and a non-exclusive license to the same elsewhere in the European Union and Switzerland, with provision for this to be extended to the rest of the world with our written consent. We have agreed to use reasonable efforts to cause Peter Black to be the contract manufacturer outside of the United Kingdom and the Republic of Ireland to any third party who expresses an interest in dietary supplements and non-prescription medicines using XGel(TM) film systems. Peter Black may sublicense its rights under the license. Peter Black has agreed to pay a fee for such license based upon the number of form fill and seal machines ordered by Peter Black, payable annually in decreasing increments. The patent license

                                        46
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        agreement shall terminate on the later of the expiration of the last of the licensed patents in the United Kingdom and the Republic of Ireland, being 2022, and ten years from the date products manufactured by the form fill and seal machines are first put on the market anywhere in the European Union.

     We are capable of working with potential customers around the world, although historically our customers have been in the U.S. and the UK.

                      FLUSHABLE AND BIODEGRADABLE PRODUCTS

     We are not currently pursuing additional clients, other than our one licensee, for our ostomy pouch since we are not focusing our sales, marketing or creative efforts on these products. Our licensee is our sole customer for the product and royalties under the license constitute all potential revenues for this product.

     We are capable of working with potential customers around the world, although historically our customers have been in North America and the UK.

SALES AND MARKETING

                              XGEL(TM) FILM SYSTEM

     Our marketing and sales strategy is focused on providing engineering processes and proprietary materials to enable cost efficient, flexible and high capacity novel dosage forms to manufacturers of pharmaceuticals, vitamins herbs and minerals, and fast moving consumer goods. In addition, we anticipate that new markets for our products will be developed as future versions of our XGel(TM) film system are proven. We only use our website and a corporate brochure to market and develop our products.

                      FLUSHABLE AND BIODEGRADABLE PRODUCTS

     The marketing and sales strategy for our ostomy pouch is to market through our sole licensee, and receive royalties on sales made by such licensees.

INDUSTRY BACKGROUND

                              XGEL(TM) FILM SYSTEM

     We have targeted our XGel(TM) film system technology primarily at the global encapsulation and delivery markets for pharmaceutical, vitamins, herbs, minerals and over the counter medicine products. In addition, a variation of the XGel(TM) film system is capable of producing novel delivery solutions for a wide range of fast moving consumer goods, such as laundry products and cosmetics. Our immediate customer target is the manufacturer of such products.

     Based upon informal surveys conducted in 1997 within the industry, we believe that the U.S. retail market for vitamins and supplements was in excess of at least $10 billion at that time. The market for vitamins, minerals and dietary supplements in the United Kingdom was approximately L348 million in 1999 according to Information Resources Inc. The market for household products other than cosmetics is currently less developed, but we believe it has enormous potential and we have various novel applications under development. The market for cosmetic applications is more mature, but smaller, than the other markets.

     We believe that the market for vitamins and other nutritional supplements is likely to continue to grow as the world's demographics continue to shift towards a more senior-aged population, which has a greater tendency to use vitamins on a regular basis. According to the U.S. Census, the segment of the U.S. population aged 45 and above will continue to grow, increasing 42% by the year 2030. We believe that as consumers grow older, chronic health problems will become more of a concern. Most significant among these are cancer, lack of energy, cardiovascular problems, joint pain and high cholesterol. We believe that more senior-aged consumers will seek alternative treatments for these health problems, as well as invest in preventative measures. Likewise, we believe

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

that the pharmaceutical and over the counter medicinal sectors will continue to grow for the same reasons as the vitamin supplement market.

     Upon entering the capsule market, we believe that our XGel(TM) film system gelatin-free soft capsule will be extremely attractive to vegetarians and certain ethnic and religious groups, such as Muslims, Hindus, Jews and Seventh Day Adventists. These groups represent large potential markets. For example, based on population estimates of predominantly Muslim countries, the Muslim population now stands globally at approximately 935 million.

     Certain formulations of XGel(TM) film are likely to enable its use as a drug delivery system. We have executed agreements with several global corporations engaged in the marketing of oral dose forms. In addition we continue discussions with several leading pharmaceutical companies regarding the sale of XGel(TM) film system licenses. It is too early in our development to comment in more detail on the possibilities within this market sector and no assurances can be made that any such discussions will result in additional formal agreements with any of such pharmaceutical companies.

                      FLUSHABLE AND BIODEGRADABLE PRODUCTS

     Based on information provided by our licensee, currently we estimate the size of the ostomy market to be approximately $1 billion. Within this market, to our knowledge, our ostomy pouch is the only flushable and biodegradable product.

COMPETITION

     In each of our markets, we face significant competition from other companies that are better capitalized, have greater name recognition, have more background and experience in the industry, have greater financial, technical, marketing and other resources, and have better facilities.

                              XGEL(TM) FILM SYSTEM

     The gelatin soft capsule market is currently dominated by two companies, namely R.P. Scherer Inc., a subsidiary of Cardinal Healthcare Inc., and Banner Pharmacaps Inc., a subsidiary of Sobel NV. The softgel machines have been manufactured primarily by R.P. Scherer, Pharmagel and others from South Korea (because of their lower cost). Companies such as Pharmagel are recognized as being providers of high speed and high quality machines. Any or all of these companies may be developing alternative processes to compete with the XGel(TM) film system. We are aware of two competitors that have made attempts to modify traditional soft capsule machines and materials in order to produce animal-free or non-gelatin soft capsules, one of which has successfully launched a starch based product.

                      FLUSHABLE AND BIODEGRADABLE PRODUCTS

     The market for ostomy pouches is dominated by a small number of large producers, none of which to our knowledge produce a flushable and biodegradable ostomy pouch.

DISTRIBUTION METHODS

                              XGEL(TM) FILM SYSTEM

     Soft capsules reach consumers via a multitude of distribution channels. In the United States, dietary supplements and pharmaceuticals are sold through traditional over-the-counter outlets, as well as "in-store" locations at large food retailers. In general terms, the sales and distribution channels that we plan to use will be through licensed manufacturers, are mature and can be easily identified.

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                      FLUSHABLE AND BIODEGRADABLE PRODUCTS

     Our ostomy pouch will be manufactured and distributed through our exclusive licensee, Convatec. We will receive a royalty based on total sales of the product per annum.

SUPPLIERS

                              XGEL(TM) FILM SYSTEM

     We contract the production of XGel(TM) film with four suppliers. We do not have written agreements with these suppliers to secure any quantity of film. It would take a significant period of time to qualify a new supplier to start production of XGel(TM) film. We believe that there are currently only a limited number of suppliers capable of producing our XGel(TM) film. We attempt to manage this risk by spreading our requirements over these four suppliers. We contract with several equipment manufacturers to construct the XGel(TM) film system. We believe that there is currently a large number of manufacturers capable of constructing XGel(TM) film systems to our specifications.

INTELLECTUAL PROPERTY RIGHTS

     We value highly our intellectual property and precautions have been, and will be taken to ensure its security. No discussions have, or will be held with third parties without the protection of a confidential disclosure agreement. Our future sales revenues are heavily dependent upon our procuring and maintaining broad protection of our intellectual property. There can be no guarantee that complete protection will be afforded to any or all of our processes and materials.

     We hold 15 patents and have applications in progress for an additional 27 patents.

                              XGEL(TM) FILM SYSTEM

     Application has been made to have our trademark XGel(TM), NRobe(TM) and Septum(TM) registered, and we intend to make an application for TabletWrap(TM), in the major markets in which we intend to operate. The technology used in XGel(TM) film systems is the subject of 13 patents and 27 international patent applications. Furthermore, we are in the process of preparing four additional patent applications relating to its XGel(TM) film system process and the soft capsules produced thereon.

     We have licensed our XGel(TM) film system processes to several customers, as discussed above.

                      FLUSHABLE AND BIODEGRADABLE PRODUCTS

     We hold two patents in respect of flushable and biodegradable colostomy pouches. As described above we have entered into an exclusive license agreement for these patents with a global device manufacturer.

RESEARCH AND DEVELOPMENT

                              XGEL(TM) FILM SYSTEM

     We are committed to a research and development program intended to produce new products for licensees and new variations of, and improvements to the XGel(TM) film system. We seek to explore the use of alternative materials and formulations and to test their suitability to form capsules suitable for ingestion and drug delivery by time and at site. In parallel with the formulation work, we aim to expand the processing abilities of the XGel(TM) film system. We spent $3,580,845 in 2001, as compared to $2,522,000 in 2000 and $1,602,322 in 1999 on research and development. In general, the cost of research and development undertaken is not borne by our customers. Research and development under certain product development agreements, as discussed below, where specifically so stated, is borne by the licensees and/or manufacturers who are our customers. There can be no guarantee that our research and development work will produce products that are saleable to our targeted customers.

     Research and development expenditure in the first three quarters of 2002 decreased by 92% from $1,082,421 in 2001 to $71,749 in 2002. The reason for the decrease in 2002 is a result of the increased research and development efforts funded by customers in developing new variations of the XGel(TM) film system specifically, the ingestible products prototype machines (Swallow(TM), TabletWrap(TM), NRobe(TM), and Septum(TM) engine) and film development. During 2002 and the latter quarters of 2001, we took several major steps toward commercializing the XGel(TM) film system. During 2002 and 2001, we have expensed as operating costs most continuing research and development expenditures not funded by customers, and intend to report as cost of revenues only those expenses directly related to inventory of equipment and sale thereof.

     During February 2000, we executed an Exclusive Evaluation Agreement with Proctor and Gamble in respect of a specific application of the XGel(TM) film system. The Exclusive Evaluation Agreement provided for ourselves and this customer to work together to develop a novel delivery system for a new mass market consumer product. During October 2000, we announced that the Exclusive Evaluation Agreement executed earlier that year had been completed and a new Joint Development Agreement was effective. Fees paid during 2000 under this agreement represented 67.5% of our revenue in 2000. We completed work on the Joint Development Agreement during August, 2001.

     On March 7, 2000, we announced an agreement with JT USA, LP ("JT USA") and Dye Precision, Inc., whereby we will develop a unique range of paintballs using XGel(TM) film system technology for exclusive worldwide distribution by JT USA for six years, subject to certain minimum orders. The term of the agreement was six months but the agreement was extended by mutual oral agreement and we received fees of $45,000 to date, with additional monthly payments of $5,000 to be made to us during the term, in addition to payments for orders placed by JT USA.

     On October 20, 2000, BioProgress Technology Limited executed an exclusive agreement with Boots in respect of an application of its XGel(TM) film system encapsulation technology. Boots is funding research on this technology. On July 9, 2001, we extended our product development agreement with Boots and negotiated ongoing commercial terms to enable new product concepts to enter consumer trials. The Product Development Agreement was executed in October 2000 to develop a range of innovative new consumer products utilizing our unique XGel(TM) film system encapsulation technology. For commercial reasons, the specific products and categories are confidential. On April 2, 2001 we announced that Boots had executed stage three of the product development agreement which, in line with our business model, includes a technology licensing agreement, the design and supply of production machines and the on-going supply of the proprietary film materials necessary to manufacture the new products.

                      FLUSHABLE AND BIODEGRADABLE PRODUCTS

     We are not currently conducting any further research and development on our ostomy product, however if we observe other opportunities in this market we may decide to participate.

GOVERNMENT REGULATION

     Research and development activities and the manufacturing and marketing of products using our ingestible XGel(TM) film system technology are subject to the laws, regulations, guidelines and, in some cases, regulatory approvals of governmental authorities in the United States and other countries in which the products will be marketed. Specifically, in the United States, the Food and Drug Administration ("FDA"), among other areas, regulates new drug product approvals to establish the safety and efficacy of these products. FDA also regulates the formulation, manufacture and labeling of foods, dietary supplements and over the counter drugs. FDA regulations require companies to meet relevant Good Manufacturing Practice regulations for the preparation, packing and storage of foods and over the counter drugs. Good Manufacturing Practices for dietary supplements have yet to be promulgated but are expected to be proposed. Governments in other countries have similar requirements for testing and marketing of drug products, foods and dietary supplements. Although we are not directly regulated, we make efforts to cause our products to comply with regulations in the various jurisdictions in which our customers are located so that our customers can apply for regulatory approval to use XGel(TM)film systems in their products.

     In the United States, the processing, formulation, packaging, labeling and advertising of the ingestible products used in conjunction with our technologies are subject to regulation by one or more federal agencies, including the FDA, by the Federal Trade Commission ("FTC"), the Consumer Product Safety Commission, the U.S. Department of Agriculture and the U.S. Environmental Protection Agency. These activities are also regulated by various agencies of the states, localities, and countries in which ingestible products are sold. We are not currently nor do we expect to be required to obtain regulatory approval from either the FDA nor the FTC for our XGel(TM) film or XGel(TM) film systems although our customers may require approval to use them in their products.

                            U.S. REGULATORY PROCESS

     The duration of the governmental approval process for marketing new pharmaceutical substances, from the commencement of pre-clinical testing to the receipt of a governmental final letter of approval for marketing a new substance, varies with the nature of the product and with the country in which such approval is sought. For entirely new drugs, the approval process could take eight to ten years or more; however, for reformulations of existing drugs (such as to integrate XGel(TM) film), the process is typically shorter. In either case, the procedures required to obtain governmental approval to market new drug products are costly and time-consuming, requiring rigorous testing of the new drug product. There can be no assurance that even after such time and expenditures, regulatory approval will be obtained by our customers for any products that are developed by other companies using our ingestible XGel(TM)film system technology. While we are actively seeking development partners, there are currently no ongoing clinical trials of new drugs using our ingestible XGel(TM) film system technology.

     The steps required before a new human pharmaceutical product can be marketed or shipped commercially in the United States are cumbersome and time-consuming.

     The facilities of each company involved in the manufacturing, processing, testing, control and labeling must be registered with and approved by the FDA. Continued registration requires compliance with Good Manufacturing Practice regulations. The FDA conducts periodic establishment inspections to confirm continued compliance with its regulations.

     We and/or our subcontractors are also subject to various federal, state and local laws, regulations and recommendations relating to such matters as laboratory and manufacturing practices and the use, handling and disposal of hazardous or potentially hazardous substances used in connection with research and development work. Although we believe we are in compliance with these laws and regulations in all material respects, there can be no assurance that we or our subcontractors will not be required to incur significant costs to comply with environmental and other laws or regulations in the future.

     The 1994 Dietary Supplement Health and Education Act revised the provisions of the Federal Food, Drug and Cosmetic Act concerning the composition and labeling of dietary supplements. The legislation creates a new statutory class of "dietary supplements." This new class includes vitamins, minerals, herbs, amino acids and other dietary substances for human use to supplement the diet, and the legislation grandfathers, with some limitations, dietary ingredients that were on the market before October 15, 1994. A dietary supplement that contains a dietary ingredient that was not on the market before October 15, 1994 will require evidence of a history of use or other evidence of safety establishing that it is reasonably expected to be safe. Manufacturers of dietary supplements that make specified types of statements on dietary supplements, including some product performance claims, must have substantiation that the statements are truthful and not misleading. Our ingestible XGel(TM) film system technology is being used (or is in development for use) in formulating dietary supplements.

     The adoption of new regulations in the United States or in any of our international markets, or changes in the interpretation of existing regulations, could have a material adverse effect on the business of our customers. In some markets, including the United States, claims made with respect to dietary supplements may change the regulatory status of the products. In the United States, for example, it is possible that the FDA could take the position that claims made for some of the dietary supplements incorporating our ingestible XGel(TM) film system technology places those products within the scope of an FDA over the counter drug monograph. Over the counter monographs prescribe permissible ingredients and appropriate labeling language, and require the marketer or supplier of the products to register and file annual drug listing information with the FDA. In the event that the FDA asserted that product claims for other products caused them to fall within the scope of over the counter monographs, we would be required either to comply with the applicable monographs or to change the claims made in connection with the products. We cannot be sure that we could do so effectively, or that any changes would not adversely affect sales and marketing of an affected product.

     There can be no assurance that the FDA will accept the evidence of safety for any new dietary ingredient that we or our customers may decide to use, and the FDA's refusal to accept such evidence could result in FDA requiring costly safety testing. Also, while the 1994 Dietary Supplement Health and Education Act authorizes the use of statements of nutritional support in the labeling of dietary supplements, the FDA is required to be notified of such statements, and there can be no assurance that the FDA will not consider particular labeling statements used by our customers to be drug claims rather than acceptable statements of nutritional support, necessitating approval of a costly new drug application, or re-labeling to delete such statements.

     Regardless of how products incorporating our ingestible XGel(TM) film system technology are regulated, the Federal Food, Drug, and Cosmetic Act and other federal statutes and regulations govern or influence the research, testing, manufacture, safety, labeling, storage, record keeping, approval, distribution, use, reporting, advertising and promotion of such products. We are currently required to submit a type 4 DMF form to the FDA for XGel(TM) film to be used in any drug product. Noncompliance with applicable requirements by any company involved in the manufacturing, processing, testing, control, labeling, promotion or advertising, etc., can result in civil penalties, recall, injunction or seizure of products, refusal of the government to approve or clear product approval applications or to allow such company to enter into government supply contracts, withdrawal of previously approved applications and criminal prosecution.

     Our customers must also comply with product labeling and packaging regulations that vary from country to country. Failure to comply with these regulations can result in a product being removed from sale in a particular market, either temporarily or permanently, which would indirectly have a materially adverse effect on our business. The FTC, which in the United States exercises jurisdiction over the advertising of the products used in conjunction with our technology, has in the past several years instituted enforcement actions against several dietary supplement companies for false and misleading advertising of some of their products. These enforcement actions have resulted in consent decrees and monetary payments by the companies involved. In addition, the FTC has increased its scrutiny of the use of testimonials. Although we have not been the target of FTC enforcement action for the advertising of our products, we cannot be sure that the FTC will not question our advertising or that of our customers in the future. In November 1998, the FTC issued a guide for the dietary supplement industry, describing how the FTC applies the law that it administers to advertisements for dietary supplements. It is unclear whether the FTC will subject advertisements of this kind to increased surveillance to ensure compliance with the principles set forth in the guide.

     In addition, we cannot predict whether new legislation or regulations governing our activities will be enacted by legislative bodies or promulgated by agencies regulating our activities, or what the effect of any such legislation or regulations on our business would be.

EMPLOYEES

     As of December 31, 2002, we had 21 full-time employees and 1 part-time employee. As of December 31, 2001, we had 36 full-time employees and two part-time employees, including thirteen primarily engaged in research and development and four in sales and marketing. During 2002, the number of full time employees decreased as a result of continued restructuring of business operations which began in the third quarter of 2001, and more specifically as a result of reduced headcount for our ProDesign Technology division acquired in June, 2001.

     Our future success depends in significant part upon the continued service of our key technical and senior management personnel and its continuing ability to attract and retain highly qualified technical and managerial personnel. Competition for such personnel is intense and there can be no assurance that we can retain its key managerial and technical employees or that it can attract, assimilate or retain other highly qualified technical and managerial personnel in the future. Collective bargaining units represent none of our employees and, to date, we have not experienced a work stoppage. We believe that our employee relations are good.

PROPERTIES

     BioProgress PLC's chief executive offices are located at Hostmoor Avenue, March, Cambridgeshire, United Kingdom PE15 0AX and the telephone number at this address is +44 (0)1354 655 674. Our US offices are being provided by one of our directors for a nominal rent.

     In November 2000, BioProgress Technology Limited entered into a 25 year lease agreement in respect of 25,000 square feet of new purpose built manufacturing facility located at Hostmoor, March, Cambridgeshire, United Kingdom. The new building has been custom built to serve as the final assembly, test and commission base for our range of XGel(TM) film systems. The main area of the facility houses five cubicles called "pods", which have been designed to allow our customers to carry out commission work in a confidential manner. We anticipate being able to commission fifty XGel(TM) film systems annually from existing resources and space is available to double that rate if and when required. Two different versions of the XGel(TM) film system are already on site and three more are expected.

LEGAL PROCEEDINGS

     On October 4, 2002 we received notice from The Healthy Forum calling on us to pay L337,459.71 ($526,909.59) in respect of our 5,843,750 shares of The
Healthy Forum, which The Healthy Forum has alleged are partly paid. On October 28, 2002 we served notice on The Healthy Forum that we intended to petition the court seeking an injunction to restrain The Healthy Forum from taking any action to forfeit our shares. Upon receiving such notice The Healthy Forum agreed to defer any action in respect of its allegations pending resolution of the claim.

     BioProgress Technology Ltd. has been named as a co-defendant in a proceeding against our former Chief Financial Officer, Mr. Longley, relating to shares of BioProgress Technology International allegedly owned by Mr. Longley but claimed to be the property of the plaintiff. We believe this case to involve a dispute between these two individuals and not to involve BioProgress Technology Ltd. and therefore do not believe it will have an adverse effect on our business. BioProgress International will comply with any valid court order requiring a transfer on the stock ledger of the ownership of the disputed shares.

            MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

     BioProgress Technology International's Common Stock is currently quoted on the Over The Counter Bulletin Board maintained by the National Association of Securities Dealers, Inc., under the symbol "BPRG.OB." There was no trading in the Common Stock prior to August 1996. The following table sets forth the range of high ask and low bid quotations per share of the Common Stock as reported by IDD Information Services, for the annual, quarterly and monthly periods indicated.

FISCAL YEARS ENDED                                            HIGH ($)   LOW ($)
------------------                                            --------   -------
December 31, 1997...........................................      2.00     0.125
December 31, 1998...........................................      1.75      .022
December 31, 1999...........................................    2.4375    0.2656
December 31, 2000...........................................      6.00      1.00
December 31, 2001...........................................      2.88      0.33

FISCAL QUARTERS ENDED                                         HIGH ($)   LOW ($)
---------------------                                         --------   -------
March 31, 2000..............................................         6         1
June 30, 2000...............................................      4.75   2.03125
September 30, 2000..........................................     3.625       1.5
December 31, 2000...........................................  3.046875    1.4375
March 31, 2001..............................................      2.88       1.5
June 30, 2001...............................................      1.69      1.04
September 30, 2001..........................................      1.85      0.33
December 31, 2001...........................................      0.82      0.33
March 31, 2002..............................................      0.92      0.88
June 30, 2002...............................................      0.57      0.48
September 30, 2002..........................................      0.42      0.31
December 31, 2002...........................................      0.55      0.31

MONTHS ENDED                                                  HIGH ($)   LOW ($)
------------                                                  --------   -------
February 28, 2002...........................................      0.43      0.30
January 31, 2002............................................      0.64      0.43
December 31, 2001...........................................      0.82      0.52
November 30, 2001...........................................      0.54      0.34
October 31, 2001............................................      0.64      0.33
September 31, 2001..........................................      0.62      0.33
August 31, 2001.............................................      1.15      0.68

     The above prices represent inter-dealer quotations without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions.

     As of December 2, 2002, there were 2,648 holders of record for Common
Stock.

DIVIDEND POLICY

     BioProgress Technology International has paid no dividends on the Common Stock since inception and BioProgress PLC does not expect to pay such dividends on its ordinary shares in the foreseeable future.

PREFERRED STOCK

     In 2000, we issued 3,802,818 shares of Series B Preferred Stock to approximately 231 accredited investors at a price of $2.50 per share. Each share of Series B Preferred Stock were converted into such number of shares of Common Stock on the following schedule: on or before December 31, 2000, two and one half shares of Common Stock; from December 31, 2000 to on or before December 31, 2001, one share of Common Stock; and from December 31, 2001 to on or before December 31, 2002, one half of one share of Common Stock. Thereafter, all conversion rights of the Series B Preferred Stock expire.

     In 2001, we issued approximately 422,720 shares of Series B Preferred Stock to approximately 20 accredited investors at a price of $2.50 per share. Each share of Series B Preferred Stock issued during 2001 may be converted into such number of shares of Common Stock on the following schedule: on or before December 31, 2001, two and one half shares of Common Stock; from December 31, 2002 to on or before December 31, 2002, one share of Common Stock; and from December 31, 2002 to on or before December 31, 2003, one half of one share of Common Stock. Thereafter, all conversion rights of the Series B Preferred Stock expire.

     At the effective time of the merger all outstanding shares of Series B preferred stock will be converted into preference shares of BioProgress PLC.

                             STOCK OWNERSHIP TABLE

     The following table sets forth certain information concerning the beneficial ownership of BioProgress Technology International's Common Stock by the directors, Named Executive Officers, all directors and executive officers as a group, and each person known by us to own more than 5% of our Common Stock as of December 2, 2002. Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission, including Rule 13d-3 under the Exchange Act.

NAME AND ADDRESS OF                                                   AMOUNT              PERCENT OF
BENEFICIAL OWNER                                                BENEFICIALLY OWNED         CLASS(1)
-------------------                                         ---------------------------   ----------
The Jade Partnership International Inc. 9055 Huntcliff
  Trace, Atlanta, GA 30350................................                  2,580,000(2)      5.2%
Barry J. Muncaster Woodlands Place, Moulton Road, Kennett,
  Suffolk CB8 8QT.........................................         7,853,109(2, 3, 4, 5)     15.8%
Malcolm D. Brown 87 The Lammas, Mundford, Norfolk IP26
  5DS.....................................................               4,614,277(4, 5)      9.3%
Graham R.M. Hind Silver Lodge, 22 Twentypence Road,
  Wilbunton, Ely, Cambridgeshire CB6 3RN..................            2,597,773(4, 5, 6)      5.0%
Edward Nowak 4 Davey Close, Impington CB4 4YJ.............                 960,065(4, 5)      1.9%
Larry C. Shattles 9055 Huntcliff Trace, Atlanta, GA
  30350...................................................                    715,993(5)      1.5%
Carey B. Bottom 4901 Kingswood Drive, Greensbono, NC
  27410...................................................                  2,355,953(7)      4.7%
Directors and Executive Officers as a Group (11 people)...  19,135,035(2, 3, 4, 5, 6, 7)     35.0%

---------------

(1) Based on 49,230,101 shares of Common Stock issued and outstanding on December 2, 2002.

(2) The Jade Partnership is a Delaware corporation, the equity ownership of which is as follows: (i) 42.49% -- Barry J. Muncaster; (ii) 21.22% -- Joe Muncaster, the son of Barry J. Muncaster; (iii) 7.06% -- Linda Zangus, the wife of Barry J. Muncaster; and (iv) 29.23% -- Malcolm D. Brown. All 2,580,000 shares of Common Stock owned by Jade are attributed to Mr. Muncaster for this table.

(3) These shares include 3,808,634 shares owned directly by Barry J. Muncaster and 864,475 shares held by his wife, as well as the 2,580,000 shares held by the Jade Partnership.

(4) These shares include an option granted on January 25, 1999, which allows the holder to acquire up to 500,000 shares of Common Stock at any time on or before December 31, 2003.

(5) These shares include an option granted on November 27, 2000, which allows the holder to acquire up to 100,000 shares of Common Stock at any time on or before November 27, 2005.

(6) These shares include an option granted on October 10, 2002, which allows the holder to acquire up to 1,650,000 shares of Common Stock at any time on or before December 31, 2005.

(7) These shares include an option granted on October 10, 2002, which allows the holder to acquire up to 1,250,000 shares of Common Stock at any time on or before December 31, 2005.

                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

     The following selected consolidated financial data as at and for the years ended December 31, 1997, 1998, 1999, 2000, and 2001 are derived from the financial statements of BioProgress Technology International, which have been audited by Arthur Andersen LLP, independent chartered accountants. The selected consolidated financial data as at and for the nine month periods ended September 30, 2001 and 2002 is unaudited but, in the opinion of management, reflect all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the information included therein. The financial data set out below should be read in conjunction with the Consolidated Financial Statements and Notes thereto and Management's Discussion and Analysis of Financial Condition and Results of Operations, included elsewhere in this proxy statement/prospectus. The results for the nine month period ended September 30, 2002 are not necessarily indicative of results that may be expected for the full year.

                                                                                                   NINE MONTHS ENDED
                                               YEARS ENDED DECEMBER 31,                              SEPTEMBER 30,
                           -----------------------------------------------------------------   -------------------------
                             1997         1998          1999          2000          2001          2001          2002
                           ---------   -----------   -----------   -----------   -----------   -----------   -----------
Statement of operations
  data:
  Net revenues...........  $      --   $    28,118   $   293,582   $   925,351   $   966,738   $   724,774   $ 2,070,756
  Loss from Operations...   (123,173)     (905,286)   (3,017,529)   (4,346,962)   (6,549,490)   (4,926,383)   (1,766,524)
  Other income, net......         --            --            --            --            --            --            --
  Net loss...............                 (905,286)   (3,017,529)   (4,376,479)   (6,990,507)   (5,248,826)   (2,084,240)
  Net loss per common
    share
   outstanding/diluted...      (0.14)        (0.06)        (0.10)        (0.17)        (0.17)        (0.12)        (0.05)
  Weighted average number
    of common shares
   outstanding/diluted...         --    14,317,657    30,159,566    40,401,395    45,730,823    45,657,091    48,207,530

                                                                                                   NINE MONTHS ENDED
                                               YEARS ENDED DECEMBER 31,                              SEPTEMBER 30,
                           -----------------------------------------------------------------   -------------------------
                             1997         1998          1999          2000          2001          2001          2002
                           ---------   -----------   -----------   -----------   -----------   -----------   -----------
Balance sheet data:
  Current assets.........  $      --   $   147,151   $   636,101   $ 7,112,268   $ 2,250,141   $ 1,881,054   $ 1,309,724
  Current Liabilities....         --     1,213,852     2,753,571     2,358,720     3,667,001     3,072,394     3,297,237
  Total assets...........    124,000     7,118,251     8,298,584    14,534,108    10,066,310     9,968,318     8,233,949
  Stockholders' equity...   (124,000)    5,802,485     5,418,418    11,884,228     5,792,439     5,375,630     4,670,252

                   CAPITALISATION AND INDEBTEDNESS STATEMENT

     The following table sets forth BioProgress Technology's historical capitalization and indebtedness statement as at February 28, 2003 (except for accumulated deficit and accumulated other income which is as of September 30,
2002). All amounts are unaudited. This table should be read in conjunction with the sections "Selected Consolidated Financial and Other Data", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements included in this proxy statement/prospectus.

BORROWINGS
Bank overdrafts.............................................      $    408,592(1)
PREFERRED STOCK
Redeemable convertible preferred stock, Series B, par value
  $2.50.....................................................      $    262,320
STOCKHOLDERS' EQUITY
Common stock................................................      $     49,749
Additional paid in capital..................................        26,363,412
Accumulated deficit.........................................       (19,103,570)
Accumulated other comprehensive income......................           124,327
                                                                  ------------
Total stockholders' equity..................................      $  7,433,918
                                                                  ============
TOTAL CAPITALISATION........................................      $  8,104,830

---------------

(1) L258,602 was drawn on this UK pounds sterling denominated facility which was equivalent to approximately $408,592 using the exchange rate of L1 to $1.58 which was the closing rate on February 28, 2003.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     The following description of "Management's Plan of Operation" constitutes forward-looking statements for purposes of the Securities Act and the Exchange Act and as such involves known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. The words "expect", "estimate", "anticipate", "predict", "believes", "plan", "seek", "objective" and similar expressions are intended to identify forward-looking statements. Important factors that could cause the actual results, performance or achievement to differ materially from our expectations include the following: (1) one or more of the assumptions or other factors discussed in connection with particular forward-looking statements prove not to be accurate; (2) we are unsuccessful in increasing sales through our anticipated marketing efforts; (3) mistakes in cost estimates and cost overruns with respect to our products or services; (4) our inability to obtain financing for general operations including the marketing of our technology and products, and acquisitions; (5) non-acceptance, generally of our technology or one or more of our products in the marketplace for whatever reason; (6) our inability to supply any of our technology or products to meet market demand; (7) generally unfavorable economic conditions that would adversely effect purchasing decisions by purchasers of our technology or distributors, resellers or consumers of products using out technologies; (8) development of a similar competing product at a similar price point; (9) the inability to negotiate a favorable agreement for or to adequately protect our intellectual property; (10) if we experience labor and/or employment problems such as the loss of key personnel, inability to hire and/or retain competent personnel; (11) if we experience unanticipated problems and/or force majeure events (including but not limited to accidents, fires, acts of God etc.), or we are adversely affected by problems of our suppliers, shippers, customers or others; and (12) our revenues could be negatively affected by the loss of a major client. Our risk factors are described in the section entitled "Risk Factors" contained herein. All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by such factors. We undertake no obligation to publicly release the result of any revisions to these forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

     The following discussion should be read in conjunction with our Consolidated Financial Statements, including the notes thereto.

OVERVIEW

     We are a development stage company engaged primarily in the research, development, manufacturing, marketing, sales and distribution of products that use water soluble and biodegradable films for the dietary supplement, pharmaceutical, recreational and cosmetic industries and other applications. Our research and development operations are located in the United Kingdom. During 2000, 2001 and 2002 our primary focus remained and remains on the development and commercialization of our unique and proprietary process, the XGel(TM) film system.

     We generate revenues from fees pursuant to research and development contracts, licensing the rights to use our intellectual property in the XGel(TM) film system, the sale of the XGel(TM) film system, the sale of XGel(TM) film to use in the film system and research and development services to assist customers in gaining maximum benefit from the license. Revenues from license arrangements and the sale of XGel(TM) film system are recognized when there is persuasive evidence of an agreement with a customer, collectibility is probable and the fee is fixed or determinable. Revenues from research and development contracts are recognized ratably over the period to which the contract relates, unless significant acceptance criteria exist. If acceptance criteria exist, revenues are recognized upon the earlier of customer acceptance or the expiration of the acceptance period.

     We currently have agreements with Peter Black and Farmasierra providing for the purchase of XGel(TM) film systems, the future supply of film for use in the film systems and license agreements to allow them to use XGel(TM) technology in their products. Apart from the XGel(TM) film systems which they have already committed to purchase, the recognition of revenues from the contracts is dependent upon them beginning production of consumer products incorporating XGel(TM) film in commercial quantities at which time we would begin to recognize revenues from the sale of film and in royalty payments under licenses. In addition we have previously completed, and are currently working on, development contracts with a number of customers. Pursuant to these contracts we design and develop consumer products (sometimes adapted from existing products) which use XGel(TM) technology. The contracts usually involve our producing and testing samples. In addition to receiving specified payments for completing this development work, we hope that successful completion of these development contracts will lead to execution of license, film supply and film system agreements as development customers put the new or adapted products into commercial production. See "Business -- Clients" and "-- Research and Development" and "Risk Factors -- The loss of one of our largest customers could cause our revenues to drop quickly and unexpectedly."

     We have entered into an exclusive agreement with Convatec to commercialize our flushable and biodegradable ostomy pouch. We are not obligated to fund the commercialization of this product further although as part of the amendments to our agreements with EcoProgress we agreed to pay EcoProgress a royalty of 5% of all proceeds we receives on any account from our ostomy products up to a maximum cumulative amount of US $1,000,000. See "Business -- History" and "-- Clients'

     Since inception, we have incurred substantial operating losses and we expect operating losses to continue in the near term as we continue our product development efforts, conduct trials and undertake marketing and sales activities for the XGel(TM) film system. Our ability to achieve profitability is dependent upon our ability to successfully execute our marketing and sales plan for the XGel(TM) film system and various versions of XGel(TM) film, and to complete in an efficient and timely manner development work on other versions of the XGel(TM) film system.

     We have reviewed our operations -- in particular, the projects and products under development being undertaken together with a full review of our overheads with regard to cash burn, financial resources and the amount of funds required until cash flow break-even. As a result of this review, projects and product development have been re-prioritized with a view to bringing those projects to market more quickly which will have a positive cash flow impact. As an indication of the depth and quality of our intellectual property rights and products in various stages of development, we did not feel that any projects should be shelved completely, as all the projects could earn significant future revenues for our business. We have decided to seek third party investors or joint venture partners for certain projects to mitigate current cash outflows and to bring these projects to commercialization more quickly.

     We arranged a bank overdraft with Barclays Bank PLC for L400,000. As of February 28, 2003, we had drawn L258,602 (equivalent to approximately $408,592) on the overdraft. L300,000 is subject of a personal guarantee by Barry Muncaster, BioProgress Technology International's former Chief Executive Officer, and the remaining L100,000 is subject of a personal guarantee by Graham Hind, BioProgress PLC's Managing Director and we do not expect the facility to be withdrawn or curtailed in the foreseeable future.

     We have reported earlier that BioProgress Technology International's directors and the directors of all of our operating subsidiaries had taken a 66.6% pay cut for the twelve month period commencing July 1, 2001, after which period the salaries would be reviewed. We have conducted such a review and will retain the pay cut for the foreseeable future. The London office, opened in early 2001, has been closed and the Norwood Road premises were leased, then sold during Q1 of 2002 to The Healthy Forum Limited. Stronger and improved internal financial controls implemented earlier and prioritization of projects has resulted in decreased costs. We have gradually reduced cash burn from operations throughout the final six months of 2001 and through the first three quarters of 2002 and we intend to closely control and plan our cash outlay moving forward. We believe that we continue to manage our working capital effectively.

     On September 9, 2002 Ms. Elizabeth Edwards, Group Accountant, agreed to act temporarily as the Company's Chief Financial Officer.

     On July 28, 2002 we received notice from Arthur Andersen that its business would cease to exist on July 31, 2002 and, therefore, it would resign as our auditors effective that date. We have appointed Grant Thornton to succeed Arthur Andersen as auditors.

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

RESEARCH AND DEVELOPMENT PROJECTS

     The following table summarizes information relating to the material presently ongoing related groups of research and development projects. The table presents for such groups of projects, the amounts spent in the nine months ended September 30, 2002 and for fiscal years 2001 and 2000 together with our current expectation for completion of these projects and current expectations when such projects will begin generating revenues.

                                       AMOUNT OF
                                          R&D            AMOUNT OF         AMOUNT OF
                                    EXPENDITURE FOR         R&D               R&D                              WHEN
                                       THE NINE       EXPENDITURE FOR   EXPENDITURE FOR     EXPECTED         REVENUE
                                     MONTHS ENDED     THE YEAR ENDED    THE YEAR ENDED       DATE OF      IS EXPECTED TO
                                     SEPTEMBER 30,     DECEMBER 31,      DECEMBER 31,     COMPLETION OF    BE REALIZED
PROJECT                                  2002              2001              2000            PROJECT       FROM PROJECT
-------                             ---------------   ---------------   ---------------   -------------   --------------
Liquid Fill Encapsulation.........    $59,253.40       $1,191,138.55      $522,875.00         On going         2003
Powder & Solid Encapsulation......      9,948.32           27,310.51                          On going         2004
Ostomy............................      2,547.27            6,849.94                       End of 2003         2003
                                      ----------       -------------      -----------
                                      $71,749.00       $1,225,299.00      $522,875.00
                                      ==========       =============      ===========

     The above information is based on our current expectations and the results of the projects thus far and is also contingent on our ability to continue to devote the cash and other resources to such projects. We cannot assure you that any of these projects will be completed successfully or even if completed successfully that customers will decide to commercialize products that are developed. Thus, even if successful, such projects may not necessarily lead to our recognizing license, film or film system revenue

COMPARISON OF THE PERIOD FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2002 TO THE NINE MONTHS ENDED SEPTEMBER 30, 2001

CONSOLIDATED STATEMENT OF OPERATIONS

     As discussed above our operations were streamlined during the first three quarters of 2002 to reduce cash burn and conserve resources and are expected to remain stabilized at current levels in terms of premises and other overhead throughout 2002. This has resulted in overall decreases in all material headline expense figures in the profit and loss account. We expect to recruit between 10 and 15 additional research, design and production engineering staff during the first quarter of 2003 in order to deliver contracts in hand and in negotiations.

  REVENUES

     Our total revenues increased to $2,070,756 from $724,774 in the first nine months of 2001. The increase in total revenues in the first nine months of 2002 was a result of recognition of deferred revenue relating to fees under research and development agreements.

     The following is a summary of major contracts signed during 2001 and the first three quarters of 2002 that have had a major impact on our revenues and which are expected to lead to the generation of material revenues in 2003.

     On August 30, 2002 we executed a worldwide exclusive license agreement, ending April 17, 2021, in respect of a variation of our flushable and biodegradable technology with Convatec, a division of a major medical device manufacturer. As a result of this agreement, we have ceased exploring commercial opportunities for our ostomy pouch. For the time being, details of the Worldwide Exclusive License agreement are to be held in strictest confidence at the request of our Licensee. We will receive a license fee related to sales of ostomy products containing our technology.

     On May 21, 2002 we announced that we had executed another new product development agreement with Boots. This is the second Agreement with Boots and is separate from the first agreement executed in October 2000, which has progressed to Stage 3 as announced by us during April 2002. Once again the aim is to develop a range of innovative new consumer products utilizing our unique XGel(TM) film system. This new agreement will focus on the new NRobe(TM) version of the XGel(TM) technology. For commercial reasons the specific products and categories are confidential. Boots will pay us $100,000 in two installments pursuant to our agreement at key stages in the products development.

     On May 23, 2002 we announced we had gained Kosher approval for our XGel(TM) film system. Dayan M. D. Elzas, Rabbi in charge of the Kashrus Board of the London-based Federation of Synagogues issued a letter stating the XGel(TM) film system is capable of Kosher Certification. After thorough research into both ingredients and manufacturing processes, Dayan M. D. Elzas concluded that the XGel(TM) film system is suitable for Kosher purposes. Our customers will be able to apply for Kosher Certification, which will be readily forthcoming provided their own products meet the necessary requirements.

     On August 27, 2002 we announced that we had executed an amendment to the license agreement held by Consolidated EcoProgress Technologies. We waived all outstanding royalties due to us from EcoProgress and agreed to waive all future royalties that would accrue in respect of sales of all products produced by EcoProgress under the terms of an exclusive license agreement. In addition, we and EcoProgress agreed to a mutual release of all obligations under the Research and Development Agreement between the parties. In consideration of our agreement to amend the exclusive license agreement, EcoProgress has irrevocably waived any and all rights it may have or may have had to participate in the ownership and commercialization of BioProgress' technology as employed in ostomy products. BioProgress will pay EcoProgress a royalty of 5% of all proceeds it receives on any account from its ostomy products to a maximum cumulative amount of US $1,000,000.

     On September 30, 2002 we announced that we had executed a new product development agreement with a global pharmaceutical company for up to $200,000 paid in four equal installments on commencement of each optional development program undertaken in the agreement.

     On November 27, 2002 we executed a contract with a potential customer whereby the potential customer paid us $500,000 for certain rights to evaluate certain of our technologies. Under certain circumstances we may be required to refund this amount.

     On December 18, 2002 we executed a new product development agreement with a global pharmaceutical company for $40,000 $20,000 of which has been paid and the remainder is to be paid when we deliver specified sample products.

     We are continuing to work with major international corporations engaged in pharmaceuticals, consumer durables and confectionery products to determine the suitability of the XGel(TM) film system to replace traditional encapsulation processes and, in some cases, to facilitate new product development not possible with competitive technologies. Most, if not all of our customers are the owners of major product brands. Market sensitivities surrounding such brands call for a high degree of confidentiality. We respect the needs of our customers and therefore refrain from naming them unless we have their full prior approval to do so.

  COST OF REVENUES

     Our cost of revenues decreased from $88,459 in 2001 to $61,315 in 2002. The cost for 2002 primarily consisted of expenditures made by our recently acquired (in 2001) ProDesign Technologies Limited division, including direct labor costs of $25,081. The remaining expense in 2002 included materials purchased by the ProDesign division to complete a consulting contract in place at the time of acquisition and direct materials purchased for use in the XGel(TM) film system. The cost for the 2001 period were primarily comprised of direct labor and materials cost related to development contracts, the largest being our collaboration with Proctor and Gamble in development of XGel(TM) film system variants. We do not expect to incur material cost of revenue expense until we begin shipment of XGel(TM) film systems to customers, or unless we enter into additional revenue based development agreements with our customers.

  RESEARCH AND DEVELOPMENT EXPENDITURE

     Research and development expenditure in the first three quarters of 2002 decreased by 92% from $1,082,421 in 2001 to $71,749 in 2002. The reason for the decrease in 2002 is a reduction of expenditure in order to conserve cash resources following the review and prioritization of projects which was begun in 2001. During 2002 and 2001, we have expensed as operating costs most continuing research and development expenditures, and intend to capture as cost of revenues only those expenses directly related to inventory of film and film systems and the sale thereof and identifiable costs of development contracts.

  GENERAL AND ADMINISTRATIVE EXPENSES

     General and administrative expenses have increased to $3,175,527 in the first nine months of 2002 from $2,967,405 in the nine months 2001. The material balances classified within general and administrative expenses are discussed below:

  DIRECTORS AND SENIOR MANAGEMENT COSTS

     Payments in relation to directors and senior management services have decreased to $369,623 during the first three quarters of 2002 from $1,018,492 during the comparable period of 2001. Since July 1, 2001, the salaries of directors were cut by two thirds and all bonus provisions reversed for a period of twelve months, at which time the salaries were reviewed again and the status quo maintained. Management also continues to pursue other cost cutting measures, and accepted resignation from our Chief Financial Officer, James T.C. Longley. Mr. Longley's responsibilities are being absorbed by Elizabeth Edwards our acting Chief Financial Officer.

  AMORTIZATION AND DEPRECIATION

     Amortization and depreciation. Amortization and depreciation costs have decreased in the nine months of 2002. The charge during the nine months of 2002 was $474,974 compared to $805,709 in the nine months of 2001. The charge for the first half of 2002 includes increased depreciation resulting from higher fixed asset levels which have resulted from our purchase of ProDesign Technology Limited in June of 2001, and the write-off of the goodwill of $167,706 which arose upon that acquisition. Such write-off was deemed appropriate in the current period as a result of the significantly reduced headcount, revenue and operations of the ProDesign division. The reduction against the first half of 2001 is a result of the charge for amortization of goodwill that arose following the reverse acquisition of BioProgress Technology Limited in 1998, in 2002 being $0 compared to $339,088 in 2001. We have applied the provisions of SFAS 142 and accordingly no longer amortize the goodwill.

  STAFF RELATED COSTS

     Staff related costs, which consist primarily of salary costs (other than directors and senior management), recruitment, and traveling have increased to $812,412 in 2002 from $733,451 in 2001. This increase is a result of increases in the headcount as we develop different variations of the XGel(TM) film system and an increase in travelling costs.

  OTHER GENERAL AND ADMINISTRATIVE COSTS

     Other costs within the general and administrative area have increased to $1,085,468 in the nine months to September 2002 from $629,125 in the equivalent period of 2001. The following are the major reasons for the changes: A write-off of prepaid costs in respect of the common stock purchase agreement entered into with Fusion Capital Fund II, LLC has meant $630,728 has been charged in the first nine months of 2002 compared with $0 in the 2001. Foreign exchange gains during the nine months of 2002 were $92,002. In the comparable period of 2001, foreign exchange losses were $55,823. As cash balances have been reducing, we have not been as adversely affected by adverse foreign currency fluctuations. Other expenses within this category, which include such items as office overheads (rent, stationery, maintenance and similar categories) decreased in line with expectations due to our review of operations in 2001 and implementation of cost reductions during 2002.

     General administration charges are likely to stabilize or slightly decrease in the short term as a result of our review of operations and cost reduction measures and controls implemented in late 2001. We continue to make efforts to minimize day-to-day overheads and periodic reviews of overhead costs continue to be undertaken internally.

  REALIZED AND UNREALIZED PROFIT (LOSS) ON MARKETABLE SECURITIES

     A loss of $134,539 was recognized during the first nine months of 2002 as compared to a loss of $444,060 in 2001. We have now disposed of all marketable securities. The holdings were sold to provide working capital and the downwards movements in the capital markets meant that significant losses were realized.

  PROFESSIONAL FEES

     Professional fees decreased to $394,150 in the first nine months of 2002 from $1,068,821 in the nine months ended of 2001. The amount during 2001 was caused largely by increased corporate advice fees related to leverage of our capital structure and other potential equity transactions.

  LOSS FROM OPERATIONS

     The result of the above is that a net loss from operations of $1,766,524 was generated in the first nine months of 2002 compared to a loss of $4,926,383 in the first nine months of 2001. We expect that costs will stabilize or slightly decrease during the forthcoming quarters as a result of management review of operations and cost reduction measures and controls implemented in late 2001 and as we begin delivering XGel(TM) machines.

  SHARE OF LOSS OF EQUITY INVESTMENT

     During 2000, we invested an initial $50,000 in The Healthy Forum. We continue to offer financial support by way of loan. The Healthy Forum has been formed to build a global well-being brand in the complimentary medical and specialty food sectors. The principal products of The Healthy Forum are feminine hygiene, beneficial foods and vitamins, minerals and supplements. During the first half of 2002, we have taken a charge to profit and loss in respect of our share of the losses of The Healthy Forum of $199,790, as compared to $209,390 in the first half of 2001. In April 2001, we increased our shareholding in The Healthy Forum from 29.9% to 46.6% by way of $120,000 cash and $500,000 settlement of debt. Additionally, we provided The Healthy Forum with cash loans since that time. The Healthy Forum has served notice on the Company alleging that the 5,843,750 shares of The Healthy Forum owned by the Company are partly paid and requested the payment of L337,459.71 ($526,909.59), failing which, the shares owned by the Company would be forfeited. We vehemently dispute this allegation and have served The Healthy Forum with a Statement of Claim demanding, inter alia, that it withdraws its allegation, see "Legal Proceedings".

 PROVISION FOR INCOME TAXES

     No provision has been made for income taxes in 1999, 2000 or 2001 or the first three quarters of 2002 as a result of the losses we have incurred. We have provided a 100% valuation allowance against the deferred tax asset arising on the net operating losses due to the uncertainty of their ultimate realization.

 DIVIDENDS PAYABLE AND ACCRETION OF PREFERRED STOCK

     During the first nine months of 2002 a charge of $177,073 was recorded, as compared to $268,133 for the first nine months in 2001, for accretion of preferred stock to increase the loss available to common shareholders. This is incurred due to a substantially increased issuance of Series B Preferred Stock during 2001, with the difference that arises between the subscription price and redemption value being charged to equity. Dividends of $15,178 were paid during the first three quarters of 2002 compared to $0 in the prior year.

COMPARISON OF THE PERIOD FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2001 TO THE TWELVE MONTHS ENDED DECEMBER 31, 2000

CONSOLIDATED STATEMENT OF OPERATIONS

 REVENUES

     Our total revenues increased 4.5% from $925,351 in 2000 to $966,738 in 2001 as compared to revenue growth of 215%, or $631,739, from 1999 to 2000. A number of factors contributed to the increase in total revenues in 2000 including new product development agreements and the first sales of licenses in respect of the

XGel(TM) film system. Revenues generated in relation to an evaluation agreement and a product development agreement with Proctor and Gamble contributed 67.5% of the total revenues in 2000 and 43.1% for 2001, and is the main contributor to the increased revenues for 2000 as compared to 1999. The remaining revenues were generated from research and development collaboration agreements and the receipt of ongoing license fees from its Canadian licensee for the TruTona products, EcoProgress. The levels of these other revenues in 2001 have increased as compared with 2000 and 1999 as a result of consulting revenue generated by ProDesign Technologies Limited, which we acquired in July, 2001.

 COST OF REVENUES

     Our cost of revenues increased from $20,902 in 2000 to $208,585 in 2001, and were at similar levels in 2000 compared to $21,458 in 1999. The increase in 2001 over 2000 was primarily due to costs incurred by our newly acquired (in
2001) ProDesign Technologies Limited division, including direct labor of $39,518 and the remainder being hardware purchased to complete a consulting contract with their largest customer (VAX).

 RESEARCH AND DEVELOPMENT EXPENDITURE

     Research and development expenditure in 2001 increased by 134% from $522,875 in 2000 to $1,225,299 in 2001. The majority of the increase in 2001 is a result of the increased research and development effort in developing new variations of the XGel(TM) film system specifically, the ingestible products prototype machine. During 2001, we took several major steps toward commercializing the XGel(TM) film system. During 2000 and 2001, we have expensed as operating costs most continuing research and development expenditures and intend to capture, as cost of revenues, only those expenses directly related to inventory of equipment and sale thereof and identifiable costs of development engagements.

 GENERAL AND ADMINISTRATIVE EXPENSES

     General and administrative expenses (including the management fee of Jade for 2000 of $150,000) have increased from $3,932,402 in 2000 to $4,454,924 in
2001, an increase of 13%. The material balances classified within general and administrative expenses are discussed below:

 DIRECTORS AND SENIOR MANAGEMENT COSTS

     For 2001, directors and senior management costs were $1,500,708 compared with $1,533,528 in 2000. The latter included the $150,000 management charge referred to in the paragraph below and bonus amounts totaling approximately $350,000, which were not expenses in 2001. From July 1, 2001, the salaries of directors were cut by two thirds and all bonus provisions reversed for a period of twelve months.

     Management charges -- Management charges payable to Jade ceased on March 31, 2000. During the first quarter of 2000, management charges of $150,000 were paid but none were paid in the second quarter of 2000 and thereafter.

 AMORTIZATION AND DEPRECIATION

     The charge for 2001 was $1,093,133 compared to $953,203 in 2000. The increase is entirely due to increased depreciation on fixed asset expenditure. The majority of the charge in both years relates to the amortization of goodwill generated following the reverse acquisition of BioProgress Technology Limited in 1998.

 STAFF RELATED COSTS

     Staff related costs, which consist primarily of salary costs (other than directors and senior management), recruitment, and traveling have increased to $848,670 in 2001 from $563,434 in 2000. This increase is a result of increases in the headcount as we develop different variations of the XGel(TM) film system and a significant increase in traveling costs.

 OTHER GENERAL AND ADMINISTRATIVE COSTS

     Other costs within the general and administrative area have increased to $1,012,413 in 2001 from $882,237 in 2000. The following are the major reasons for the movement:

     - Foreign exchanges losses during 2001 were $134,266 compared to losses of $357,073 in 2000. As cash balances have been reducing, we have not been as adversely affected by adverse foreign currency fluctuations.

     - Warrant accounting charges of $311,535 have been incurred in 2001 in relation to new warrants issued during the year.

     - Decreases in warrant accounting charges for warrants issued in prior years and losses on sale of fixed assets of approximately $110,000 and $100,000, respectively have been offset by increases in entertainment and rent of approximately $85,000 and $237,000, respectively. The decreased warrant accounting charges result from the decreased market price of our stock in 2001 and are more fully explained in the notes to the Consolidated Financial Statements, while increased rent and entertainment expenses in 2001 result from our newly leased location at Hostmoor and increased travel, investor relations, recruitment and marketing activities by senior management during 2001.

     - Other expenses within this category which include such things as office overheads (rent, stationery, maintenance and similar items) increased in line with expectations due to our increased levels of activity.

 REALIZED AND UNREALIZED (PROFIT) LOSS ON MARKETABLE SECURITIES

     A loss of $422,784 was incurred during 2001 as compared to a gain of $46,369 in 2000. We have now disposed of all of our holdings in marketable securities. The holdings in 2001 were sold to provide working capital and the downwards movements in the capital markets meant that significant losses were realized.

 PROFESSIONAL FEES

     Professional fees increased by 43% to $1,204,636 in 2001 from $842,293 in 2000. The amount during 2001 is caused largely by increased corporate advice fees related to leverage of our capital structure and other potential equity transactions.

 LOSS FROM OPERATIONS

     The result of the above is that a loss from operations of $6,549,490 was generated in 2001 compared to a loss of $4,346,962 in 2000, which represents an increase of 51%.

 SHARE OF LOSS OF EQUITY INVESTMENT

     During 2000, we invested an initial $50,000 in The Healthy Forum. We continue to offer financial support by way of loan. The Healthy Forum has been formed to build a global well-being brand in the complimentary medical and specialty food sectors. The principal products of The Healthy Forum are feminine hygiene, beneficial foods and vitamins, minerals and supplements. During the 2001 year, we have taken a charge to profit and loss in respect of our share of the losses of The Healthy Forum of $441,017, as compared to $29,517 in 2000. In April 2001, we invested an additional $75,000 in The Healthy Forum increasing our shareholding from 29.9% to 46.6%. Additionally, we provided The Healthy Forum with loans of $706,400 and $198,000 during 2001 and 2000.

  PROVISION FOR INCOME TAXES

     No provision has been made for income taxes in 1999, 2000 or 2001 as a result of the losses we have incurred. We have provided a 100% valuation allowance against the deferred tax asset arising on the net operating losses due to the uncertainty of their ultimate realization.

  DIVIDENDS PAYABLE

     During 2001 a decreased charge of $691,471, as compared to $2,563,872 in 2000, for accretion of preferred stock was taken to increase the loss available to common shareholders. This is incurred due to a substantially decreased issuance of Series B Preferred Stock during 2001, with the difference that arises between the subscription price and redemption value being charged to equity.

COMPARISON OF THE PERIOD FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2000 TO THE TWELVE MONTHS ENDED DECEMBER 31, 1999

RESULTS OF OPERATIONS

     There were two significant transactions affecting the Company's operations during 1999. These were (1) the purchase of the TruTona assets primarily in exchange for Common Stock and the incurrence of debt which was paid prior to year end, and (2) the license of these assets to EcoProgress. As a result, the assets of the Company increased significantly, with a smaller but corresponding increase in equity, due to the purchase of these assets in significant part through the issuance of Common Stock.

     BioProgress Technology International was reorganized in late 1997 and was in the development stage during 1997 and 1998. The Company incurred significantly higher losses in 1999. This was primarily due to the following:

        1.    Expansion of day-to-day operations.

        2. An increase in general and administrative expenses which includes goodwill amortization of $678,174, an increase in other depreciation and amortization charges, higher expenses from US operations, moving costs to new premises, and amortization of the TruTona investment.

        3.    An unrealized loss in the EcoProgress securities of $752,694.

        4.    Increased management charges.

LIQUIDITY AND CAPITAL RESOURCES

     We have financed our operations primarily through the sale of preferred stock to accredited investors. As at December 31, 2002, we had cash and cash equivalents of $548,034 compared with $5,851 at December 31, 2001.

     Since its inception, we have financed our operations primarily through the private sale of preferred stock to accredited investors and more recently through sales of common stock units on a private placement basis. As at September 30, 2002 and December 31, 2001, we had a net bank overdraft which totaled $580,265 and $326,887, respectively. During the first three quarters of 2002, we received $722,183 from sale of units and of Series B Preferred Stock shares as compared to $1,462,918 from the sale of units and of Series B Preferred Stock during the first three quarters of 2001. These proceeds were used for general working capital purposes, including research & development and the building, design and upgrade of further plant and machinery for our new Hostmoor location.

     On September 13, 2002 we were informed verbally by an officer of Fusion Capital of their intention to terminate the contract providing for the purchase of up to $6.0 million of our common stock on September 16, 2002. On September 16, 2002 we received from Fusion Capital formal notification that it had terminated the contract. At the time we filed our quarterly report for the period ending June 30, 2002 we reported that our directors had not had time to consult on the matter with counsel. In any event, at a meeting of the directors held on September 9, 2002 it was resolved that, because of general market conditions and other funding initiatives commenced and in hand, we would not be progressing with the Fusion contract in the foreseeable future, if at all. Accordingly, we believe that termination of the Fusion contract, if in fact it is terminated, will have immaterial or no impact on our plans. In the event of termination, Fusion Capital retains the 970,350 shares previously issued. Our directors have subsequently formed the view that Fusion Capital has no grounds for terminating the contract. Accordingly, we intend to serve notice on Fusion Capital demanding the return to the Company of the 970,350 shares issued to Fusion pursuant to the contract.

     Starting in February, 2002, the Company has entered into agreements with certain accredited investors for the issue of a total of 1,070,750 shares common stock and 2,141,500 warrants, exercisable at various prices for a term of five years, for cash consideration totaling $713,500, which was received in the first half of 2002. The agreements are pursuant to an offering by us for the sale up to 600 "units" of equity at a price of $5,000 per unit. Each unit is comprised of 7,500 shares of unregistered common stock and 6 warrants, each such warrant expiring on December 31, 2006 and each exercisable for 2,500 common shares at purchase prices which range from $1.00 up to $10.00. We believe the warrants currently have a nominal fair value and accordingly no fair value has been assigned to the warrants issued. We committed to have declared "effective" the registration of the common shares issued in this private placement by September 30, 2002, or otherwise issue an additional 1/10th unit (to a maximum of 90%) for each full month beyond that date through such time as declaration of effectiveness has been achieved. At the time of this proxy statement/prospectus we have not registered the common shares subject of the units and will, therefore, be issuing additional 1/10th units as appropriate and in due course. Since the registration statement of which this prospectus is a part is registering ordinary shares to be received by the investors for their unregistered common stock, we have fulfilled our obligation to register their common stock.

     We are in discussion with several parties regarding joint ventures, license agreements and distribution agreements for its XGel(TM) film system and derived products. On November 27, 2002 we executed an agreement with a potential customer who paid us $500,000 for certain rights to evaluate certain of our technologies. If a transaction does not proceed with this potential customer we may, in certain circumstances, be required to return any amounts paid to us. We also continue to investigate a number of other long-term funding scenarios and opportunities. We may require additional financing in order to fund the growth potential of the Company. Management estimates that additional financing may be required in the next twelve months to fulfill our working capital requirements for a period up to the point at which net sales revenues could sustain the our day to day operations and also enable us to further accelerate its growth both organically and maybe through acquisition. There can, however, be no assurance that any additional financing, either debt or equity financing, will be available, if and when needed, or that, if available, such financing could be completed on commercially favorable terms. Failure to obtain additional financing if and when needed, could have a material adverse affect on our business, results of operations and financial condition.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

     The following discussion about our market risk disclosures involves forward-looking statements. Actual results could differ materially from those projected in the forward-looking statements. We are exposed to market risk related to changes in foreign currency exchange rates. We do not use derivative financial instruments for speculative or trading purposes. The majority of our operations are with our UK subsidiary. Accordingly, operating results can be affected by fluctuations in the US dollar exchange rate with the UK pound sterling. Currency exchange rates are determined by market factors beyond our control and may vary substantially over a period of time. If the UK pound sterling were to strengthen in relation to the US dollar, our reported sales would be higher. The average exchange rate for fiscal 2001 was UKL0.69 per US$1.00, respectively. A change of 10% in the average exchange rate would have increased our 2001 net loss by approximately $393,000. As we begin to contract more in continental Europe we should face similar risks relating to the Euro.

                                   MANAGEMENT

     The following table sets forth certain information with respect to each of the directors, executive officers and certain key employees of BioProgress PLC. On January 31, 2003 Carey B. Bottom resigned as a director of BioProgress PLC and BioProgress Technology International for personal reasons. Barry J. Muncaster who has served as the chief executive officer of BioProgress Technology International has agreed to resign as a director and officer upon completion of the Reincorporation. Mr. Muncaster will continue to provide advice to BioProgress PLC as a consultant. Mr. Graham Hind will assume the role of chief executive officer upon completion of the Reincorporation. Mr. Peter Glynn-Jones has agreed to join the board of directors of BioProgress PLC as an independent non-executive director effective upon completion of the Reincorporation and to serve as chairman of the board and on the audit and compensation committees. Messrs. Graham Cole and Alan Clarke have agreed to join the board of directors of BioProgress PLC as independent non-executive directors effective upon completion of the Reincorporation and to serve on the audit and compensation committees. Mr. Larry Shattles has agreed to resign as a director upon completion of the Reincorporation but will remain as a Vice President with particular responsibility for US affairs. Mr. Malcolm Brown will continue as a director and Executive Vice President of Research and Development but will commence work on a part time basis following the Reincorporation. Other than the foregoing, BioProgress PLC currently does not expect any change in the management of BioProgress Technology International in connection with the Reincorporation. See "-- Director Compensation" and "-- Employment Agreements and Termination of Employment and Change-in-Control Arrangements."

NAME                                        AGE                   POSITIONS
----                                        ---                   ---------
Peter Glynn-Jones(1)(2)...................  56    Chairman of the Board of Directors
Robert Graham Mason Hind..................  52    Director, Chief Executive Officer
Elizabeth Edwards.........................  28    Chief Financial Officer, Corporate
                                                  Secretary
Malcolm D. Brown..........................  44    Director, Executive Vice President for
                                                  Research and Development
Edward Z. Nowak...........................  49    Head of Research and Development
Larry C. Shattles.........................  59    Executive Vice President
Dr. Stephen Kessel........................  47    Project Manager of XGel(TM) Film System
Dr. Louise Mulroy.........................  30    Project Manager Research Specialist Films
Dr. Jason Teckoe..........................  31    Project Manager of XGel(TM) and NRobe(TM)
Simon Jones...............................  38    Manager, Intellectual Property
Alan Clarke(1)(2).........................  52    Director
Graham Cole(1)(2).........................  56    Director

---------------

(1)  Appointment will be effective as of the effective time of the Merger.

(2)  Member of the Audit Committee and the Compensation Committee.

     Peter Glynn-Jones, 56 has agreed to join the board of directors as its chairman following the Reincorporation. He brings over thirty years of pharmaceutical experience. He has worked in a variety of capacities for SmithKline Beecham plc (formerly Beecham Group plc) since 1971. Since 1992 he has served as Managing Director & Senior Vice President, Strategic Development -- Consumer Healthcare. His experience at SmithKline Beecham has focused on both UK and international fast moving consumer goods and over the counter medicines. He has had extensive experience in general management and senior strategic planning and was one of the members of the Beecham team which negotiated the merger with SmithKline Beckman. He currently serves as a non-executive director of Peter Black plc. He received a Bachelor of Science degree in Economics from the University of Wales at Cardiff.

     Robert Graham Mason Hind, 52, is Managing Director of BioProgress PLC and upon completion of the Reincorporation will function as the chief executive officer of BioProgress PLC and its Subsidiaries. He has served as a Director and Vice President of Sales and Marketing since 1998. He previously served as Managing Director of DHA Nutrition Limited (UK) which was acquired by BioProgress. He has more than thirty years experience in managing and expanding scientific nutrition companies. In the mid 1970's and 80's he was responsible for establishing the Milupa baby food brand in the UK from introduction to brand leadership with sales of over L30 million. In the early 1990's he joined Royal Numico, forming and heading up their new division for dietary supplements and over the counter medicines which following the further acquisitions of GNC and Rexel Sundown in the USA is becoming one of the largest Dietary Supplement business's in the World. In the mid 1990's he founded DHA Nutrition Ltd. a company involved in developing functional foods and Nutraceuticals using long chain polyunsaturated fatty acids. From 1994 until 1997, Mr. Hind served as Managing Director of DHA Nutrition Ltd. In 1998 BioProgress Technology International acquired DHA Nutrition Ltd. and Graham became a Director with responsibility for global technology licensing. He was also appointed Managing Director of the UK subsidiary BioProgress Technology Ltd. with responsibility for research and development.

     Elizabeth Edwards, 28, has served as Chief Financial Officer since Mr. James Longley resigned in March 2002. She also serves as company secretary. She received a Bachelor of Science degree in Applied Accountancy with honors from Oxford University. She is a member of the Association of Chartered and Certified Accountants and a member of the Association of Accounting Technicians. She has experience of raising Private Equity Finance including funds from Venture Capital Trusts. She was a member of a management team, which successfully completed a L13 million management buy-out of a company in the environmental management sector.

     Malcolm D. Brown, 44, has served as a Director and Executive Vice President of Research and Development of the Company since inception in 1996. He has served in similar positions with DHA Nutrition Limited (UK) since the acquisition of that entity as a wholly owned subsidiary in August 1998. He is responsible for the direction and implementation of our research and development program, the production engineering of our products, and the environmental, safety and performance compliance of all raw materials used. Mr. Brown received a Bachelor of Science Degree (Honors) in Applied Biology from Northeast London University in 1984 and a Masters of Science Degree in Microbiology from London University in 1986. Prior to his affiliation with BioProgress, Mr. Brown held senior research positions with Gestetner Corporation and Ferrisgate Limited, where he worked on the formulation of specialist inks and coating used in industrial processes. Mr. Brown is also a director, officer and shareholder of The Jade Partnership.

     Edward Z. Nowak, 49, has served as the Director of Research and Development since 1997. He received a Bachelor of Science Degree in Applied Chemistry from Stockport University in the United Kingdom in 1978. Mr. Nowak then joined Ciba Geigy agrochemical and industrial chemical divisions, where he worked for 12 years. He headed up formulations groups and pioneered technology in micro-emulsions, granulation and polymer seed coatings. In 1989, Mr. Nowak joined Jeyes Group, where he was research and development manager. In 1992, until 1997, Mr. Nowak joined Bush Boake Allen's fragrance division as European technical manager. He developed a number of new products for launch within the personal care and household sectors for both Jeyes and Bush Boake Allen. Mr. Nowak has been responsible for much of the product and process development of our encapsulation technology.

     Larry C. Shattles, 59 was appointed a Director of the Company and Executive Vice President of BioProgress Technology in July 1999. Prior to that date he was President of TruTona International, Inc., which sold its assets to us in 1999. Mr. Shattles has been active in arranging funding for us during our R&D phase in addition to sales responsibilities in the nutraceuticals market, oversight of Investor Relations, and Media Relations in the US. He has over 30 years experience in sales and marketing including Presidency of Shattles & Associates, a publishers' representative firm, and 12 years with Time, Inc. (now AOL/Time Warner). Mr. Shattles is a co-founder and member of the Board of Directors of FundraisingINFO.com, an internet based fundraising consulting firm serving non-profit organizations worldwide. He holds a Bachelor of Arts degree from Oglethorpe University.

     Dr. Stephen Kessel, 47, has served as Project Manager of XGel(TM) film system for ingestible products since July 2000. Dr. Kessel has a BSc (Hons) degree in aeronautical engineering and a PhD in mechanical engineering. He began his career in 1977 working for Lucas CAV Ltd. of Gillingham as a development engineer, where he had hands-on involvement in the development of new fuel injection systems for small diesel cars. In 1981, he joined Thames Polytechnic School of Engineering as a research fellow and then as a lecturer. During his time there, Dr. Kessel undertook research, undergraduate teaching, consultancy and teaching of specialist courses for industry. In January 1988, Dr. Kessel joined Cryovac Company in St. Neots as a sales engineer, where he provided technical support to the U.K. sales force in the application of packaging machines and design of packaging systems. In 1989, Dr. Kessel moved to Cryovac's packaging and technical center in Milan, Italy, as European safety manager where, among other things, he was responsible for ensuring that all current Cryovac machines complied with Machinery Safety Directive, which came into force in 1995. In 1997, Dr. Kessel moved to Cryovac's customer equipment center in Kriens, Switzerland as the safety and technical documentation manager. In January 1999, he became Cryovac's safety and special project manager, still based in Switzerland. Dr. Kessel is a member of the Institute of Mechanical Engineers.

     Dr. Louise Mulroy, 30, has served as Project Manager in charge of research into specialist films for use in disposable medical products since July 2000. Dr. Mulroy has a PhD in physical chemistry and a BSc (Hons), joint honors in chemistry and geology. She began her career working as a postdoctoral research assistant in the chemistry department of Keele University, Staffordshire, where she worked on a project that investigated the development of age related macular degeneration, which was funded by Wellcome Trust. She worked there from May 1997 until March 1998, when she became a CIMIT Research Fellow at the Wellman Labs of Photomedicine, at Massachusetts General Hospital, Harvard Medical School, Boston, Massachusetts. There, Dr. Mulroy managed a project that investigated photochemical tissue bonding and its application in corneal surgery. She was awarded a fellowship from the Center for Innovative Minimally Invasive Therapy and a patent has been submitted for the technique developed.

     Dr. Jason Teckoe, 31, has served as Project Manager responsible for developing the XGel(TM) film system and NRobe(TM) tablet and powder technologies since April 2001. He joined BioProgress from Porvair Advanced Materials in Kings Lynn, where he was New Product Development Leader responsible for formulation development and manufacture of synthetic microporous plastic moulds for use in the ceramics industry. Prior to that, Dr. Teckoe was a postdoctoral research assistant at the University of Reading, where he investigated the fundamentals of polymer crystallization. Dr. Teckoe gained his PhD in polymer physics from the University of Reading in 1998. Part of his research involved developing a new model for the internal microstructure of advanced polymer fibers and their composites. Before that, Dr. Teckoe gained an MSc in polymer science from the University of Lancaster, following several months work at the SINTEF research organization in Oslo, Norway, where he synthesized and developed a range of novel biodegradable polymers for the agrochemical industry. Dr. Teckoe also has a BSc (Hons) in chemistry with computer-based technology from the University of Warwick and is a member of the Royal Society of Chemistry, the Society of Chemical Industry and the Institute of Physics.

     Simon F. Jones, 38, has served as Intellectual Property Manager for the Company since June 1991. He has received a Bachelor of Science Degree (Hons) in Applied Chemistry (4 year degree) from Hertford University in 1987 and also a Master of Science Degree in Management of Intellectual Property from Queen Mary and Westfield College, University of London, in 1994. Prior to his affiliation with the Company, he has had experience in industrial chemical and pharmaceutical laboratories, sales and purchasing, and immediately prior to his master's Degree, spent over three years working for Derwent Publications, as an Information Scientist. Subsequent to completing his Master's Degree and immediately before taking up his position with the Company, he spent approximately 5 years training in a private law firm, (including 1 year outpost position in the chemical industry, to assist a client) to qualify as an Intellectual Property Lawyer.

     Alan Clarke, 52, has agreed to join the board following the Reincorporation. He is currently chairman of Venturia Plc for which he has been a director since July 2002 with responsibility for developing strategic options and undertaking a review and restructuring of executive management. In 2001 Mr. Clarke was engaged by both Marsh Finance Ltd. and Highpoint Group to provide strategic advice and other services. Between 1998 and 2000, Mr. Clarke served as chief financial officer and a director of Top jobs.net plc During the same time he served as a director of and was hired to provide strategic, corporate finance and restructuring advice to the Heyco Group of Companies and its shareholders. From 1996 to 1998 he served as Finance Director and Managing Director of Fatty Arbuckles Group. Mr. Clarke is a qualified chartered accountant who was a partner at Ernst & Young from 1986 to 1996.

     Graham Cole, 56, has agreed to join the board of directors following the Reincorporaiton. He presently serves as a non-executive director and consultant to a variety of UK growth companies (both private and public). He was a corporate finance director of Beeson Gregory Ltd., an investment bank focusing on European growth companies from 1995 to 2002. He currently serves as a non-executive director of Stage Coach Theatre Arts PLC, Claims People PLC, Vantic PLC, Northamber PLC and Recruitment Investment Group Ltd. He was a partner at Deloitte Haskins & Sells (subsequently Coopers & Lybrand) from 1979 to 1995. He is a chartered public accountant and received a Bachelor of Arts in Economics from Exeter University.

                        AUDIT AND COMPENSATION COMMITTEE

     BioProgress Technology International has not historically had a separate audit or compensation committee but these functions have been performed by the full board. BioProgress PLC is establishing an audit and compensation committee to be comprised solely of independent non-executive directors.

     The Audit Committee will oversee the financial reporting process on behalf of the board of directors and will be composed of independent non-executive directors who are not officers or employees of the Company. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee will review the audited financial statements with management, including a discussion of the quality and the acceptability of financial reporting and controls. The Audit Committee will review with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality and the acceptability of financial reporting and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. In fulfilling its oversight responsibilities, the Audit Committee will review the audited financial statements with the independent auditors. The Audit Committee will discuss with the independent auditors their continued independence. The Audit Committee will review and approve any non-auditing services to be provided by the auditors prior to the firm being retained to perform such services. The Audit Committee will oversee the financial reporting process on behalf of the Board. Management is responsible for the Company's financial reporting process including its system of internal control, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. The independent auditors are responsible for auditing those financial statements. The Audit Committee's responsibility is to monitor and review these processes. It is not their duty or responsibility to conduct auditing or accounting reviews or procedures.

     The Compensation Committee will review and set the compensation of the executive officers of BioProgress PLC. The executive compensation program is designed to attract and retain highly qualified executives and to motivate them to contribute to BioProgress PLC's goals and objectives and its overall financial success. Compensation for executives consists of both cash and equity-based compensation. In determining executive compensation, the Compensation Committee will review and evaluates information supplied by management and base decisions on management recommendations as well as on BioProgress PLC's performance and on the individual's contribution and performance. The Compensation Committee will review the salary of each executive officer in relation to previous salaries, personal performance, and salaries of executive officers in the industry and general economic conditions. The salaries will be set at levels intended to motivate and retain highly qualified executives whom the Board believes are important to the continued success of BioProgress PLC. Any annual incentive payments to executive officers will be intended to encourage and reward excellent individual performances by managers who make significant contributions to the financial success of BioProgress PLC. BioProgress PLC will grant stock options to provide long-term incentives for the executive officers. The option grants are designed to better align the interests of the executive officers with those of the stockholders and to provide each individual with a significant incentive to manage from the perspective of an owner and to remain employed by BioProgress PLC. The number of shares subject to each option grant will be based on the officer's level of responsibility, relative position within BioProgress PLC, and is approved by the Board of Directors.

                      DIRECTOR AND EXECUTIVE COMPENSATION

DIRECTOR COMPENSATION

     Mr. Glynn-Jones will be paid an annual director and chairman's fee of L35,000. In addition Mr. Glynn-Jones will be given an option to subscribe for up to 20 units on or before December 31, 2006. Each unit will be comprised of 7,500 ordinary shares and warrants to purchase up to 15,000 ordinary shares. The price per unit will be $2,475 (which is equivalent to $0.33 per share). The units may be paid for in dollars or their pounds sterling equivalent at the time of purchase. The warrants are exercisable at a prices ranging from $1 to $10 and expire on December 31, 2006. The terms of purchase and of the warrants will be substantially the same as the terms of a previous private placement conducted by BioProgress Technology International, Inc. staring in February 2002 and described under "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     Messrs. Clarke and Cole will be paid an annual director's fee of L23,000. They will also be granted an option to purchase 6 units which are identical to those offered to Mr. Glynn-Jones. As Mr. Clarke has agreed to be responsible for establishing the audit committee we may ask him to devote approximately two days per month over the first six months following the Reincorporaiton to establishing the audit committee's procedures and to review and if necessary improve our financial reporting system. We will pay him a per diem amount which will be agreed with Mr. Clarke for these additional efforts.

     Executives will not receive additional compensation for serving on the board of directors.

EXECUTIVE COMPENSATION

     The following summary compensation table sets forth the compensation of Barry J. Muncaster, the former Chief Executive Officer of BioProgress Technology International and our other four most highly compensated executive officers (the "Named Executive Officers") for our last three completed fiscal years.

                           SUMMARY COMPENSATION TABLE

                                                                             LONG-TERM COMPENSATION
                                                                     --------------------------------------
                                                                                    AWARDS
                                        ANNUAL COMPENSATION          RESTRICTED   SECURITIES
                                  --------------------------------     STOCK      UNDERLYING    ALL OTHER
                                  FISCAL                              AWARD(S)      STOCK      COMPENSATION
NAME AND PRINCIPAL                 YEAR    SALARY($)   BONUS($)(1)      ($)       OPTIONS(#)       ($)
POSITION                          ------   ---------   -----------   ----------   ----------   ------------
------------------
Barry J. Muncaster..............   2001     284,901(7)       --                         --(3)         --(5)
  Chief Executive Officer          2000     149,162(2)   76,338                    100,000         1,896
  and Chairman                     1999      24,000          --           --       500,000(4)        692(5)
James T.C. Longley..............   2001     222,563(7)       --           --      -- 100,000(3)     1,760(5)
  Chief Financial Officer,         2000     112,039(2)   76,338           --       500,000(4)        513(5)
  Treasurer, Secretary, and        1999      24,000          --           --                          --
  Director
Malcolm D. Brown................   2001     215,798(7)       --           --            --(3)         --(5)
  Executive Vice President,        2000     111,556(2)   76,338           --       100,000         1,178
  Research and Development,        1999      24,000          --           --       500,000(4)      1,205(5)
  and Director
Greg L. Bowers..................   2001     157,917(7)       --           --            --(3)      4,442(5)
  President of BioProgress         2000     125,000(2)   37,500           --       100,000        14,553(6)
  Technology and Director          1999      25,000          --           --       500,000(4)         --
Graham R.M. Hind................   2001     165,166(7)       --           --            --(3)      2,438(5)
  Vice President of Sales and      2000     111,556(2)   76,338           --       100,000         1,731(5)
  Marketing and Director           1999      24,000          --           --       500,000(4)         --

---------------

(1) The figures reported in the bonus column represent amounts earned and accrued for each year and do not include amounts paid in each year which were earned and accrued in the prior year.

(2) Consists of directors' remuneration.

(3) Consists of an option granted on November 27, 2000 to purchase 100,000 shares of Common Stock at an exercise price of $1.50 per share exercisable prior to December 31, 2005.

(4) Consists of an option granted on January 25, 1999 exercisable at any time before December 31, 2003 for up to 100,000 shares of Common Stock at a price of $0.35 per share, up to 100,000 shares of Common Stock at a price of $0.75 per share, up to 100,000 shares of Common Stock at a price of $1.25 per share, up to 100,000 shares at a price of $1.75 per share and up to 100,000 shares of Common Stock at a price of $2.25 per share.

(5) Consists of health insurance and membership fees.

(6) Consists of a $9,000 automobile allowance, $881.40 for life insurance and $4,671.60 for health insurance.

(7) Approximately $375,000 of compensation listed above was accrued but unpaid at 12/31/01.

                   OPTION GRANTS TO NAMED EXECUTIVE OFFICERS

                                          INDIVIDUAL GRANTS(1)
                                -----------------------------------------
                                    NUMBER OF          PERCENT OF TOTAL
                                    SECURITIES        OPTIONS GRANTED TO
                                UNDERLYING OPTIONS   EMPLOYEES IN FISCAL    EXERCISE OR BASE
NAME                                GRANTED(#)            YEAR 2001           PRICE ($/SH)     EXPIRATION DATE
----                            ------------------   --------------------   ----------------   ---------------
Barry J. Muncaster............           --                    --                   --                --
James T.C. Longley............           --                    --                   --                --
Malcolm D. Brown..............           --                    --                   --                --
Greg L. Bowers................           --                    --                   --                --
Graham R.M. Hind..............           --                    --                   --                --

---------------

(1) There were no options granted to the named officers during 2001.

                              EXERCISE OF OPTIONS

     On November 18, 2002 certain directors and officers exercised options to purchase common stock of BioProgress Technology International as follows:

NAME                                 POSITION      OPTIONS EXERCISED AT $0.35   OPTIONS EXERCISED AT $0.75
----                              --------------   --------------------------   --------------------------
Barry J. Muncaster..............  Chairman & CEO            100,000                       20,000
Graham R. Hind..................  Director                  100,000
Malcolm D. Brown................  Director                  100,000                       20,000

EMPLOYMENT AGREEMENTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

     BioProgress Technology International has employment agreements with each of the Named Executive Officers which will continue with BioProgress PLC. The following summary of certain provisions of the employment agreements does not purport to be complete and is subject to and is qualified in its entirety by reference to the actual text of the employment agreements, copies of which are exhibits to the registration statement of which this proxy statement/prospectus is a part. Each of such executive officers waived the salary due to him in 1999 by virtue of his respective employment agreement.

     Employment Agreements with Barry J. Muncaster, Malcolm D. Brown, Edward D. Nowak and Graham R.M. Hind

     On January 25, 1999, BioProgress Technology International entered into an employment agreement with each of Barry J. Muncaster, Malcolm D. Brown, Edward
D. Nowak and Graham R.M. Hind. All of the terms of such employment agreements are the same, except for the positions held by such executive officers, as follows: Mr. Muncaster is to serve as the Chief Executive Officer; Mr. Brown is to serve as our Executive Vice President of Research and Development; Mr. Nowak is to serve as the Director of Research and Development; and Mr. Hind is to serve as the Vice President. Each such executive officer serves in a similar capacity with BioProgress Technology International, BioProgress Technology Limited and DHA Nutrition Limited (UK), for which he receives no additional compensation.

     Each employment agreement is for a term of five (5) years. Pursuant to the employment agreement, the executive officer is entitled to receive cash compensation of $2,000 per month, subject to upward revision by the Board of Directors every six months during the term of the employment agreement. The employment agreement also provides for a grant to the executive officer of an option which is exercisable on or before December 31, 2003. This option grants the executive officer the right to purchase up to 500,000 shares Common Stock in 100,000 share increments at prices per share of $0.35, $0.75, $1.25, $1.75 and $2.25, respectively. The executive officer must be an employee of the Company at the time that the options are exercised. In addition, under Mr. Nowak's employment agreement, these shares are to be registered under applicable securities laws before issuance.

     Barry J. Muncaster has agreed to retire as a director and officer of BioProgress Technology International and its subsidiaries upon completion of the Reincorporation. At the effective time of the Merger, Mr. Muncaster's employment agreement will terminate with no further obligations on either party (other than the payment of any salary which has been earned but not yet paid or the reimbursement of any expenses incurred up to such date). Mr. Muncaster has agreed to continue to assist BioProgress PLC and its subsidiaries as a part time consultant for one year following the Reincorporation (subject to extension by agreement of the parties) pursuant to a consultancy agreement between Mr. Muncaster and BioProgress PLC. Mr. Muncaster has agreed to be available to provide advice for 12 days per month and will receive a consultancy fee of L96,000 per annum. BioProgress Technology International and Mr. Muncaster have agreed to amend the Option Agreement with Mr. Muncaster to provide that Mr. Muncaster may exercise his outstanding options (in accordance with their other terms) so long as he is either an employee of or consultant to BioProgress Technology International, its parent or subsidiaries. Mr. Graham Hind has agreed to accept the role of Managing Director of BioProgress PLC and after the Reincorporation to act as chief executive officer of BioProgress PLC and its subsidiaries. Due to the assumption of these additional duties, Mr. Hind's annual compensation will be increased to L140,000 per year.

     Following the Reincorporation, Mr. Malcolm Brown will reduce his work to a part time basis (approximately three days per week) and his annual compensation will thus be reduced to L75,000 per year.

     Following the Reincorporation, BioProgress PLC expects to, but has no binding obligation to, establish a UK pension plan for the executives.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  THE JADE PARTNERSHIP INTERNATIONAL, INC.

     Jade is an affiliate of BioProgress Technology International because at the time of the transaction discussed below, Messrs. Muncaster and Brown were, and continue to be, controlling shareholders, directors and officers in Jade, and Jade was, and continues to be, a major shareholder in our common stock.

     On April 1, 1998, we entered into a consulting and option agreement with Jade. According to the agreement, Jade assisted us in obtaining equity and debt financing, and provided general business management, administration services, international licensing and sales and marketing strategies. In the opinion of BioProgress Technology International, all transactions were at arms length. This agreement provided that BioProgress Technology International was to pay $50,000 per month as a fee to Jade which, at the option of Jade, was convertible into BioProgress Technology International's Common Stock at a price of $0.28 per share. On December 16, 1999, Jade elected to convert $356,595 of fees outstanding under the agreement into 1,273,556 shares of the Common Stock. BioProgress Technology incurred management charges of $150,000 during 2000 and $600,000 in 1999 with respect to the agreement. The balance due from Jade to BioProgress Technology International at December 31, 2001 was $390,703 which mostly represents amounts advanced by BioProgress Technology International to Jade, with $111,323 due from Jade at December 31, 2000. This agreement was canceled on March 31, 2000 and no further amounts will be paid by us to Jade under the agreement.

  TRUTONA INTERNATIONAL, INC.

     TruTona is an affiliate of BioProgress Technology International since Messrs. Muncaster, Longley and Brown were at the time of the transaction, and continue to be, directors, officers and significant shareholders of TruTona and, other than Mr. Longley, of BioProgress Technology International. On February 15, 1999, BioProgress Technology International acquired from TruTona patents, licenses and trademarks relating to a broad range of products. BioProgress Technology International paid TruTona $1,500,000 in the acquisition, half in the form of 1,875,000 shares of Common Stock and half paid on or before December 31, 1999 in cash.

     In connection with the acquisition of such patents, licenses and trademarks, BioProgress Technology International have recognized license fee revenues of approximately $2,000 in 2001 and $133,600 in 2000, relating to a previous license agreement between TruTona and EcoProgress that has been assigned to BioProgress Technology International. BioProgress Technology International had a balance of $58,382 due from TruTona at December 31, 2001, and $56,382 due to it in 2000.

  U.S. PROPERTY

     Our US offices are provided by our director, Larry Shattles, for a nominal rent.

  LARRY SHATTLES

     In February 2003 one of our directors, Larry Shattles, exchanged his and his family's shares of common stock in BioProgress Technology International for preferred shares of BioProgress Technology International carrying a right to approximately 1.27% of the voting, dividend and liquidation rights. These shares will remain outstanding following the Merger.

               DESCRIPTION OF BIOPROGRESS PLC SHARE OPTION SCHEME

     BioProgress PLC is proposing to adopt a share option scheme under the terms set forth below. In the United Kingdom, a share option scheme can be either an Approved Scheme (approved by the Inland Revenue of the United Kingdom) or an Unapproved Scheme or a combination of both. The BioProgress PLC scheme will be a combination of both.

SUMMARY OF THE PROPOSED BIOPROGRESS PLC SHARE OPTION SCHEME 2003 (THE "PROPOSED SCHEME").

GENERAL

     The Proposed Scheme is divided into two parts, of which one will be approved by the Inland Revenue under the Income and Corporation Taxes Act 1988 (which will confer certain tax reliefs on participants) and the other will not. The two parts are identical in all material respects unless indicated to the contrary in this summary.

ELIGIBILITY

     Employees (regardless of their hours of work) and directors (who are obliged to devote at least 25 hours a week to their duties) of BioProgress PLC and its subsidiaries and who are not within two years of their contractual retirement age and who are not otherwise excluded by the relevant legislation will be eligible to participate in the Proposed Scheme. Decisions relating to the Proposed Scheme will be made by the Board or a duly authorized committee. Options are a matter entirely separate from participants' contracts of employment.

GRANT OF OPTIONS

     Options may be granted at any time within 42 days after the approval of the Proposed Scheme by the Inland Revenue and thereafter within the 42 days following the announcement by BioProgress PLC of its results for any period. Options may also be granted at other times which the board of directors considers to be sufficiently exceptional.

     No payment will be required for the grant of an option. Options are not transferable other than where, virtue of a participant's death, they may be exercised by his personal representatives.

LIMIT ON THE ISSUE OF SHARES UNDER THE EXECUTIVE SCHEME

     The maximum number of Shares over which options may be granted under the Proposed Scheme shall be 5% of the BioProgress PLC's issued ordinary share capital from time to time. Options granted under any other discretionary share option scheme operated by BioProgress PLC shall not count for the purposes of this limit and vice versa.

LIMIT ON INDIVIDUAL PARTICIPATION

     No person may, unless the board of directors determines otherwise, in a calendar year be granted options over shares worth more than 100 per cent. of his annual remuneration. This limit is four times remuneration in respect of the first grant of options to an eligible executive after he joins.

     The aggregate market value (as at the date of grant) of shares which may be held under option by an individual at any one time under the Inland Revenue approved part of the Proposed Scheme or any other approved executive share option scheme established by BioProgress PLC shall not exceed L30,000 or such other limit may apply from time to time.

OPTION PRICE

     The price per ordinary share payable on the exercise of an option will not be less than the higher of:

     (a) the average middle-market quotation for an ordinary share as derived from the Official List on the three dealing days before the option was granted -- in respect of options granted under the Inland Revenue approved part of the Proposed Scheme, for so long as the Company's shares shall be admitted to trading on AIM options will not be granted at less than the then market value as agreed with the Shares Valuation Division of the Inland Revenue; and

     (b)   the nominal value of an ordinary share.

EXERCISE OF OPTIONS

     An option will not normally be exercisable until three years from its grant. Options will lapse 10 years from the date granted. On termination of the employment of an option holder by reason of death an option will remain exercisable for 12 months from death. On termination of employment by reason of redundancy, ill health or disability an option will remain exercisable for 6 months from termination. Exercise of options following termination of employment in other circumstances will be at the discretion of the board of directors. Exercise is permitted on a reconstruction, takeover or winding-up of BioProgress PLC.

     The board of directors intends to set performance conditions on the exercise of options.

RIGHTS ATTACHING TO SHARES

     All ordinary shares issued under the Proposed Scheme will rank equally with all other ordinary shares for the time being in issue (except for any rights arising by reference to a record date before the date of issuance).

VARIATION OF CAPITAL

     In the event of any variation of share capital the Board may make such adjustments as it so determines.

ALTERATIONS TO THE EXECUTIVE SCHEME

     The board of directors may not alter the Proposed Scheme to the advantage of participants without the prior consent of shareholders in general meeting (save for minor changes to benefit the administration of the Proposed Scheme to take account of a change in legislation or to obtain or maintain favorable tax, exchange control or regulatory treatment for a participant or BioProgress. Amendments may be made to options to reflect overseas taxation, securities or exchange control laws provided that the overall terms of such options are not more favorable as a result than those granted to other executives. Prior Inland Revenue approval is required to any change to the approved part of the scheme.

                                 LEGAL MATTERS

     The validity of the BioProgress PLC ordinary shares offered hereby will be passed upon by Dechert.

                                    EXPERTS

     The financial statements in this proxy statement/prospectus for the calendar years ended December 31, 2001, 2000 and 1999 have been included in reliance on the reports of Arthur Andersen LLP, independent public accountants, given on the authority of said firm as experts in auditing and accounting. Arthur Andersen LLP has not consented to the inclusion by of their report in this proxy statement/prospectus, and we have dispensed with the requirement to file their consent in reliance on Rule 437 under the Securities Act. Because Arthur Andersen LLP has not consented to the incorporation of their report in this proxy statement/prospectus, you may not be able to recover against Arthur Andersen LLP under Section 11 of the Securities Act for any untrue statement of a material fact contained in the financial statements audited by Arthur Andersen LLP or any omissions to state a material fact required to be stated in those financial statements.

            ENFORCEMENT OF CIVIL LIABILITIES AGAINST FOREIGN PERSONS

     BioProgress PLC is a public limited company organized under the laws of England and Wales. A majority of BioProgress PLC's directors and executive officers are resident outside of the United States and most of the assets of BioProgress PLC are located outside of the United States. It may not be possible for investors: (1) to effect service of process upon certain of our directors and officers, or (2) to enforce judgements of courts of the United States predicated upon the civil liability of such persons under the United States securities laws against any such persons in the courts of a foreign jurisdiction including the United States. BioProgress PLC has been advised by its English legal counsel, Dechert, that there is also doubt as to the direct enforceability in England against any of these persons, in an original action or in an action for enforcement of judgments of United States courts, of civil liabilities predicated solely upon the federal securities laws of the United States. Individual stockholders of an English company, including U.S. persons, have the right under English law to bring lawsuits on behalf of the company in which they are a stockholder, and on their own behalf against the company, in certain limited circumstances. See "Comparison of Stockholder Rights."

                                BIOPROGRESS PLC

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
BIOPROGRESS TECHNOLOGY INTERNATIONAL, INC.
Fiscal Years 2001 and 2000 Audited Financial Information
  Report Of
  Independent Public Accountant.............................   F-2
Consolidated Balance Sheets as at December 31, 2001 and
  2000......................................................   F-3
Consolidated Statements if Cash Flows for the years ended
  December 31, 2001 and 2000................................   F-4
Consolidated Statement Of Operations for the years ended
  December 31, 2001 and 2000................................   F-6
Consolidated Statements of Changes in Stockholders' Equity
  for the years ended December 31, 2001 and 2000............   F-7
Notes to Consolidated Financial Statements for the years
  ended December 31, 2001 and 2000..........................   F-9
Fiscal 2000 and 1999 Audited Financial Information Report Of
  Independent Public Accountant.............................  F-22
Consolidated Balance Sheets as at December 31, 2000 and
  1999......................................................  F-23
Consolidated Statement of Cash Flows for the years ended
  December 31, 2000 and 1999................................  F-24
Consolidated Statement Of Operations for the years ended
  December 31, 2000 and 1999................................  F-25
Consolidated Statements of Changes in Stockholders' Equity
  for the years ended December 31, 2000 and 1999............  F-26
Notes to Consolidated Financial Statements for the years
  ended December 3, 2000 and 1999...........................  F-27
Nine Months Ended September 30, 2001 and 2002 Unaudited
  Financial Information
  Unaudited Consolidated Balance Sheets as at Nine Months
  ended September 30, 2002
  and December 31, 2001.....................................  F-36
Unaudited Consolidated Cash Flow for the Nine Months ended
  September 30, 2002 and 2001...............................  F-37
Unaudited Consolidated Statements of Operations for the Nine
  Months ended September 30, 2002 and 2001..................  F-39
Notes to the Consolidated Interim Financial Statements......  F-40

          BIOPROGRESS TECHNOLOGY INTERNATIONAL, INC. AND SUBSIDIARIES

                       CONSOLIDATED FINANCIAL STATEMENTS
                        AS OF DECEMBER 31, 2001 AND 2000
                         TOGETHER WITH AUDITORS' REPORT

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANT

To BioProgress Technology International, Inc:

     We have audited the accompanying consolidated balance sheets of BioProgress Technology International, Inc. (a Nevada corporation) and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of BioProgress Technology International, Inc. and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

     The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has suffered recurring losses from operations that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to this matter are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

ARTHUR ANDERSEN LLP

New York, New York
May 9, 2002

                   BIOPROGRESS TECHNOLOGY INTERNATIONAL, INC.

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 2001 AND 2000

                                                                        AS OF          AS OF
                                                                     DECEMBER 31,   DECEMBER 31,
                                                              NOTE       2001           2000
                                                              ----   ------------   ------------
                                                                         US$            US$
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................               5,851      3,818,717
  Marketable securities.....................................    4        210,630        362,423
  Accounts receivable.......................................             193,388        826,251
  Amounts due from related parties..........................    9        484,085        365,705
  Prepaid expenses and other current assets.................    6      1,356,187      1,739,172
                                                                     -----------    -----------
     Total current assets...................................           2,250,141      7,112,268
                                                                     -----------    -----------
PROPERTY, PLANT AND EQUIPMENT, net..........................    3      1,383,673        881,463
EQUITY INVESTMENTS, net.....................................             559,377         20,482
GOODWILL, net...............................................    2      4,914,919      5,425,389
INTANGIBLE ASSETS, net......................................    5        958,200      1,094,506
                                                                     -----------    -----------
     Total assets...........................................          10,066,310     14,534,108
                                                                     ===========    ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Bank overdraft............................................             332,738             --
  Accounts payable..........................................             749,594        173,185
  Amounts owed to related parties...........................    9        377,219             --
  Accrued rent deposit......................................             362,899             --
  Accrued expenses and other current liabilities............             517,651        422,230
  Deferred revenue..........................................           1,326,900      1,763,305
                                                                     -----------    -----------
     Total current liabilities..............................           3,667,001      2,358,720
                                                                     -----------    -----------
     Total liabilities......................................           3,667,001      2,358,720
Redeemable convertible preferred stock, Series A, par value
  $1.00 1,250,000 shares authorized; 2,000 (2000: 2,000)
  issued and outstanding*...................................   10          3,900          3,120
Redeemable convertible preferred stock, Series B, par value
  $2.50 3,750,000 authorized; 127,000 (2000:108,000) issued
  and outstanding*..........................................   10        602,970        288,040
                                                                     -----------    -----------
                                                                         606,870        291,160
STOCKHOLDERS' EQUITY:
  Common stock, $0.001 par value --
  75,000,000 shares authorized; 47,631,527 (2000:
     45,611,541) shares issued and outstanding..............              47,632         45,612
  Additional paid-in capital................................          24,724,050     23,195,285
  Accumulated deficit.......................................         (19,103,570)   (11,421,592)
  Accumulated other comprehensive income....................             124,327         64,923
                                                                     -----------    -----------
     Total stockholders' equity.............................           5,792,439     11,884,228
                                                                     -----------    -----------
     Total liabilities and stockholders' equity.............          10,066,310     14,534,108
                                                                     ===========    ===========

---------------

* Portions in italics added after the date of the audit by Arthur Andersen LLP and were therefore not subject to audit procedures.

The accompanying notes to the consolidated financial statements are an integral part of these consolidated balance sheets.

                   BIOPROGRESS TECHNOLOGY INTERNATIONAL, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                           DECEMBER 31, 2001 AND 2000

                                                                   AS OF                AS OF
                                                                DECEMBER 31,         DECEMBER 31,
                                                                    2001                 2000
                                                             ------------------   ------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss before taxation.................................     $(6,990,507)         $(4,376,479)
  Adjustments to reconcile net loss to net cash used in
     operating activities-
     Changes in operating assets and liabilities-
     Depreciation and amortization.........................       1,093,133              950,079
     Loss on disposal of fixed assets......................         140,607              113,042
     Share of loss of equity investment....................         441,017               29,517
     Realized and unrealized loss on marketable
       securities..........................................         422,784               49,928
     Compensation charge for stock options.................              --              105,000
     Accretion of warrants.................................         256,535               55,000
     Bank overdraft........................................         332,738                   --
     Decrease (increase) in accounts receivable............         428,372             (624,448)
     Increase in net amounts receivable from related
       parties.............................................        (314,380)            (948,555)
     Increase in prepaid expenses and other current
       assets..............................................        (354,337)             (37,498)
     (Decrease) increase in deferred revenue...............        (436,405)             541,351
     Increase (decrease) in accounts payable...............         541,233             (184,750)
     Increase in accrued expenses and other current
       liabilities.........................................         617,154               50,465
                                                                -----------          -----------
     Net cash used in operating activities.................      (3,822,056)          (4,277,348)
                                                                -----------          -----------
CASH FROM INVESTING ACTIVITIES:
     Purchases of property, plant and equipment............        (741,648)            (825,787)
     Purchase of investments...............................         (75,000)             (95,045)
     Advances to The Healthy Forum.........................        (706,400)            (198,000)
     Net sale of marketable securities.....................          48,116                   --
     Cash acquired from acquisition........................          14,907                   --
                                                                -----------          -----------
     Net cash used in investing activities.................      (1,460,025)          (1,118,832)
                                                                -----------          -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
     Proceeds from sale of preferred stock.................       1,424,300            9,089,546
                                                                -----------          -----------
     Net cash provided by financing activities.............       1,424,300            9,089,546
                                                                -----------          -----------
     Effects of exchange rate changes on cash and cash
       equivalents.........................................          44,915              119,533
                                                                -----------          -----------
     Net (decrease) increase in cash and cash
       equivalents.........................................      (3,812,866)           3,812,899
CASH AND CASH EQUIVALENTS, beginning of year...............       3,818,717                5,818
                                                                -----------          -----------
CASH AND CASH EQUIVALENTS, end of year.....................     $     5,851          $ 3,818,717
                                                                ===========          ===========

Supplemental disclosure of cash flow information

                                                                  2001
Acquisition of ProDesign Technology Limited                     ---------
Fair value of equity issued.................................    $ 166,250
Assets acquired.............................................     (235,943)
Liabilities assumed.........................................      237,399
Net non-cash investment.....................................      167,706
                                                                ---------
Cash acquired...............................................       14,907
                                                                =========
Net cash acquired from acquisition..........................       14,907
                                                                =========

The accompanying notes to the consolidated financial statements are an integral part of these consolidated statements.

                   BIOPROGRESS TECHNOLOGY INTERNATIONAL, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                           DECEMBER 31, 2001 AND 2000

NON CASH TRANSACTIONS

     During the 2001 fiscal year 363,720 of Series B preferred stock were converted to 909,300 common shares in accordance with the subscription agreements. See note 10 to the financial statements.

     During the 2001 fiscal year 15,336 shares of common stock were issued in lieu of dividends on the Series B preferred shares.

     On January 18,2001 the company received 853,177 shares in Consolidated EcoProgress Technology, Inc. in settlement of outstanding debt of $238,889. On July 6, 2001 the company completed the acquisition of ProDesign Technology Limited. The initial consideration payable in respect of the acquisition was 125,000 shares of common stock. See note 2 for further details.

     On December 12, 2001 the Company entered into a common stock purchase agreement with Fusion Capital Fund II LLC. In connection with this agreement 970,350 shares of common stock were issued, although these shares cannot be sold, transferred or assigned until an effective registration statement has been filed.

     The Company issued equity for debt of $29,977 in 2000 in relation to services provided by Mark Pierce in his role as the Company's attorney in 2000. The total number of common shares allocated was 32,703.

The accompanying notes to the consolidated financial statements are an integral part of these consolidated statements.

                   BIOPROGRESS TECHNOLOGY INTERNATIONAL, INC

                      CONSOLIDATED STATEMENT OF OPERATIONS
                           DECEMBER 31, 2001 AND 2000

                                                                 AS OF          AS OF
                                                              DECEMBER 31,   DECEMBER 31,
                                                                  2001           2000
                                                              ------------   ------------
NET REVENUE.................................................  $   966,738    $   925,351
COST AND EXPENSES:
  Cost of revenues..........................................      208,585         20,902
  Research and development costs............................    1,225,299        522,875
  General and administrative expenses.......................    4,454,924      3,782,402
  Realized and unrealized loss (profit) on marketable
     Securities.............................................      422,784        (46,369)
  Professional fees.........................................    1,204,636        842,293
  Management fee............................................           --        150,000
                                                              -----------    -----------
Total cost and expenses.....................................    7,516,228      5,272,313
                                                              -----------    -----------
LOSS FROM OPERATIONS........................................   (6,549,490)    (4,346,962)
  Share of loss from equity investment......................     (441,017)       (29,517)
                                                              -----------    -----------
NET Loss....................................................   (6,990,507)    (4,376,479)
  Dividends payable and accretion of preferred stock........     (691,471)    (2,563,872)
                                                              -----------    -----------
NET LOSS APPLICABLE TO COMMON SHAREHOLDERS..................   (7,681,978)    (6,940,351)
                                                              ===========    ===========
NET LOSS PER COMMON SHARE -- BASIC AND DILUTED..............  $     (0.17)   $     (0.17)
                                                              ===========    ===========
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING........   45,730,823     40,401,395
                                                              ===========    ===========

The accompanying notes to the consolidated financial statements are an integral part of these consolidated statements.

                   BIOPROGRESS TECHNOLOGY INTERNATIONAL, INC.

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                           DECEMBER 31, 2001 AND 2000

                                                                   COMMON
                                                            --------------------     ADDITIONAL
                                                              SHARE      AMOUNT    PAID-IN CAPITAL
                                                            ----------   -------   ---------------
BALANCE at December 31, 1999..............................  36,002,800   $36,002     $ 9,861,562
  Net loss................................................          --        --              --
  Currency translation adjustment.........................          --        --              --
     Comprehensive loss...................................          --        --              --
  Dividends payable.......................................          --        --              --
  Conversion of Series A preferred stock..................      97,950        98          58,166
  Conversion of Series B preferred stock..................   9,297,046     9,298      11,630,604
  Accretion of Series A and Series B preferred stock to
     redemption rate at December 31, 2000.................          --        --              --
  Issuance of options.....................................          --        --         105,000
  Issuance of common shares...............................     213,745       214         211,953
  Issuance of warrants....................................          --        --       1,328,000
                                                            ----------   -------     -----------
BALANCE at December 31, 2000..............................  45,611,541    45,612      23,195,285
Net loss..................................................          --        --              --
  Currency translation adjustment.........................          --        --              --
     Comprehensive loss...................................          --        --              --
  Dividends payable.......................................          --        --              --
  Conversion of Series B preferred stock..................     909,300       909       1,421,235
  Accretion of Series A and Series B preferred stock to
     redemption rate at December 31, 2001.................          --        --
  Issuance of common shares...............................   1,110,686     1,111         860,388
  Reversal of charge for warrants.........................          --        --      (1,328,000)
  Issuance of warrants....................................          --        --         575,142
                                                            ----------   -------     -----------
BALANCE at December 31, 2001..............................  47,631,527   $47,632     $24,724,050
                                                            ==========   =======     ===========

The accompanying notes to the consolidated financial statements are an integral part of these consolidated statements.

                   BIOPROGRESS TECHNOLOGY INTERNATIONAL, INC.

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                           DECEMBER 31, 2001 AND 2000

                                                                       ACCUMULATED        TOTAL
                                                                          OTHER       STOCKHOLDERS'
                                                       ACCUMULATED    COMPREHENSIVE      EQUITY
                                                         DEFICIT      (LOSS) INCOME     (DEFICIT)
                                                       ------------   -------------   -------------
BALANCE at December 31, 1999.........................  $ (4,481,241)    $  2,095       $ 5,418,418
  Net loss...........................................    (4,376,479)          --        (4,376,479)
  Currency translation adjustment....................            --       62,828            62,828
                                                                                       -----------
     Comprehensive loss..............................            --           --        (4,313,651)
                                                                                       -----------
  Dividends payable..................................      (158,425)          --          (158,425)
  Conversion of Series A preferred stock.............            --           --            58,264
  Conversion of Series B preferred stock.............            --           --        11,639,902
  Accretion of Series A and Series B preferred stock
     to redemption rate at December 31, 2000.........    (2,405,447)          --        (2,405,447)
  Issuance of options................................            --           --           105,000
  Issuance of common shares..........................            --           --           212,167
  Issuance of warrants...............................            --           --         1,328,000
                                                       ------------     --------       -----------
BALANCE at December 31, 2000.........................   (11,421,592)      64,923        11,884,228
  Net loss...........................................    (6,990,507)          --        (6,990,507)
  Currency translation adjustment....................            --       59,404            59,404
                                                                                       -----------
     Comprehensive loss..............................            --           --        (6,931,103)
                                                                                       -----------
  Dividends payable..................................       (10,415)          --           (10,415)
  Conversion of Series B preferred stock.............            --           --         1,422,144
  Accretion of Series A and Series B preferred stock
     to redemption rate at December 31, 2001.........      (681,056)    (681,056)
  Issuance of common shares..........................            --           --           861,499
  Reversal of charge for warrants....................            --           --        (1,328,000)
  Issuance of warrants...............................            --           --           575,142
                                                       ------------     --------       -----------
BALANCE at December 31, 2001.........................  $(19,103,570)    $124,327       $ 5,792,439
                                                       ============     ========       ===========

The accompanying notes to the consolidated financial statements are an integral part of these consolidated statements.

                   BIOPROGRESS TECHNOLOGY INTERNATIONAL, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2001 AND 2000

1.   BACKGROUND AND ORGANIZATION

HISTORY

     BioProgress Technology International, Inc. (the "Company"), was incorporated in California on March 5, 1990, under the name of U.S. Flywheel, Inc., as a subsidiary of Sunbird Technologies, Inc., a Utah corporation ("Sunbird Technologies"). In June, 1991, the Company acquired three patents and a license relating to flywheel technology from Sunbird Technologies and its affiliates in exchange for common shares of the Company "Common Stock". These shares of Common Stock were subsequently distributed to the stockholders of Sunbird Technologies after registration with the U.S. Securities and Exchange Commission ("Commission"). The Company subsequently transferred its flywheel technology to a partnership (the "Partnership") in exchange for a minority interest in the Partnership. The Partnership interest of the Company was subsequently sold, after which the Company began its search for a business in which to engage.

     The Company changed its name to Famous Sam's Group Inc and briefly traded as a restaurateur under the name of Famous Sam's. The business subsequently ceased to trade and in 1997 the Company acquired its interest in BioProgress Technology Inc, as described in note 3.

OPERATIONS

     The Company has a limited operating history and is engaged primarily in the research, development, manufacturing, marketing, sales and distribution of products that use water soluble and biodegradable films for the dietary supplement, pharmaceutical, recreational and cosmetic industries and other applications. The Company's research and development operations are in the United Kingdom. The Company operates in one market segment.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

     The accompanying consolidated financial statements include the financial statements of the Company and its wholly owned subsidiaries: BioProgress Technology, Inc., BioProgress Technology Limited, DHA Nutrition Limited and ProDesign Technology Limited. All significant intercompany transactions and balances have been eliminated.

RECLASSIFICATIONS

     Certain prior year amounts have been reclassified to conform to the current year classifications.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

LIQUIDITY

     The Company's consolidated financial statements have been prepared assuming that it will continue as a going concern. The Company has incurred recurring operating losses and negative operating cash flows since its inception and will require additional financing within the next 12 months. In addition, the Company will need to increase cash flows from operations and/or obtain financing in order to fund its working capital requirements for

                   BIOPROGRESS TECHNOLOGY INTERNATIONAL, INC.

                           DECEMBER 31, 2001 AND 2000

fiscal year 2002. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management is actively pursuing increases to cash flows and additional sources of financing and believes that such increases and additional financing will generate sufficient cash flow to fund the Company's operations through fiscal year 2002. Management's plan to increase the Company's cash flows from operations relies significantly on increases in revenue generated from its license agreements and research and development services provided to existing clients, sale of equipment and related supplies, containment of operating expenses and opportunistic leverage of capital markets. However, there are no assurances that such matters will be successfully consummated.

PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment is stated at cost. Depreciation of property, plant and equipment is provided for using the straight-line method over the estimated useful lives of the respective assets, ranging from 4 to 20 years (see
Note 3). Amortization of leasehold improvements is provided for over the lesser of the useful life or the related lease term.

CASH AND CASH EQUIVALENTS

     Cash and cash equivalents represent all highly liquid investments with maturities of three months or less when purchased.

REVENUE RECOGNITION

     We generate revenues from licensing the rights to use our intellectual property in the XGel(TM) FS, the sale of the XGel(TM) FS, and research and development services to assist customers in gaining maximum benefit from the license.

     Revenues from license arrangements and the sale of XGel(TM) are recognized when there is persuasive evidence of an agreement with a customer, collectibility is probably, the fee is fixed or determinable, and we have no continuing obligations relating to the arrangements. These factors vary by contract, but generally revenue is recognized over the term of the contract either time based or on some milestone basis.

     Revenues from research and development contracts are recognized ratably over the period to which the contract relates, unless significant acceptance criteria exist. If acceptance criteria exist, revenues are recognized upon the earlier of customer acceptance or the expiration of the acceptance period.

     In fiscal 2000, our top three customers accounted for 96% of total revenues, with Proctor and Gamble accounting for 67.5% of total revenues and the remaining 28.5% attributable to Boots and EcoProgress. In fiscal 2001, our top five customers accounted for 93% of total revenues, with Proctor and Gamble accounting for 43% and the four other customers (Boots, EcoProgress, Peter Black and VAX) contributed the remaining 50%.*

     Deferred revenue represents cash which has been received by the Company, but has not been recorded as revenue as it has not met the revenue recognition criteria. At December 31, 2001, 72% relates to one customer (see Note 9).

MARKETABLE SECURITIES

     Marketable securities represent the Company's investment in the common stock of Consolidated EcoProgress Technology Inc, and UK quoted investments as described in Note 4. Management considers these

---------------

* Portions in italics added after the date of the audit of Arthur Andersen LLP and were therefore not subject to audit procedures.

                   BIOPROGRESS TECHNOLOGY INTERNATIONAL, INC.

                           DECEMBER 31, 2001 AND 2000

securities as trading securities. The value of these investments is marked to market value at each period end with any unrealized gain or loss included in the statement of operations in the period to which it relates.

INTANGIBLES

     Licenses are included at cost and depreciated in equal annual installments over a period of 10 years which is their estimated useful economic life. Provisions are made for any known impairments.

GOODWILL

     Goodwill of $6,781,739 resulted from the acquisition of BioProgress Technology Limited in 1998 and represents the excess of the fair value of the consideration given over the fair value of the identifiable assets and liabilities acquired. It is being amortized on a straight-line basis over its useful economic life, which is considered to be 10 years. The amortization charge for 2001 and 2000 was $678,176 and $678,176, respectively.

     On July 6, 2001 the Company completed the acquisition of ProDesign Technology Limited ("PTL"). Completion of the acquisition, which has been accounted for under the purchase method in accordance with Statement of Financial Accounting Standard ("SFAS") 141, follows the execution of a letter of intent announced on March 16, 2001 and, accordingly, the results of operations have been included in the accompanying financial statements since the date of acquisition. Initial consideration payable in respect of the acquisition is 125,000 shares of common stock in the Company ("Consideration Shares"). Goodwill of $167,706 arose on the acquisition. Under SFAS 142, no amortization is required and this goodwill is subject to impairment review. Consideration Shares are restricted from sale for a period of one year from the date of issue. Additional consideration ("Deferred Consideration") shall be payable by the Company in accordance with the following and any future payments will be reflected as an increase in the purchase price as they fall due:

     If at any time on or before December 31, 2001, the cumulative sales revenues of PTL derived from third parties exceed $500,000, the Company shall issue the number of ordinary shares of common stock in the Company determined in accordance with the following provisions, price being the closing price of the Company's common stock on the relevant date:

        (i)   if the price is $2.50 or more -- 100,000 shares

        (ii)   if the price is $1.66 or less -- 150,000 shares

        (iii) if the price is between $1.66 and $2.50 -- a figure equal to the result of dividing 250,000 by the price

     If at any time on or before December 31, 2002, the cumulative sales revenues of PTL derived from third parties exceed $1,000,000, the Company shall issue the number of ordinary shares of common stock in the Company determined in accordance with the following provisions, price being the closing price of the Company's common stock on the relevant date:

        (i)   if the price is $2.50 or more -- 100,000 shares

        (ii)   if the price is $1.66 or less -- 150,000 shares

        (iii) if the price is between $1.66 and $2.50 -- a figure equal to the result of dividing 250,000 by the price

     As of December 31, 2001, these targets have not been met and no purchase price adjustments have been made.

                   BIOPROGRESS TECHNOLOGY INTERNATIONAL, INC.

                           DECEMBER 31, 2001 AND 2000

EQUITY METHOD OF ACCOUNTING

     The Company's investment in the Healthy Forum Limited ("HF") is accounted for under the equity method of accounting whereby the investment is carried at the cost of acquisition adjusted for the Company's share of undistributed earnings or losses since acquisition. Advances to HF amounted to $904,400 and have been included in Equity Investments in the accompanying balance sheet as of December 31, 2001. Of these advances $120,000 was by way of a capital contribution to HF, $295,000 was is the form of a loan represented by a loan agreement providing for interest to accrue at a rate of 3.75 per annum and the principal is repayable in L5,000 monthly installments commencing May 2003, and the balance of which HF have agreed to pay out of any future fund raising.*

     Subsequent to the reorganization of the share capital of HF on April 1, 2001 the Company exercised its option to purchase additional shares of common stock, increasing its shareholding to 46.6% from 29.9%. The net cash investment related to this option was $75,000.

LONG-LIVED ASSETS

     The provisions of SFAS No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" requires, among other things, that an entity review its long lived assets and certain related intangibles for impairment whenever changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. Management does not believe that any such change in circumstances has occurred.

INCOME TAXES

     The Company applies the deferred method of accounting for income taxes whereby deferred taxes are recognized for tax consequences of temporary differences by applying enacted statutory tax rates to differences between financial statements carrying amounts and the tax bases of existing assets and liabilities.

STOCK-BASED COMPENSATION

     The Company has adopted the disclosure provisions of Statement of Financial Accounting Standards (SFAS) No. 123 "Accounting for Stock-Based Compensation." As permitted by the provisions of SFAS No. 123, the Company applies Accounting Principles Board Opinion 25 and related interpretations in accounting for its employee share option plans. As a result, compensation expense related to options granted is measured based on the intrinsic value of the underlying common stock. See Note 11 for a summary of the pro-forma effects on reported net loss per share for the years ended December 31, 2001 and 2000 based on the fair value of options and shares granted as prescribed by SFAS No. 123.

EARNINGS PER SHARE

     The Company applies SFAS No. 128 "Earnings Per Share". The adoption of SFAS No. 128 requires the presentation of basic earnings per share and diluted earnings per share. Basic and diluted loss per common share were calculated based upon the net loss available to common stockholders divided by the weighted average number of shares of common stock outstanding during the period. There are 3,700,000 stock options outstanding at December 31, 2001 (2000: 3,700,000) which are not included in the earnings per share calculation as they would be anti-dilutive.

---------------

* Portions in italics added after the date of the audit by Arthur Andersen LLP and were therefore not subject to audit proceedings.

                   BIOPROGRESS TECHNOLOGY INTERNATIONAL, INC.

                           DECEMBER 31, 2001 AND 2000

FOREIGN CURRENCY TRANSLATION

     The functional currency of foreign operations is the local currency. The financial statements of the foreign subsidiaries are translated into U.S. dollars using the exchange rate in effect at year end for balance sheet accounts and the average exchange rate in effect during the year for revenue and expense accounts with currency translation adjustments reflected in other comprehensive loss in stockholders' equity. Gains and losses from foreign currency transactions, such as those resulting from the settlement of foreign receivables or payables, are included in the consolidated statement of operations. The foreign currency loss was $134,266 and $387,073 in 2001 and 2000, respectively.

CONCENTRATION OF CREDIT RISK

     Financial instruments, which potentially subject the Company to concentrations of credit risk, consist primarily of cash investments and trade receivables. The Company has cash investment policies that limit investments to investment grade securities and marketable securities. The Company performs ongoing credit evaluations of its customers' financial positions.

     In 2001, our top five customers accounted for 93% of total revenues, with Proctor and Gamble accounting for 43% and the four other customers (Boots, EcoProgress, Peter Black and VAX) contributed the remaining 50%.

     In 2000, our top three customers (Proctor and Gamble, Boots and EcoProgress) accounted for 96% of total revenues.

RESEARCH AND DEVELOPMENT

     Research and development costs are expensed as incurred.

FAIR VALUES OF FINANCIAL INSTRUMENTS

     The fair values of financial instruments are deemed to be equivalent to the carrying amounts as cash and cash equivalents, bank overdraft, marketable securities, accounts payable and accounts receivable are short term items and readily convertible into cash.

IMPAIRMENT TESTING

     The Company evaluates long-lived assets, including goodwill and identifiable intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future expected undiscounted cash flows attributable to that asset. The amount of any impairment is measured as the difference between the carrying value and the fair value of the impaired asset. Fair value is determined generally based on discounted cash flows. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. The Company does not have any long-lived assets it considers to be impaired.*

NEW ACCOUNTING PRONOUNCEMENTS

     In June 2001, the FASB issued SFAS No. 141, "Business Combinations" ("SFAS No. 141"). SFAS No. 141 changes the accounting for business combinations, requiring that all business combinations be accounted

---------------

* Portions in italics added after the date of the audit by Arthur Andersen LLP and were therefore not subject to audit proceedings.

                   BIOPROGRESS TECHNOLOGY INTERNATIONAL, INC.

                           DECEMBER 31, 2001 AND 2000

for using the purchase method and that intangible assets be recognized as assets apart from goodwill if they arise from contractual or other legal rights, or if they are separable or capable of being separated from the acquired entity and sold, transferred, licensed, rented or exchanged. SFAS No. 141 is effective for all business combinations initiated after June 30, 2001. The adoption of SFAS No. 141 did not have a material impact on our financial statements.

     In July 2001, the FASB issued SFAS 142, "Goodwill and Other Intangibles" ("SFAS No. 142"). SFAS No. 142 specifies financial accounting and reporting for acquired goodwill and other intangible assets. Goodwill and intangible assets with indefinite useful lives will not be amortized but rather will be tested at least annually for impairment. SFAS No. 142 is effective for fiscal years beginning after December 15, 2001. SFAS No. 142 requires that the useful lives of intangible assets acquired on or before June 30, 2001 be reassessed and that the remaining amortization periods be adjusted accordingly. SFAS No. 142 also requires that previously recognized intangible assets deemed to have indefinite lives are to be tested for impairment. Goodwill recognized on or before June 30, 2001, is to be assigned to one or more reporting units and is to be tested for impairment as of the beginning of the fiscal year in which SFAS No. 142 is initially applied in its entirety. The Company is finalizing its evaluation of the effect that adoption of the provisions of SFAS No. 142 that are effective for January 1, 2002 will have on its results of operations and financial position.

     In August 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations" ("SFAS No. 143"), which is effective October 1, 2003. SFAS No. 143 requires, among other things, the accounting and reporting of legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development, or normal operation of a long-lived asset. The Company is currently assessing, and has not yet determined, the effect of SFAS No. 143 on its financial position and results of operations. In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," ("SFAS No. 144"). SFAS 144 is effective October 1, 2002, but may be early adopted. SFAS No. 144 addresses accounting and reporting of all long-lived assets, except goodwill, that are either held and used or disposed of through sale or other means. The Company is currently assessing the impact of SFAS 144 on its financial position and results of operations, but believes its adoption will not have a material impact on its results of operation or financial position.

3.   PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are stated at cost, net of depreciation, and consist of the following:

                                                         ESTIMATED 2001      2000      USEFUL LIVES
                                                         --------------   ----------   ------------
Freehold property......................................    $  547,500     $  547,500     20 years
Leasehold improvements.................................       230,610             --            7
Plant and machinery....................................       385,350        272,732            4
Office equipment.......................................       638,886        222,743            4
Laboratory equipment...................................       106,974         60,448            6
                                                           ----------     ----------
                                                            1,909,320      1,103,423
                                                           ----------     ----------
Less -- Accumulated depreciation.......................      (525,647)      (221,960)
                                                           ----------     ----------
Total..................................................    $1,383,673     $  881,463
                                                           ==========     ==========

     The depreciation expense was $278,651 and $134,120 for 2001 and 2000, respectively.

                   BIOPROGRESS TECHNOLOGY INTERNATIONAL, INC.

                           DECEMBER 31, 2001 AND 2000

4.   MARKETABLE SECURITIES

     Marketable securities consist of the following:

                                                                2001       2000
                                                              --------   --------
Consolidated EcoProgress Technologies Inc...................  $210,630   $168,269
Quoted UK investments.......................................        --    194,134
                                                              --------   --------
                                                              $210,630   $362,423
                                                              ========   ========

     The above investments are classified as trading securities and marked to market value at each period end, and any gain or loss is taken to the Statement of Operations.

5.   INTANGIBLE ASSETS

                                                                 2001         2000
                                                              ----------   ----------
Trademarks, licenses, patents...............................  $1,368,569   $1,368,569
Less accumulated amortization...............................    (410,369)    (274,063)
                                                              ----------   ----------
Net intangible assets.......................................  $  958,200   $1,094,506
                                                              ==========   ==========

     The licenses were purchased from TruTona International, Inc., a related party as disclosed in Note 9 and are being depreciated in equal annual installments over a period of 10 years which is their estimated useful economic life. The amortization expense for the year was $136,306 and $137,783 for 2001 and 2000, respectively.

6.   PREPAID EXPENSES AND OTHER CURRENT ASSETS

     Prepaid expenses and other current assets consist of the following:

                                                                 2001         2000
                                                              ----------   ----------
Fusion prepaid deal costs...................................  $  630,728   $       --
Rent deposit................................................     362,899           --
Warrants issued to third parties (see Note 12)..............     263,607    1,273,000
Series B preferred shares subscriptions due.................          --      367,500
Prepaid expenses and other current assets...................      98,953       98,672
                                                              ----------   ----------
                                                              $1,356,187   $1,739,172
                                                              ==========   ==========

                   BIOPROGRESS TECHNOLOGY INTERNATIONAL, INC.

                           DECEMBER 31, 2001 AND 2000

7.   COMMITMENTS AND CONTINGENCIES

A)  OPERATING LEASE OBLIGATIONS

     On January 31, 2001 the Company signed a new lease agreement to lease new purpose built manufacturing facilities at a site known as Hostmoor, located in March, Cambridge, UK. Minimum future lease payments under the non-cancelable operating lease entered into for Hostmoor subsequent to December 31, 2001 are summarized as follows:

                                                                 2001
                                                              ----------
2002........................................................  $  178,867
2003........................................................     178,867
2004........................................................     178,867
2005........................................................     178,867
2006........................................................     178,867
Thereafter..................................................   3,398,473
                                                              ----------
                                                              $4,292,808
                                                              ==========

     Rental expenses under operating leases totaled $291,890 and $33,600 for the years ended December 31, 2001 and 2000, respectively.

B)  EMPLOYEE AGREEMENTS

     The Company has a number of agreements with directors and senior management which result in the following committed payments subsequent to December 31, 2001:

                                                                2001
                                                              --------
2002........................................................  $245,000
2003........................................................   245,000
2004........................................................    62,000
                                                              --------
                                                              $552,000
                                                              ========

C)   BANK OVERDRAFT

     During 2001, the Company arranged a bank overdraft facility of $362,500 ((pound) 250,000) with a UK bank which has been secured by a personal guarantee from one of the Company's executives.

8.   INCOME TAXES

     The Company does not have any income taxes payable in 2001 or 2000. The Company has net operating loss carry forwards of approximately $10,000,000 available in the U.S. and approximately $100,000 in the UK for 2001 available to carry forward against taxable profits in each country, subject to agreement with the relevant tax authorities. These net operating loss carry forwards begin to expire in the fiscal year ending 2015. The Company has provided a 100% valuation allowance against the deferred tax asset arising on the net operating losses due to the uncertainty of their ultimate realization.

                   BIOPROGRESS TECHNOLOGY INTERNATIONAL, INC.

                           DECEMBER 31, 2001 AND 2000

9.   RELATED PARTIES

     The following table provides a breakdown of amounts due from and owed to related parties. A summary of the transactions is shown after the table:

                                                              AMOUNTS DUE FROM   AMOUNTS OWED TO
                                                              RELATED PARTIES    RELATED PARTIES
                                                                     $                  $
                                                              ----------------   ---------------
Jade Partnership International, Inc.........................      390,703                 --
TruTona International, Inc..................................       58,382                 --
Cavan Bickell (CEO of Healthy Forum)........................       35,000                 --
Directors...................................................           --            377,219
                                                                  -------            -------
                                                                  484,085            377,219
                                                                  =======            =======

     The balance of $904,400 due from The Healthy Forum Limited (see below) is included within equity investments.

     The amounts due to directors relates to unpaid compensation for services provided during 2001. Due to cash flow constraints these amounts could not be paid to the directors, but have been accrued for payment once the cash flow position improves.

THE JADE PARTNERSHIP INTERNATIONAL, INC

     On April 1, 1998, the Company entered into a consulting and option agreement with The Jade Partnership International, Inc. ("Jade"), a Delaware Corporation. This agreement was canceled on March 31, 2000 and no further amounts will be paid by the Company to Jade. The Company received short term funding from Jade to meet bridge financing needs, and advances similar funding to Jade. Funds transferred to Jade exceeded monies received from Jade during 2001.

     Certain directors of the Company are controlling shareholders in Jade. The Company incurred management charges of nil (2000: $150,000) during the year. The balance due from Jade to the Company at December 31, 2001 was $390,703 (2000:
$111,323).

TRUTONA INTERNATIONAL, INC

     Certain directors of the Company are also directors of TruTona International, Inc. ("TruTona"), a privately held Atlanta based corporation.

     On February 15, 1999, the Company acquired from TruTona patents, licenses and trademarks relating to a broad range of products, including a range of flushable and biodegradable disposable products designed by TruTona. The consideration payable to TruTona by the Company was $1,500,000 in the acquisition, of which $750,000 was paid through the delivery of 1,875,000 shares of Common Stock at an agreed price of $0.40, with the remainder paid in cash.

     In connection with the acquisition of the above patents, licenses and trademarks, the Company has recognized license fee revenues of $133,600 (2000:
$133,600) in the year relating to a previous license agreement between TruTona and Consolidated EcoProgress Technology Inc. that has been assigned to the Company.

     The Company has a balance of $58,382 (2000: $56,382) due to it from TruTona at December 31, 2001.

                   BIOPROGRESS TECHNOLOGY INTERNATIONAL, INC.

                           DECEMBER 31, 2001 AND 2000

CONSOLIDATED ECOPROGRESS TECHNOLOGIES, INC

     Consolidated EcoProgress Technologies, Inc, ("EcoProgress"), is a related party by virtue of its shareholding in the Company.

     On April 5, 1999, the Company completed the sale of a license to EcoProgress, a Canadian company with securities traded on the Vancouver Stock Exchange. The license was sold for the sum of $1,500,000 and granted EcoProgress the exclusive right to manufacture, sell and distribute in the US a line of flushable and biodegradable disposable products utilizing the intellectual property that the Company recently acquired from TruTona International Inc (see above). EcoProgress paid $380,000 in cash and the remaining $1,120,000 was paid through the issuance of 1,066,666 shares of free trading common stock in EcoProgress at the market value of $1.05 per share. The value of the license is included within the deferred income balance and is being amortized to revenue over a period of ten years.

THE HEALTHY FORUM LIMITED

     The Healthy Forum aims to build a world leading and world-friendly brand in the complimentary medical and specialty food sectors. The product categories of the company will be feminine hygiene, beneficial foods and vitamins, minerals and supplements. During the year the Company increased its investment to 46.6% from its original holding of 29.9%.

     In addition to the equity investment the Company has loaned The Healthy Forum $706,400 in 2001 and $198,000 during 2000 to help fund working capital requirements. At December 31, 2001 the amount owed by The Healthy Forum to the group was $904,400 which is included in Equity Investments in the accompanying balance sheet.

                   BIOPROGRESS TECHNOLOGY INTERNATIONAL, INC.

                           DECEMBER 31, 2001 AND 2000

10. REDEEMABLE CONVERTIBLE PREFERRED STOCK

     The Series A and B redeemable convertible preferred stock are recorded in the accompanying balance sheet outside the stockholders' equity section due to their mandatory redemption feature.

                                                        SERIES A                      SERIES B
                                                       REDEEMABLE                    REDEEMABLE
                                               CONVERTIBLE PREFERRED STOCK   CONVERTIBLE PREFERRED STOCK
                                               ---------------------------   ---------------------------
Number of shares authorized..................           1,250,000                     3,750,000
                                                       ==========                    ==========
Shares outstanding at December 31, 2000......               2,000                       108,000
Number of shares issued during year..........                  --                       422,720
Number of shares converted during year.......                  --                      (363,720)
                                                       ----------                    ----------
Shares outstanding at December 31, 2001......               2,000                       167,000
                                                       ==========                    ==========
Subscription price per share.................          $     1.00                    $     2.50
Value based on redemption rate at December
  31, 2001...................................          $    3,900                    $  602,970
Proceeds from issuance.......................          $       --                    $1,424,300
Conversion date and rate to common shares
  From January 1, 2001 to December 31,
  2001.......................................        1:0.5                   1:1.0 (issued in 2000)
                                                                             1:2.5 (issued in 2001)
From January 1, 2002 to December 31, 2002....                  --            1:0.5 (issued in 2000)
                                                                             1:1.0 (issued in 2001)
From January 1, 2003 to December 31, 2003....                  --            1:0.5 (issued in 2001)
Expiry of conversion rights..................      12/31/2001                12/31/2002 (issued in 2000)
                                                                             12/31/2003 (issued in 2001)
Conversion at discretion of..................        Holder                        Holder
Redemption date and amount per share From
  January 1, 2001 to December 31, 2001.......          $     1.95                    $     3.91
From January 1, 2002 to December 31, 2002....          $       --                    $     4.88
From January 1, 2003 to December 31, 2003....          $       --                    $     5.19
Redemption at discretion of..................             Company                       Company
Mandatory redemption date....................  After March 31, 2002          After March 31, 2003
Mandatory redemption price...................          $     2.07                    $     5.19
Dividend rate................................   4% per annum of               4% per annum of
                                               subscription amount           subscription amount
                                               computed quarterly in         computed quarterly in
                                               arrears March, June,          arrears March, June,
                                               September and December          September and
                                                                                  December
Voting rights................................         None                          None
Preferential liquidation rights..............         None                          None

     A charge has been accreted to accumulated deficit to reflect the $0.95 premium on Series A redeemable convertible preferred shares and the $1.41 premium on Series B redeemable convertible preferred shares.

                   BIOPROGRESS TECHNOLOGY INTERNATIONAL, INC.

                           DECEMBER 31, 2001 AND 2000

11. STOCK OPTION PLAN

     The Company granted 3,000,000 stock options to executives on January 25, 1999 and a further 700,000 on November 27, 2000. The options vest immediately and have a life of three years and five years respectively.

     The following table summarizes information about stock options outstanding at December 31, 2001.

                                                                            NUMBER
                                                                        OUTSTANDING AND        WEIGHTED
                                                                       EXERCISABLE AS OF       AVERAGE
                                                                         DECEMBER 31,         REMAINING
DATE OF GRANT                                         EXERCISE PRICE         2001          CONTRACTUAL LIFE
-------------                                         --------------   -----------------   ----------------
January 25, 1999....................................      $0.35              600,000           25 Days
January 25, 1999....................................      $0.75              600,000           25 Days
January 25, 1999....................................      $1.25              600,000           25 Days
November 27, 2000...................................      $1.50              700,000           4 years
January 25, 1999....................................      $1.75              600,000           25 Days
January 25, 1999....................................      $2.25              600,000           25 Days
                                                                           ---------
                                                                           3,700,000
                                                                           =========

     As permitted under SFAS No. 123 "Accounting for Stock Based Compensation", the Company has elected to follow Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees" ("APB No. 25") in accounting for share-based awards to employees, for options granted. There is no compensation charge arising on the options issued during 1999 as these options were not granted at less than fair market value. However, the options issued on November 27, 2000 were issued at below fair market value and resulted in a compensation charge of $105,000.

     Pro-forma information regarding net loss and net loss per share is required by SFAS No. 123 and has been determined as if the Company had accounted for its employee share options and the options granted by shareholders under the fair value method consistent with the method prescribed by that Statement. The fair value of these options was estimated at the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions for 2001:

     -  Risk-free interest rate of 7%;

     -  dividend yield of 0%;

     -  volatility factor of 100%; and

     - an expected life of the option of three years and five years for 1999 and 2000 grants respectively.

Had the Company's option plan and the options granted to stockholders been accounted for under SFAS No. 123, the Company's charge to income for 2001 would have been $nil (2000: $773,903). Net loss and loss per share would have been increased to the following pro-forma amounts.

                                                               YEAR ENDED     YEAR ENDED
                                                              DECEMBER 31,   DECEMBER 31,
                                                                  2001           2000
                                                              ------------   ------------
Pro-forma net loss applicable to common shareholders........  ($7,681,978)   ($7,714,254)
Pro-forma net loss per share applicable to common
  stockholders
  -- basic and diluted......................................  ($     0.17)   ($     0.19)
                                                              ===========    ===========

                   BIOPROGRESS TECHNOLOGY INTERNATIONAL, INC.

                           DECEMBER 31, 2001 AND 2000

12. WARRANTS

     On December 1, 2000 the company issued 5,311,158 warrants to a third party to acquire shares of common stock at any point after the date of issuance at an exercise price of $1.50. The consideration for these warrants was an undertaking from the third parties to provide sales and consultancy services with particular focus on retail and distribution in the Muslim states. The warrants were valued in accordance with the guidance in EITF 96-18 "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services" at a fair* value of $1.3 million and recorded as a prepaid expense in the balance sheet. However, due to changes in the market value of the shares the value of the warrants has fallen to nil. As a result the $1.3 million credited to additional paid-in capital and the remaining prepaid expenses have been reversed in 2001. The $138,000 that had been expensed to the Statement of Operations, $55,000 of which was recorded in 2000, has also been reversed in 2001.

     On December 1, 2001 the Company cancelled the above agreement and a new agreement was executed. This agreement related to the issuance of 2,522,800 warrants to the same third party to acquire shares of common stock at any point after the date of issuance at an exercise price of $0.50. These warrants have a fair* value of $575,142 of which $311,535 has been expensed in the Statement of Operations in 2001. The balance of $263,607 is recorded as a prepaid expense and will be released during 2002. The value of these new warrants is being spread over the same period as the cancelled options since these warrants have been issued as a replacement for the originals due to movements in the market price of the Company's common stock.

13. SUBSEQUENT EVENTS

     On March 28, 2002, the Company sold its Norwood Road Property to Healthy Forum for GBP295,000, including chattel. The Company has recorded an interest bearing Promissory Note issued by THF for the entire purchase amount, the terms of which provided for monthly payments beginning in May, 2003 and, at the issuer's option, payments in the form of shares of THF common stock.

---------------

* Portions in italics added after the date of the audit by Arthur Andersen LLP and were therefore not subject to audit proceedings.

          BIOPROGRESS TECHNOLOGY INTERNATIONAL, INC. AND SUBSIDIARIES

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANT

To the Board of Directors and Stockholders of BioProgress Technology International, Inc:

     We have audited the accompanying consolidated balance sheets of BioProgress Technology International, Inc. (a Nevada corporation) and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of BioProgress Technology International, Inc. and subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

     The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has suffered recurring losses from operations that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to this matter are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

ARTHUR ANDERSEN LLP

New York, New York
May 21, 2001

                   BIOPROGRESS TECHNOLOGY INTERNATIONAL, INC.

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 2000 AND 1999

                                                                   2000           1999
                                                                -----------    ----------
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................    $ 3,818,717    $    5,818
  Marketable securities (Note 4)............................        362,423       367,306
  Accounts receivable.......................................        826,251       201,803
  Amounts due from related parties (Note 8).................        365,705            --
  Prepaid expenses and other current assets.................      1,789,172        61,174
                                                                -----------    ----------
     Total current assets...................................      7,162,268       636,101
PROPERTY, PLANT AND EQUIPMENT, net (Note 3).................        881,463       326,629
EQUITY INVESTMENTS, net.....................................         20,482            --
GOODWILL, net (Note 2)......................................      5,425,389     6,103,565
INTANGIBLE ASSETS, net (Note 5).............................      1,094,506     1,232,289
                                                                -----------    ----------
     Total assets...........................................    $14,584,108    $8,298,584
                                                                ===========    ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Deferred revenue..........................................    $ 1,763,305    $1,221,954
  Accounts payable..........................................        173,185       387,912
  Amounts owed to related parties (Note 8)..................             --
  Accrued expenses and other current liabilities............        422,230       362,855
                                                                -----------    ----------
     Total current liabilities..............................      2,358,720     2,753,571
                                                                -----------    ----------
     Total liabilities......................................      2,358,720     2,753,571
                                                                -----------    ----------
Redeemable convertible preferred stock, Series A, par value
  $1.00
  1,250,000 authorized; 2,000 (1999: 41,180) issued and
  outstanding* (Note 9).....................................          3,120        51,475
Redeemable convertible preferred stock, Series B, par value
  $2.50 3,750,000 authorized, 108,000 (1999: 24,000) issued
  and outstanding (Note 9)..................................        338,040        75,120
                                                                -----------    ----------
                                                                    341,160       126,595
                                                                -----------    ----------
STOCKHOLDERS' EQUITY:
  Common stock, $0.001 par value-
  50,000,000 shares authorized; 45,611,541 (1998:
     36,002,800) shares issued and outstanding..............         45,612        36,002
  Additional paid-in capital................................     23,195,285     9,861,562
  Accumulated deficit.......................................    (11,421,592)   (4,481,241)
  Accumulated other comprehensive income....................         64,923         2,095
                                                                -----------    ----------
     Total stockholders' equity.............................     11,884,228     5,418,418
                                                                -----------    ----------
     Total liabilities and stockholders' equity.............    $14,584,108    $8,298,584
                                                                ===========    ==========

---------------

* Portions in italics add after the date of the audit by Arthur Andersen LLP and were therefore not subject to audit procedures.

The accompanying notes to the consolidated financial statements are an integral part of these consolidated balance sheets.

                   BIOPROGRESS TECHNOLOGY INTERNATIONAL, INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                           DECEMBER 31, 2000 AND 1999

                                                                 2000          1999
                                                              -----------   -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss before taxation..................................  $(4,376,479)  $(3,017,529)
  Adjustments to reconcile net loss to net cash used in
     operating activities --
     Changes in operating assets and liabilities --
     Depreciation and amortization..........................      950,079       888,998
     Loss on disposal of fixed assets.......................      113,042            --
     Share of loss of equity investment.....................       29,517            --
     Realized and unrealized loss on marketable
      Securities............................................       49,928       752,694
     Compensation charge for stock options..................      105,000            --
     (Increase) in accounts receivable......................     (624,448)     (189,128)
     (Increase) in amounts receivable from related
      parties...............................................   (1,146,555)           --
     Decrease (increase) in prepaid expenses and other
      current assets........................................       17,502        (8,816)
     Increase (decrease) in deferred revenue................      541,351       (12,502)
     (Decrease) increase in accounts payable................     (184,750)        1,476
     Increase in accrued expenses and other current
      Liabilities...........................................       50,465     1,054,075
                                                              -----------   -----------
     Net cash used in operating activities..................   (4,475,348)     (530,732)
                                                              -----------   -----------
CASH FROM INVESTING ACTIVITIES:
     Purchases of property, plant and equipment.............     (825,787)     (244,381)
     Purchase of investments................................      (95,045)           --
     Purchase of intangibles................................           --      (650,880)
                                                              -----------   -----------
     Net cash used in investing activities..................     (920,832)     (895,261)
                                                              -----------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
     Proceeds from sale of preferred stock..................    9,089,546     1,175,235
     Proceeds from sale of intangibles......................           --       164,000
     Net cash provided by financing activities..............    9,089,546     1,339,235
     Effects of exchange rate changes on cash and cash
      Equivalents...........................................      119,533        10,457
                                                              -----------   -----------
     Net increase (decrease) in cash and cash equivalents...    3,812,899       (76,301)
CASH AND CASH EQUIVALENTS, beginning of year................        5,818        82,119
                                                              -----------   -----------
CASH AND CASH EQUIVALENTS, end of year......................  $ 3,818,717   $     5,818
                                                              ===========   ===========

NON CASH TRANSACTIONS

     The Company issued equity for debt of $29,977 (1999: nil) in relation to services provided by Mark Pierce in his role as the Company's attorney in 2000 and to The Jade Partnership International, Inc. in 1999. The total number of common shares allocated was 32,703 (1999: 2,708,448).

     As disclosed in Note 8, in 1999 the Company gave up common stock and paid cash to TruTona in exchange for patents, licenses and trademarks. Additionally in 1999, the Company completed the sale of a license to EcoProgress for cash and shares in EcoProgress.

     The accompanying notes to the consolidated financial statements are an integral part of these consolidated statements.

                   BIOPROGRESS TECHNOLOGY INTERNATIONAL, INC.

                      CONSOLIDATED STATEMENT OF OPERATIONS
                           DECEMBER 31, 2000 AND 1999

                                                                 2000          1999
                                                              -----------   -----------
NET REVENUE.................................................  $   925,351   $   293,582
COST AND EXPENSES:
  Cost of revenues..........................................      543,987        21,458
  General and administrative expenses.......................    3,782,402     1,602,322
  Realized and unrealized (profit) loss on marketable
     Securities.............................................      (46,369)      752,694
  Professional fees.........................................      842,293       334,637
  Management fee............................................      150,000       600,000
                                                              -----------   -----------
     Total cost and expenses................................    5,272,313     3,311,111
                                                              -----------   -----------
LOSS FROM OPERATIONS........................................   (4,346,962)   (3,017,529)
  Share of loss from equity investment......................      (29,517)           --
                                                              -----------   -----------
LOSS BEFORE AND AFTER TAXATION..............................   (4,376,479)   (3,017,529)
  Dividends payable and accretion of preferred stock........   (2,563,872)      (59,415)
                                                              -----------   -----------
LOSS APPLICABLE TO COMMON SHAREHOLDERS......................   (6,940,351)   (3,076,944)
                                                              ===========   ===========
NET LOSS PER COMMON SHARE -- BASIC AND DILUTED..............  $     (0.17)  $     (0.10)
                                                              ===========   ===========
WEIGHTED AVERAGE NUMBER OF COMMON SHARES....................   40,401,395    30,159,566
                                                              ===========   ===========

The accompanying notes to the consolidated financial statements are an integral part of these consolidated statements.

                   BIOPROGRESS TECHNOLOGY INTERNATIONAL, INC.

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                           DECEMBER 31, 2000 AND 1999

                                                                     COMMON             ADDITIONAL
                                                              ---------------------      PAID-IN
                                                                SHARES       AMOUNT      CAPITAL
                                                              ----------     ------     ----------
Balance at December 31, 1998................................  28,484,214     28,484      7,186,660
  Net loss..................................................          --         --             --
  Currency translation adjustment...........................          --         --             --
    Comprehensive loss......................................          --         --             --
  Dividends payable.........................................          --         --             --
  Conversion of Series A preferred stock to common stock....   2,935,138      2,935      1,171,120
  Accretion of preferred stock to redemption rate at
    December 31, 1999.......................................          --         --             --
  Debt to equity conversion.................................   2,708,448      2,708        755,657
  Issuance of common shares.................................   1,875,000      1,875        748,125
                                                              ----------     ------     ----------
BALANCE at December 31, 1999................................  36,002,800     36,002     $9,861,562
  Net loss..................................................          --         --
  Currency translation adjustment...........................          --         --             --
    Comprehensive loss......................................          --         --             --
  Dividends payable.........................................          --         --             --
  Conversion of Series A preferred stock....................      97,950         98         58,166
  Conversion of Series B preferred stock....................   9,297,046      9,298     11,630,604
  Accretion of Series A and Series B preferred stock to
    redemption rate at December 31, 2000....................          --         --         19,085
  Issuance of options.......................................          --         --        105,000
  Issuance of common shares.................................     213,745        214        211,953
  Issuance of warrants......................................          --         --      1,328,000
                                                              ----------     ------     ----------
BALANCE at December 31, 2000................................  45,611,541     45,612     21,195,285
                                                              ==========     ======     ==========

                                                                             ACCUMULATED        TOTAL
                                                                                OTHER       STOCKHOLDERS'
                                                              ACCUMULATED   COMPREHENSIVE      EQUITY
                                                                DEFICIT     (LOSS) INCOME     (DEFICIT)
                                                              -----------   -------------   -------------
Balance at December 31, 1998................................   (1,404,297)      (8,362)        5,802,485
  Net loss..................................................   (3,017,529)          --        (3,017,529)
  Currency translation adjustment...........................           --       10,457            10,457
                                                              -----------      -------       -----------
    Comprehensive loss......................................           --           --        (3,007,072)
                                                              -----------      -------       -----------
  Dividends payable.........................................      (34,000)          --           (34,000)
  Conversion of Series A preferred stock to common stock....           --           --         1,174,055
  Accretion of preferred stock to redemption rate at
    December 31, 1999.......................................      (25,415)          --           (25,415)
  Debt to equity conversion.................................           --           --           758,365
  Issuance of common shares.................................           --           --           750,000
                                                              -----------      -------       -----------
BALANCE at December 31, 1999................................  $(4,481,241)     $ 2,095       $ 5,418,418
  Net loss..................................................   (4,376,479)          --        (4,376,479)
  Currency translation adjustment...........................           --       62,828            62,828
                                                              -----------      -------       -----------
    Comprehensive loss......................................           --           --        (4,313,651)
                                                              -----------      -------       -----------
  Dividends payable.........................................     (158,425)          --          (158,425)
  Conversion of Series A preferred stock....................           --           --            58,264
  Conversion of Series B preferred stock....................           --           --        11,639,902
  Accretion of Series A and Series B preferred stock to
    redemption rate at December 31, 2000....................   (2,405,447)          --        (2,405,447)
  Issuance of options.......................................           --           --           105,000
  Issuance of common shares.................................           --           --           212,167
  Issuance of warrants......................................           --           --         1,328,000
                                                              -----------      -------       -----------
BALANCE at December 31, 2000................................  (11,421,592)      64,923        11,884,228
                                                              ===========      =======       ===========

The accompanying notes to the consolidated financial statements are an integral part of these statements.

                   BIOPROGRESS TECHNOLOGY INTERNATIONAL, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2001 AND 2000

1.   BACKGROUND AND ORGANIZATION

HISTORY

     BioProgress Technology International, Inc. (the "Company"), was incorporated in California on March 5, 1990, under the name of U.S. Flywheel, Inc., as a subsidiary of Sunbird Technologies, Inc., a Utah corporation ("Sunbird Technologies"). In June, 1991, the Company acquired three patents and a license relating to flywheel technology from Sunbird Technologies and its affiliates in exchange for common shares of the Company "Common Stock". These shares of Common Stock were subsequently distributed to the stockholders of Sunbird Technologies after registration with the U.S. Securities and Exchange Commission ("Commission"). The Company subsequently transferred its flywheel technology to a partnership (the "Partnership") in exchange for a minority interest in the Partnership. The Partnership interest of the Company was subsequently sold, after which the Company began its search for a business in which to engage. The Company changed its name to Famous Sam's Group Inc and briefly traded as a restaurateur under the name of Famous Sam's. The business subsequently ceased to trade and in 1997 the Company acquired its interest in BioProgress Technology Inc, as described in note 3.

OPERATIONS

     The Company has a limited operating history and is engaged primarily in the research, development, manufacturing, marketing, sales and distribution of products that use water soluble and biodegradable films for the dietary supplement, pharmaceutical, recreational and cosmetic industries and other applications. The Company's research and development operations are in the United Kingdom. The Company operates in one market segment.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

     The accompanying consolidated financial statements include the financial statements of the Company and its wholly owned subsidiaries: BioProgress Technology, Inc., BioProgress Technology Limited ("BTL"), and DHA Nutrition Limited. All significant intercompany transactions and balances have been eliminated.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

ACCOUNTING POLICIES

     The Company's consolidated financial statements have been prepared assuming that it will continue as a going concern. The Company has incurred recurring operating losses and negative operating cash flows since its inception and will require additional financing within the next 12 months. In addition, the Company will need to increase cash flows from operations and/or obtain financing in order to fund its working capital requirements for fiscal year 2001. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management is actively pursuing increases to cash flows and additional sources of financing and believes that such increases and additional financing will generate sufficient cash flow to fund the Company's operations through fiscal year 2001. Management's plan to increase the Company's cash flows from operations relies significantly on increases in revenue generated from its license agreements and research and development

                   BIOPROGRESS TECHNOLOGY INTERNATIONAL, INC.

                           DECEMBER 31, 2001 AND 2000

services provided to existing clients, and decreases in operating expenses. However, there are no assurances that such matters will be successfully consummated.

PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment is stated at cost. Depreciation of property, plant and equipment is provided for using the straight-line method over the estimated useful lives of the respective assets, ranging from 4 to 20 years (see
Note 4). Amortization of leasehold improvements is provided for over the lesser of the useful life or the related lease term.

CASH AND CASH EQUIVALENTS

     Cash and cash equivalents represent all highly liquid investments with maturities of three months or less when purchased.

REVENUE RECOGNITION

     The Company generates revenues from licensing the rights to use its intellectual property in the XGel(TM) film system, the sale of XGel(TM) film systems, and research and development services to assist customers in gaining maximum benefit from the license. Revenues from license arrangements and the sale of XGel(TM) film systems are recognized when there is persuasive evidence of an agreement with a customer, collectibility is probable and the fee is fixed or determinable. Revenues from research and development contracts are recognized ratably over the period to which the contract relates unless significant acceptance criteria exist. If acceptance criteria exist, revenues are recognized upon the earlier of customer acceptance or the expiration of the acceptance period.

MARKETABLE SECURITIES

     Marketable securities represent the Company's investment in the common stock of Consolidated EcoProgress Technology Inc, and UK quoted investments as described in note 5. Management considers these securities as trading securities. The value of these investments is marked to market value at each period end with any unrealized gain or loss included in the statement of operations in the period to which it relates.

INTANGIBLES

     Licenses are included at cost and depreciated in equal annual installments over a period of 10 years which is their estimated useful economic life. Provisions are made for any known impairments.

GOODWILL

     Goodwill arising on the acquisition of BTL in 1998, representing any excess of the fair value of the consideration given over the fair value of the identifiable assets and liabilities acquired is capitalized and written-off on a straight-line basis over its useful economic life, which is considered to be 10 years. The amortization charge for 2000 and 1999 was $678,176 and $678,174 respectively.

EQUITY METHOD OF ACCOUNTING

     The Company's 29.9% investment in the Healthy Forum Limited ('HF') is accounted for under the equity method of accounting whereby the investment is carried at the cost of acquisition adjusted for the Company's share of undistributed earnings or losses since acquisition. Subsequent to the reorganization of the share capital of HF on April 1, 2001 the Company exercised its option to purchase additional shares of common stock, increasing its shareholding to 46.6%.

                   BIOPROGRESS TECHNOLOGY INTERNATIONAL, INC.

                           DECEMBER 31, 2001 AND 2000

LONG-LIVED ASSETS

     The provisions of Statement of Financial Accounting Standards (SFAS) No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" requires, among other things, that an entity review its long lived assets and certain related intangibles for impairment whenever changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. Management does not believe that any such change in circumstances has occurred.

INCOME TAXES

     The Company applies the deferred method of accounting for income taxes whereby deferred taxes are recognized for tax consequences of temporary differences by applying enacted statutory tax rates to differences between financial statements carrying amounts and the tax bases of existing assets and liabilities.

SHARE-BASED COMPENSATION

     The Company has adopted the disclosure provisions of SFAS No. 123 "Accounting for Stock-Based Compensation." As permitted by the provisions of SFAS No. 123, the Company applies Accounting Principles Board Opinion 25 and related interpretations in accounting for its employee share option plans. As a result, compensation expense related to options granted is measured based on the intrinsic value of the underlying common stock. See Note 12 for a summary of the pro-forma effects on reported net loss per share for the years ended December 31, 2000 and 1999 based on the fair value of options and shares granted as prescribed by SFAS No. 123.

EARNINGS PER SHARE

     Effective for the year ended December 31, 1998 the Company adopted SFAS No. 128 "Earnings per share". The adoption of SFAS No. 128 requires the presentation of basic earnings per share and diluted earnings per share. Basic and diluted loss per common share were calculated based upon the net loss available to common stockholders divided by the weighted average number of shares of common stock outstanding during the period. There are 3,700,000 stock options outstanding at December 31, 2000 (1999: 3,000,000) which are not included in the earnings per share calculation as they would be anti-dilutive.

FOREIGN CURRENCY TRANSLATION

     The functional currency of foreign operations is the local currency. The financial statements of the foreign subsidiaries are translated into U.S. dollars using the exchange rate in effect at year end for balance sheet accounts and the average exchange rate in effect during the year for revenue and expense accounts with currency translation adjustments reflected in other comprehensive loss in stockholders' equity. Gains and losses from foreign currency transactions, such as those resulting from the settlement of foreign receivables or payables, are included in the consolidated statement of operations.

CONCENTRATION OF CREDIT RISK

     Financial instruments, which potentially subject the Company to concentrations of credit risk, consist primarily of cash investments and trade receivables. The Company has cash investment policies that limit investments to investment grade securities and marketable securities. The Company performs ongoing credit evaluations of its customers' financial positions. In 2000, our top three customers accounted for 96% of total revenues. For legal reasons we are unable to disclose the name of one of these customers. The other two customers are Boots and EcoProgress.

                   BIOPROGRESS TECHNOLOGY INTERNATIONAL, INC.

                           DECEMBER 31, 2001 AND 2000

RESEARCH AND DEVELOPMENT

     Research and development costs are expensed as incurred.

NEW ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for derivative instruments and hedging activities". SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded on the balance sheet as either an asset or liability measured at its fair value. The statement requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement or other comprehensive income (depending on the type of hedge). To adopt hedge accounting a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting. To date the Company has not entered into any derivative instruments. Thus, the Company anticipates that SFAS No. 133 will not have a material impact on its consolidated financial statements.

3.   PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are stated at cost, net of depreciation, and consist of the following:

                                                              2000         1999      USEFUL LIVES
                                                           ----------   ----------   ------------
Freehold property.......................................   $  547,500   $       --     20 years
Leasehold improvements..................................      129,117           --            7
Plant and machinery.....................................      272,732      234,638            4
Equipment under capital leases..........................           --        4,021            4
Office equipment........................................      222,743       36,807            4
Laboratory equipment....................................       60,448       41,065            6
                                                           ----------   ----------
                                                            1,103,423      445,648
Less-Accumulated depreciation...........................     (221,960)    (119,019)
                                                           ----------   ----------
Total...................................................   $  881,463   $  326,629
                                                           ==========   ==========

     The depreciation expense was $134,120 and $74,544 for 2000 and 1999 respectively.

4.   MARKETABLE SECURITIES

     Marketable securities consist of the following:

                                                                2000       1999
                                                              --------   --------
Consolidated EcoProgress Technologies Inc...................  $168,289   $367,306
Quoted UK investments.......................................   194,134         --
                                                              --------   --------
                                                              $362,423   $367,306
                                                              ========   ========

     The above investments are classified as trading securities and marked to market value at each period end, and any gain or loss is taken to the Statement of Operations.

                   BIOPROGRESS TECHNOLOGY INTERNATIONAL, INC.

                           DECEMBER 31, 2001 AND 2000

5.   INTANGIBLE ASSETS

                                                                 2000         1999
                                                              ----------   ----------
Trademarks, licenses, patents...............................  $1,368,569   $1,368,569
Less accumulated amortization...............................    (274,063)    (136,280)
                                                              ----------   ----------
Net intangible assets.......................................  $1,094,506   $1,232,289
                                                              ==========   ==========

     The licenses were purchased from TruTona International, Inc., a related party as disclosed in note 10 and are being depreciated in equal annual installments over a period of 10 years which is their estimated useful economic life. The amortization expense for the year was $137,783 and $136,280 for 2000 and 1999, respectively.

6.   OPERATING LEASE OBLIGATIONS

     During June 2000 the Company purchased the premises it occupies in March, Cambridge, UK. The lease in relation to this building was canceled as a result of this purchase. Additionally, the Company signed as of January 31, 2001 a new lease agreement to lease new purpose built manufacturing facilities at a site known as Hostmoor, located in March, Cambridge, UK. Minimum future lease payments under the non-cancelable operating lease entered into for Hostmoor subsequent to December 31, 2000 are summarized as follows:

2000........................................................    $  102,083
2001........................................................       175,000
2002........................................................       175,000
2003........................................................       175,000
2004........................................................       175,000
Thereafter..................................................     3,500,000
                                                                ----------
Total.......................................................    $4,302,083
                                                                ==========

     Rental expenses under operating leases totaled $33,600 and $56,000 for the years ended December 31, 2000 and 1999.

7.   INCOME TAXES

     The Company does not have any income taxes payable in 2000 or 1999. The Company has net operating loss carry forwards of approximately $4,200,000 available in the U.S. and approximately $1,200,000 in the UK for 2000 available to carry forward against taxable profits in each country, subject to agreement with the relevant tax authorities. These net operating loss carry forwards expire in the fiscal year ending 2015. The Company has provided a 100% valuation allowance against the deferred tax asset arising on the net operating losses due to the uncertainty of their ultimate realization.

8.   RELATED PARTIES

THE JADE PARTNERSHIP INTERNATIONAL, INC.

     On April 1, 1998, the Company entered into a consulting and option agreement with The Jade Partnership International, Inc. ("Jade"), a Delaware Corporation. This agreement was canceled on March 31, 2000 and no further amounts will be paid by the Company to Jade. Certain directors of the Company are controlling shareholders in Jade. The Company has a contract with Jade, under which Jade assists the Company in obtaining equity and debt financing, and provides general business management, administration services, international licensing and sales and marketing strategies. In the opinion of management, all transactions are at arm's length.

                   BIOPROGRESS TECHNOLOGY INTERNATIONAL, INC.

                           DECEMBER 31, 2001 AND 2000

The Company incurred management charges of $150,000 (1999: $600,000) during the year. The balance due from Jade to the Company at December 31, 2000 was $111,323 (1999: due to Jade $780,850).

LARRY C. SHATTLES, DIRECTOR

     The executive offices of the Company located at 9055 Huntcliff Trace, Atlanta, Georgia are provided at an arm's length monthly cost of $1,000 by Larry
C. Shattles, a director of the Company.

ORMISTON-GORE SECURITIES LIMITED

     Ormiston-Gore Securities Limited ("OGSL"), is a related party by virtue of its shareholding in the Company. OGSL has entered into a lease agreement dated March 1, 1999 with the Company for the rental of the premises in March, Cambridge, U.K. The term of the lease is 15 years and the rental per month is $5,600 with a security deposit of $16,800. Details of the operating lease obligations are disclosed in note 7. This lease was canceled during June 2000 as the Company purchased the premises from OGSL for cash consideration of $547,500.

TRUTONA INTERNATIONAL, INC.

     Certain directors of the Company are also directors of TruTona International, Inc. ("TruTona"), a privately held Atlanta based corporation. On February 15, 1999, the Company acquired from TruTona patents, licenses and trademarks relating to a broad range of products, including a range of flushable and biodegradable disposable products designed by TruTona. The consideration payable to TruTona by the Company was $1,500,000 in the acquisition, of which $750,000 was paid through the delivery of 1,875,000 shares of Common Stock at an agreed price of $0.40, with the remainder paid in cash. In connection with the acquisition of the above patents, licenses and trademarks, the Company has recognized license fee revenues of $133,600 (1999: $88,862) in the year relating to a previous license agreement between TruTona and Consolidated EcoProgress Technology Inc. that has been assigned to the Company. The Company has a balance of $56,382 (1999: $nil) due to it from TruTona at December 31, 2000.

CONSOLIDATED ECOPROGRESS TECHNOLOGIES, INC

     Consolidated EcoProgress Technologies, Inc, ("EcoProgress"), is a related party by virtue of its shareholding in the Company. On April 5, 1999, the Company completed the sale of a license to EcoProgress, a Canadian company with securities traded on the Vancouver Stock Exchange. The license was sold for the sum of $1,500,000 and granted EcoProgress the exclusive right to manufacture, sell and distribute in the US a line of flushable and biodegradable disposable products utilizing the intellectual property that the Company recently acquired from TruTona International Inc (see above). EcoProgress paid $380,000 in cash and the remaining $1,120,000 was paid through the issuance of 1,066,666 shares of free trading common stock in EcoProgress at the market value of $1.05 per share. The value of the license is included within the deferred income balance and is being released as is being released to revenue over a period of ten years.

THE HEALTHY FORUM LIMITED

     The Company purchased 29.9% of the share capital of The Healthy Forum Limited during April 2000 for $50,000. The Healthy Forum aims to build a world leading and world-friendly brand in the complimentary medical and specialty food sectors. The product categories of the company will be feminine hygiene, beneficial foods and vitamins, minerals and supplements. In addition to the initial investment the Company has loaned The Healthy Forum $198,000 during the year to help fund working capital requirements. At December 31, 2000 the amount owed by The Healthy Forum to the group was $198,000.

                   BIOPROGRESS TECHNOLOGY INTERNATIONAL, INC.

                           DECEMBER 31, 2001 AND 2000

9.   REDEEMABLE CONVERTIBLE PREFERRED STOCK

     The Series A and B redeemable convertible preferred stock are recorded in the accompanying balance sheet outside the stockholders' equity section due to their mandatory redemption feature.

                                                        SERIES A                      SERIES B
                                                       REDEEMABLE                    REDEEMABLE
                                               CONVERTIBLE PREFERRED STOCK   CONVERTIBLE PREFERRED STOCK
                                               ---------------------------   ---------------------------
Number of shares authorized..................           1,250,000                     3,750,000
                                                       ==========                    ==========
Shares outstanding at December 31, 1999......              41,180                        24,000
Number of shares issued during year..........                  --                     3,802,818
Number of shares converted during year.......             (39,180)                   (3,718,818)
                                                       ----------                    ----------
Shares outstanding at December 31, 2000......               2,000                       108,000
                                                       ==========                    ==========
Subscription price per share.................          $     1.00                    $     2.50
Value based on redemption rate at December
  31, 2000...................................          $    3,120                    $  338,040
Proceeds from issuance.......................          $       --                    $9,089,546
Conversion date and rate to common shares
From January 1, 2000 on or before December
  31, 2000...................................        1:1.0                         1:2.5
From January 1, 2001 on or before December
  31, 2001...................................        1:0.5                         1:1.0
From January 1, 2002 on or before December
  31, 2002...................................          --                          1:0.5
Expiry of conversion rights..................   After 12/31/2001              After 12/31/2002
Conversion at discretion of..................        Holder                        Holder
Redemption date and amount per share
From January 1, 2000 on or before December
  31, 2000...................................          $     1.56                    $     3.13
From January 1, 2001 on or before December
  31, 2001...................................          $     1.95                    $     3.91
From January 1, 2002 on or before December
  31, 2002...................................          $       --                    $     4.88
Redemption at discretion of..................       Company                       Company
Mandatory redemption date....................  After March 31, 2002          After March 31, 2003
Mandatory redemption price...................          $     2.07                    $     5.19
Dividend rate................................   4% per annum of               4% per annum of
                                               subscription amount           subscription amount
                                               computed quarterly in         computed quarterly in
                                               arrears March, June,          arrears March, June,
                                               September and December        September andDecember
Voting rights................................         None                          None
Preferential liquidation rights..............         None                          None

     A charge has been accreted to accumulated deficit to reflect the $0.56 premium on Series A redeemable convertible preferred shares and the $0.63 premium on Series B redeemable convertible preferred shares.

                   BIOPROGRESS TECHNOLOGY INTERNATIONAL, INC.

                           DECEMBER 31, 2001 AND 2000

10. STOCK OPTION PLAN

     The Company granted 3,000,000 stock options to executives on January 25, 1999 and a further 700,000 on November 27, 2000. The options vest immediately and have a life of three years and five years respectively. The following table summarizes information about stock options outstanding at December 31, 2000.

                                                               WEIGHTED                                               WEIGHTED
                                             NUMBER            AVERAGE                           NUMBER               AVERAGE
                                         OUTSTANDING AS       REMAINING                  WEIGHTED EXERCISABLE AS   EXERCISE PRICE
                              EXERCISE   OF DECEMBER 31,   CONTRACTUAL LIFE   AVERAGE        OF DECEMBER 31,       OF EXERCISABLE
DATE OF GRANT                  PRICE          2000              PRICE         EXERCISE            2000                OPTIONS
-------------                 --------   ---------------   ----------------   --------   -----------------------   --------------
January 25, 1999............   $0.35          600,000           1 year         $0.35              600,000              $0.35
January 25, 1999............   $0.75          600,000           1 year         $0.75              600,000              $0.75
January 25, 1999............   $1.25          600,000           1 year         $1.25              600,000              $1.25
November 27, 2000...........   $1.50          700,000           1 year         $1.50              700,000              $1.50
January 25, 1999............   $1.75          600,000           1 year         $1.75              600,000              $1.75
January 25, 1999............   $2.25          600,000           1 year         $2.25              600,000              $2.25
                                            ---------                                           ---------
                                            3,700,000                                           3,700,000
                                            =========                                           =========

     As permitted under SFAS No. 123 "Accounting for Stock Based Compensation", the Company has elected to follow Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees" ("APB No. 25") in accounting for share-based awards to employees, for options granted. There is no compensation charge arising on the options issued during 1999 as these options were not granted at less than fair market value. However, the options issued on November 27, 2000 were issued at below fair market value and resulted in a compensation charge of $105,000. Pro-forma information regarding net loss and net loss per share is required by SFAS No. 123 and has been determined as if the Company had accounted for its employee share options and the options granted by shareholders under the fair value method consistent with the method prescribed by that Statement. The fair value of these options was estimated at the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions for 2000:

     -- risk-free interest rate of 7%;

     -- dividend yield of 0%;

     -- volatility factor of 100%; and

     -- an expected life of the option of three years and five years for 1999 and 2000 grants respectively.

     Had the Company's option plan and the options granted to stockholders been accounted for under SFAS No. 123, the Company's charge to income for 2000 would have been $773,903 (1999: $561,244). Net loss and loss per share would have been increased to the following pro-forma amounts.

                                                               YEAR ENDED     YEAR ENDED
                                                              DECEMBER 31,   DECEMBER 31,
                                                                  2000           1999
                                                              ------------   ------------
Pro-forma net loss..........................................  ($7,659,254)   ($3,638,188)
Pro-forma net loss per share applicable to common
  stockholders
  -- basic and diluted......................................  ($     0.19)   ($     0.12)

11. WARRANTS

     On December 1, 2000 the Company issued 5,311,158 warrants to third parties to acquire shares of common stock at any point after the date of issuance. The consideration received for these warrants was an undertaking from the third parties to provide sales and consultancy services with particular focus on retail and distribution in

                   BIOPROGRESS TECHNOLOGY INTERNATIONAL, INC.

                           DECEMBER 31, 2001 AND 2000

Muslim states. The warrants have been valued in accordance with the guidance in EITF 96-18 "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services" at a fair value of $1.3M and recorded as a prepaid expense in the balance sheet. The $1.3M is amortized to the Statement of Operations over the two year term of the warrants.

12. FAIR VALUES OF FINANCIAL INSTRUMENTS

     The following information is presented in compliance with the requirements of SFAS No. 107, "Disclosures about Fair Value of Financial Instruments". The carrying amounts and fair values of the material financial instruments are shown below.

                                               DECEMBER 31, 2000               DECEMBER 31, 1999
                                          ----------------------------    ----------------------------
                                          CARRYING VALUE    FAIR VALUE    CARRYING VALUE    FAIR VALUE
                                          --------------    ----------    --------------    ----------
Cash and cash equivalents.............      $3,818,717      $3,818,717      $   5,818       $   5,818
Marketable securities.................         362,423         362,423        367,306         367,306
Accounts receivable...................         826,251         826,251        201,803         201,803
Accounts payable......................        (173,185)       (173,185)      (387,912)       (387,912)

     The fair values of financial instruments are deemed to be equivalent to the carrying amounts as cash and cash equivalents and marketable securities are short term items and readily convertible into cash.

13. SUBSEQUENT EVENTS

THE HEALTHY FORUM LIMITED (UK) ('THFL')

     Subsequent to a reorganization of the share capital of THFL, on April 1, 2001, the Company exercised its option to purchase additional shares of common stock, increasing its investment in THFL to 46.6% of the outstanding equity of THFL for an additional $50,000. The Company now holds 5,843,750 ordinary shares in THFL.

                   BIOPROGRESS TECHNOLOGY INTERNATIONAL, INC.

       UNAUDITED CONSOLIDATED BALANCE SHEETS FOR THE THIRD QUARTER ENDED
                    SEPTEMBER 30, 2002 AND DECEMBER 31, 2001

                                                                  AS OF           AS OF
                                                              SEPTEMBER 30,    DECEMBER 31,
                                                                  2002             2001
                                                              -------------    ------------
                                                                   US$             US$
CURRENT ASSETS:
  Cash and cash equivalents.................................        11,396           5,851
  Marketable securities.....................................            --         210,630
  Accounts receivable.......................................       101,578         193,388
  Amounts due from related parties..........................       604,715         484,085
  Prepaid expenses and other current assets.................       592,035       1,356,187
                                                               -----------     -----------
     Total current assets...................................     1,309,724       2,250,141
PROPERTY, PLANT AND EQUIPMENT, net..........................       627,621       1,383,673
EQUITY INVESTMENTS, net.....................................       693,420         559,377
INTANGIBLE ASSETS
  Trademarks, licenses, patents, net........................       855,971         958,200
  Goodwill..................................................     4,747,213       4,914,919
                                                               -----------     -----------
     Total assets...........................................     8,233,949      10,066,310
                                                               ===========     ===========
CURRENT LIABILITIES:
  Bank overdraft............................................       580,265         332,738
  Accounts payable..........................................     1,143,506         749,594
  Amounts owed to related parties...........................       534,653         377,219
  Accrued expenses and other current liabilities............       988,813         880,550
  Deferred revenue..........................................        50,000       1,326,900
                                                               -----------     -----------
     Total liabilities......................................     3,297,237       3,667,001
Redeemable convertible preferred stock, Series A, par value
  $1.00.....................................................         4,140           3,900
Redeemable convertible preferred stock, Series B, par value
  $2.50.....................................................       262,320         602,970
                                                               -----------     -----------
                                                                   266,460         606,870
STOCKHOLDERS' EQUITY:
  Common stock, $0.001 par value --
  75,000,000 shares authorized; 49,028,879 (200: 47,631,527)
     shares issued and outstanding..........................        49,029          47,632
  Additional paid-in capital................................    26,017,424      24,724,050
  Accumulated deficit.......................................   (21,380,058)    (19,103,570)
  Accumulated other comprehensive income....................       (16,143)        124,327
     Total stockholders' equity.............................     4,670,252       5,792,439
                                                               -----------     -----------
     Total liabilities and stockholders' equity.............     8,233,949      10,066,310
                                                               ===========     ===========

The accompanying notes to the consolidated financial statements are an integral part of these consolidated balance sheets.

                   BIOPROGRESS TECHNOLOGY INTERNATIONAL, INC.

   UNAUDITED CONSOLIDATED STATEMENT OF CASH FLOWS FOR THE THIRD QUARTER ENDED
                          SEPTEMBER 30, 2002 AND 2001

                                                              NINE MONTHS ENDED SEPTEMBER 30,
                                                              -------------------------------
                                                                   2002             2001
                                                              --------------    -------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss..................................................   $ (2,084,240)    $ (5,248,826)
  Adjustments to reconcile net loss to net cash used in
     operating activities Impairment of goodwill............        167,706               --
  Depreciation and amortization.............................        342,863          508,632
  Share of loss of associate................................        317,715          321,931
Realized and unrealized loss on marketable securities.......        210,630          363,840
  Loss on disposition of fixed assets.......................        216,252          139,483
  Accretion of Warrants.....................................             --         (138,000)
  Write-off prepaid expense.................................        630,728               --
Changes in operating assets and liabilities:
  Accounts receivable.......................................         91,810          399,759
  Amounts receivable from related parties...................       (120,630)        (503,558)
  Prepaid expenses and other current assets.................        133,423         (325,394)
  Deferred revenue..........................................     (1,276,900)        (403,005)
  Accounts payable..........................................        393,912          422,556
  Accrued expenses and other current liabilities............        265,697          206,925
                                                               ------------     ------------
  Net cash used in operating activities.....................       (711,034)      (3,945,448)
                                                               ============     ============
Cash flows from investing activities:
  Purchases of property and equipment.......................       (121,212)         710,074)
  Net purchase of investments...............................             --          (79,615)
  Amounts advanced to equity investment.....................        (28,715)        (601,400)
  Dividends paid............................................        (30,018)              --
  Cash acquired from acquisition............................             --           14,908
                                                               ------------     ------------
  Net cash used in investing activities.....................       (179,945)      (1,376,181)
                                                               ============     ============
Cash flows from financing activities:
  Proceeds from sale of preferred stock.....................             --        1,462,918
  Proceeds from sale of new units...........................        792,136               --
  Bank overdraft............................................        247,527          262,099
                                                               ------------     ------------
  Net cash provided by financing activities.................      1,039,663        1,725,017
                                                               ------------     ------------
  Effects of exchange rate changes on cash and cash
     equivalents............................................       (143,139)         (52,444)
                                                               ------------     ------------
  Net increase (decrease) in cash and cash equivalents......          5,545       (3,649,056)
  Cash and cash equivalents, at beginning of period.........          5,851        3,818,717
                                                               ------------     ------------
  Cash and cash equivalents, at end of period...............         11,396          169,661
                                                               ============     ============

                   BIOPROGRESS TECHNOLOGY INTERNATIONAL, INC.

   UNAUDITED CONSOLIDATED STATEMENT OF CASHFLOWS FOR THE THIRD QUARTER ENDED
                          SEPTEMBER 30, 2002 AND 2001

                                                              NINE MONTHS ENDED SEPTEMBER 30,
                                                              -------------------------------
                                                                   2002             2001
                                                              --------------    -------------
CASH PAID (RECEIVED) DURING THE PERIOD FOR
  Interest..................................................   $     12,296     $    (51,469)
  Income taxes..............................................             --               --

NON-CASH INVESTING AND FINANCING ACTIVITIES

     The company sold its premises at Norwood Road for a total consideration of $420,374. This consideration was in the form of a note receivable.

     During the period, $502,640 and $1,422,146 of Redeemable convertible preferred series B stock was converted into common stock during the years ended 31 December 2002 and 2001 respectively

                   BIOPROGRESS TECHNOLOGY INTERNATIONAL, INC.

                UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
               FOR THE QUARTERS ENDED SEPTEMBER 30, 2002 AND 2001

                                                               NINE MONTHS     NINE MONTHS
                                                                  ENDED           ENDED
                                                              SEPTEMBER 30,   SEPTEMBER 30,
                                                                  2002            2001
                                                              -------------   -------------
NET REVENUE.................................................   $ 2,070,756     $   724,774
COST AND EXPENSES:
  Cost of revenues..........................................        61,315          88,459
  Research and development costs............................        71,749       1,082,412
  Professional fees.........................................       394,150       1,068,821
  Realized and unrealized loss (profit) on marketable
     Securities.............................................       134,539         444,060
  General and administrative expenses.......................     3,175,527       2,967,405
     Total cost and expenses................................     3,837,280       5,651,157
                                                               -----------     -----------
LOSS FROM OPERATIONS........................................    (1,766,524)     (4,926,383)
  Share of loss from equity investment......................      (317,716)       (322,443)
                                                               -----------     -----------
NET Loss....................................................    (2,084,240)     (5,248,826)
  Dividends payable and accretion of preferred stock........      (192,248)       (268,133)
                                                               -----------     -----------
NET LOSS APPLICABLE TO COMMON SHAREHOLDERS..................    (2,276,488)     (5,516,959)
                                                               ===========     ===========
NET LOSS PER COMMON SHARE -- BASIC AND DILUTED..............   $     (0.05)    $     (0.12)
                                                               ===========     ===========
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING --
  BASIC AND DILUTED.........................................    48,207,530      45,657,091
                                                               ===========     ===========

The accompanying notes to the consolidated financial statements are an integral part of these consolidated statements.

                   BIOPROGRESS TECHNOLOGY INTERNATIONAL, INC.

             NOTES TO THE CONSOLIDATED INTERIM FINANCIAL STATEMENTS
                          SEPTEMBER 30, 2002 AND 2001

     In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation of the financial condition of registrant have been included.

     Note 1. A summary of significant accounting policies is currently on file with the U.S. Securities and Exchange Commission in registrant's Form 10-KSB, which is incorporated herein by reference. Certain reclassifications have been made to the 2001 financial statements to conform to the 2002 presentation.

     Note 2. The accompanying unaudited financial statements have been prepared in accordance with the instructions to Form 10-Q and do not include all information and footnotes required by generally accepted accounting principles in the United States for complete financial statements.

     Note 3. In July 2001, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 141, Business Combinations (FAS
141) and No. 142, Goodwill and Other Intangible Assets (FAS 142). FAS 141 requires all business combinations initiated after June 30, 2001 to be accounted for using the purchase method. Under FAS 142, goodwill and intangible assets with indefinite lives are no longer amortized but are reviewed annually (or more frequently if impairment indicators arise) for impairment. Separable intangible assets that are not deemed to have indefinite lives will continue to be amortized over their useful lives (but with no maximum life). The amortization provisions of FAS 142 apply to goodwill and intangible assets acquired after June 30, 2001. With respect to goodwill and intangible assets acquired prior to July 1, 2001, the Company adopted FAS 142 effective January 1, 2002. The Company evaluates long-lived assets, including goodwill and identifiable intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future expected undiscounted cash flows attributable to that asset. The amount of any impairment is measured as the difference between the carrying value and the fair value of the impaired asset. Fair value is determined generally based on discounted cash flows. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. The Company does not have any long-lived assets it considers to be impaired. The Company has applied the provisions of FAS 142 in the current periods. The following table shows the effect of adopting this standard:

                                          THREE MONTHS ENDED SEPT 30,    NINE MONTHS ENDED SEPT 30,
                                          ----------------------------   ---------------------------
                                             2002            2001            2002           2001
                                          -----------   --------------   ------------   ------------
Reported net loss.......................   $ 474,214     ($ 1,195,018)   ($ 2,084,240)  ($ 5,248,826)
Add back: Goodwill amortization.........          --          169,544              --        508,632
                                           ---------     ------------    ------------   ------------
Adjusted net loss.......................   $ 474,214     ($ 1,025,474)   ($ 2,084,240)  ($ 4,740,194)
                                           =========     ============    ============   ============
Reported net loss per common share......   $    0.01     $      (0.03)   $      (0.04)  $      (0.12)
Goodwill amortization...................          --               --    $         --   $      (0.02)
                                           ---------     ------------    ------------   ------------
Adjusted net loss per common share......   $    0.01     $      (0.03)   $      (0.04)  $      (0.10)
                                           =========     ============    ============   ============

                                                       YEAR ENDED     YEAR ENDED     YEAR ENDED
                                                      DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                                          2001           2000           1999
                                                      ------------   ------------   ------------
Reported net loss...................................  $ (7,681,978)  $ (6,940,351)  $ (3,074,944)
Add back: Goodwill amortization.....................  $    678,176   $    678,176   $    678,174
                                                      ------------   ------------   ------------
Adjusted net loss...................................  $ (7,003,802)  $ (6,262,175)  $ (2,396,770)
                                                      ============   ============   ============
Reported net loss per common share..................  $      (0.17)  $      (0.17)  $      (0.10)
Goodwill amortization...............................  $       0.02   $      (0.02)  $       0.02
                                                      ------------   ------------   ------------
Adjusted net loss per common share..................  $      (0.15)  $      (0.15)  $      (0.08)
                                                      ============   ============   ============

                   BIOPROGRESS TECHNOLOGY INTERNATIONAL, INC.

                          SEPTEMBER 30, 2002 AND 2001

     In June, 2002, the FASB issued Statement 146, "Accounting for Costs Associated with Exit or Disposal Activities". SFAS 146 replaces previous accounting guidance provided by EITF 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)", and requires companies to recognize costs associated with Exit or disposal activities only when a liability for these costs are incurred (subsequent to a commitment to a plan) rather than at the date of a commitment to an exit or disposal plan. Examples of costs covered by the Statement include lease termination costs and certain employee severance costs that are associated with a restructuring, discontinued operations, plant closings, or other initiated after December 31, 2002. Although management believes the adoption of SFAS 146 will not have a material impact on the Company's financial statements, adoption of the Statement will result in timing differences in the recognition and measurement of expenses relating to exit and disposal activities.

     Note 4. During the first and subsequent quarters to date of 2002, the Company has entered into agreements with various accredited investors for the issue of 1,294,352 shares common stock and 2,125,500 warrants, exercisable at various prices for a term of five years, for cash consideration totaling $792,136. The agreements are pursuant to an offering by the Company for the sale up to 600 "units" of its equity at a price of $5,000 per unit. Each unit is comprised of 7,500 shares of unregistered common stock and 6 warrants, each such warrant expiring on December 31, 2006 and each exercisable for 2,500 common shares at purchase prices which range from $1.00 up to $10.00. The Company committed to have declared "effective" the registration of the common shares issued in this offering by September 30, 2002, or otherwise issue an additional 1/10th unit (to a maximum of 90%) for each full month beyond that date through such time as declaration of effectiveness has been achieved. At the date of this report the Company has not registered the shares issued in this offering and therefore will be issuing an additional 2/10th unit to subscribers in due course.

     Note 5. Termination of Fusion Contract. On September 16, 2002 Fusion terminated its agreement with us. We effectively had a put option whereby Fusion had agreed to purchase up to $6 million of our common stock as and when we requested. The commencement of the funding is subject to certain conditions including the effectiveness of a registration statement. We issued 970,350 to Fusion as a prepaid expense for entering into the contract. On termination of the contract, this prepaid expense was reversed. The $630,728 has been recorded in the income statement within general and administrative expenses.

     Note 6. Potential Liability in Healthy Forum Limited

     On October 4, 2002 the Company received notice from The Healthy Forum calling on us to pay L337,459.71 ($526,909.59) in respect of our 5,843,750 shares of The Healthy Forum, which The Healthy Forum has alleged are partly paid. On October 28, 2002 the Company served notice on The Healthy Forum that we intended to petition the court seeking an injunction to restrain The Health Forum from taking any action to forfeit our shares. Upon receiving such notice The Healthy Forum agreed to defer any action in respect of its allegations pending resolution of the claim.

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER

                          BIOPROGRESS HOLDINGS, INC.,
                             A NEVADA CORPORATION,

                                      AND

        BIOPROGRESS TECHNOLOGY INTERNATIONAL, INC., A NEVADA CORPORATION

                                      AND

             BIOPROGRESS PLC A COMPANY INCORPORATED UNDER THE LAWS
                             OF ENGLAND AND WALES.

     THIS AGREEMENT AND PLAN OF MERGER, dated as of December 20(th), 2002 (the "Agreement"), is entered into by and between BIOPROGRESS HOLDINGS, INC., a Nevada corporation ("Holdings") with its principal address at 165 West Liberty Street, Suite 210, Reno, Nevada 89501, BIOPROGRESS TECHNOLOGY INTERNATIONAL, INC., a Nevada corporation ("BPI") with its principal address at 9055 Huntcliff Trace, Atlanta, Georgia 30350-1935 and BIOPROGRESS PLC, a company organized under the laws of England and Wales ("Parent") with its registered address at Hostmoor Avenue, March, Cambs., PE15 0AX, United Kingdom. Holdings and BPI are sometimes referred to herein as the "Constituent Corporations."

                                    RECITALS

     A. Holdings is a corporation duly organized and existing under the laws of the State of Nevada and has an authorized capital of 100 shares, $0.001 par value, of common stock ("Holdings Common Stock"). As of the date hereof 100 shares of Holdings Common Stock were issued and outstanding, all of which are held by Parent.

     B. BPI is a corporation duly organized and existing under the laws of the State of Nevada and has an authorized capital of 50,000,000 shares, $0.001 par value, of common stock ("BPI Common Stock") and 5,000,000 shares, $0.01 par value of Series B Redeemable Convertible Preferred Stock, par value $.01, which are subdivided into shares which are convertible on or before December 31, 2002 ("Series B-1 Preferred Stock") and shares which are convertible on or before December 31, 2003 ("Series B-2 Preferred Stock" and together with the Series B-1 Preferred Stock, the "Preferred Stock"). As of December 3, 2002, 49,230,101 shares of BPI Common Stock were issued and outstanding and 88,000 shares of Series B-1 Preferred Stock were issued and outstanding and 79,000 shares of Series B-2 Preferred Stock were issued and outstanding.

     C. Parent is a company duly organized and existing under the laws of England and Wales and has an authorized share capital of L1,000,850 divided into 100,000,000 ordinary shares, L0.01 par value ("Ordinary Shares"), 90,000 4% Redeemable Non-Voting Preference Shares par value L.0.05 ("Non-Convertible Preference Shares") and 80,000 4% Convertible Redeemable Non-Voting Preference Shares, par value L0.05 ("Convertible Preference Shares" together with the Non-Convertible Preference Shares, the "Preference Shares"). As of the date hereof, 2 Ordinary Shares and 0 Preference Shares of Parent were issued and outstanding and 4,999,998 Ordinary Shares have been allotted but not yet issued.

     D. The Board of Directors of BPI has determined that, for the purpose of effecting the reincorporation of BPI in the United Kingdom, it is advisable and in the best interests of BPI and its stockholders that Holdings merge with and into BPI upon the terms and conditions herein provided.

     NOW, THEREFORE, in consideration of the mutual agreements, representations, warranties and covenants set forth herein, Holdings, BPI and Parent hereby agree, subject to the terms and conditions hereinafter set forth, as follows:

                                   ARTICLE I
                                     MERGER

     1.1 Merger. In accordance with the provisions of this Agreement, and the Nevada Private Corporation Law, Holdings shall be merged with and into BPI (the "Merger"), the separate existence of Holdings shall cease and BPI shall survive the Merger and shall continue to be governed by the laws of the State of Nevada, and BPI shall be, and is herein sometimes referred to as, the "Surviving Corporation," and the name of the Surviving Corporation shall be "BioProgress Technology International, Inc."

     1.2 Filing and Effectiveness. Consummation of the Merger shall be subject to the completion of the following actions:

     (a) This Agreement and the Merger shall have been adopted and approved by the stockholders of each Constituent Corporation in accordance with the requirements of the Nevada Private Corporation Law;

     (b) The issue of the Ordinary and Preference Shares to be issued in connection with the Merger shall be duly authorized and approved by the board of directors of Parent and the board of directors shall have allotted such Ordinary and Preference Shares;

     (c) The Registration Statement registering the issue of the Ordinary Shares in connection with the Merger has become effective under the Securities Act of 1933, as amended;

     (d) All of the conditions precedent to the consummation of the Merger specified in this Agreement shall have been satisfied or duly waived by the party entitled to the satisfaction thereof;

     (e) Parent and BPI shall have received both a clearance letter from the United Kingdom Inland Revenue confirming that section 137 of the Taxation of Chargeable Gains Act 1992 should not apply to the Merger and a clearance letter from the United Kingdom Inland Revenue under section 707 of the Income and Corporation Taxes Act 1988 that the Merger does not create any UK tax advantages which should be cancelled.

     (f) Any required notice or waiting period before the Merger may be consummated, pursuant to Regulation 14A of the Securities Exchange Act of 1934, as amended, and all regulations promulgated thereunder, shall have expired; and

     (g) Executed Articles of Merger or an executed counterpart of this Agreement meeting the requirements of the Nevada Private Corporation Law shall have been filed with the Secretary of State of the State of Nevada.

     The date and time when the Merger shall become effective in accordance with the Nevada Private Corporation Law is herein called the "Effective Date of the Merger."

     1.3 Effect of the Merger. Upon the Effective Date of the Merger, the separate existence of Holdings shall cease and BPI, as the Surviving Corporation, (i) shall continue to possess all of its assets, rights, powers and property as constituted immediately prior to the Effective Date of the Merger,
(ii) shall be subject to all actions previously taken by its and Holdings' Boards of Directors, (iii) shall succeed, without other transfer, to all of the assets, rights, powers and property of Holdings in the manner as more fully set forth in Section 92A.250 of the Nevada Revised Statues, (iv) shall continue to be subject to all of its debts, liabilities and obligations as constituted immediately prior to the Effective Date of the Merger, and (v) shall succeed, without other transfer, to all of the debts, liabilities and obligations of Holdings in the same manner as if BPI had itself incurred them, all as more fully provided under the applicable provisions of the Nevada Revised Statues.

                                   ARTICLE II
                   CHARTER DOCUMENTS, DIRECTORS AND OFFICERS

     2.1 Articles of Incorporation. The Articles of Incorporation of BPI as in effect immediately prior to the Effective Date of the Merger shall continue in full force and effect as the Articles of Incorporation of the Surviving Corporation until duly amended in accordance with the provisions thereof and applicable law.

     2.2 Bylaws. The Bylaws of Holdings as in effect immediately prior to the Effective Date of the Merger shall continue in full force and effect as the Bylaws of the Surviving Corporation until duly amended in accordance with the provisions thereof and applicable law.

     2.3 Directors and Officers. The directors and officers of Holdings immediately prior to the Effective Date of the Merger shall become the directors and officers of the Surviving Corporation until their respective successors shall have been duly elected and qualified or until as otherwise provided by law, or by the Certificate of Incorporation or the Bylaws of the Surviving Corporation.

                                  ARTICLE III
                         MANNER OF CONVERSION OF STOCK

     3.1 BPI Common Stock. Upon the Effective Date of the Merger, each share of BPI Common Stock issued and outstanding immediately prior thereto shall, by virtue of the Merger and without any action by the

Constituent Corporations, the holder of such shares or any other person, be changed and converted into one fully paid Ordinary Share of Parent.

     3.2 Series B-1 Preferred Stock. Upon the Effective Date of the Merger, each share of Series B-1 Preferred Stock issued and outstanding immediately prior thereto shall, by virtue of the Merger and without any action by the Constituent Corporations, the holder of such shares or any other person, be changed and converted into one fully paid Non-Convertible Preference Share of Parent.

     3.3 Series B-2 Preferred Stock. Upon the Effective Date of the Merger, each share of Series B-2 Preferred Stock issued and outstanding immediately prior thereto shall, by virtue of the Merger and without any action by the Constituent Corporations, the holder of such shares or any other person, be changed and converted into one fully paid Convertible Preference Share of Parent.

     3.4  BPI Options and Other Outstanding Stock-Based Grants.

     (a) Upon the Effective Date of the Merger, each outstanding and unexercised option, warrant or other right to purchase or security convertible into BPI Common Stock shall become an option, warrant or right to purchase or a security convertible into Ordinary Shares of Parent on the basis of one Ordinary Share of Parent for each share of BPI Common Stock issuable pursuant to such option, warrant, stock purchase right or convertible security, on the same terms and conditions and at an exercise price per share equal to the exercise price applicable to any such BPI option, warrant, stock purchase right or convertible security on the Effective Date of the Merger.

     (b) Upon the Effective Date of the Merger, Parent shall assume and continue BioProgress Technology International's Stock Option Plan and shall reserve a number of Ordinary Shares of Parent for issuance under those plans equal to the number of shares of BPI Common Stock so reserved immediately prior to the Effective Date of the Merger. The execution of this Agreement shall constitute an amendment to those plans to reflect the Parent as the corporation referenced in such employee benefit plans notwithstanding the actual references therein to BPI.

     (c) A number of Ordinary Shares of Parent shall also be reserved for issuance upon the exercise of any other options, warrants, stock purchase rights and convertible securities equal to the number of shares of BPI Common Stock so reserved immediately prior to the Effective Date of the Merger.

     3.5 BPI Benefit Plans. Upon the Effective Date of the Merger, the Surviving Corporation shall assume and continue all non-stock related employee benefit plans of BPI. The execution of this Agreement shall constitute an amendment to each of the employee benefit plans to reflect the Surviving Corporation as the corporation referenced in such employee benefit plans notwithstanding the actual references therein to BPI.

     3.6 Holdings Common Stock. Upon the Effective Date of the Merger, each share of Holdings Common Stock issued and outstanding immediately prior thereto shall, by virtue of the Merger and without any action by Holdings, be converted into one share of BPI Common Stock.

     3.7 Exchange of Share Certificates. As of the Effective Date of the Merger, the stockholders of both the BPI Common Stock and Preferred Stock before the Effective Date of the Merger will automatically cease to be holders of BPI Common Stock and Preferred Stock and shall cease to have any rights as stockholders of BPI and will automatically become the owners of Ordinary Shares, Non-Convertible Preference Shares or Convertible Preference Shares, as applicable. Share certificates representing BPI Common Stock, Series B-1 Preferred Stock or Series B-2 Preferred Stock, as of the Effective Date of the Merger, will be deemed to represent an equivalent number of Ordinary Shares, Non-Convertible Preference Shares or Convertible Preference Shares, respectively.

                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES

     4.1 Representations and Warranties of BPI. BPI hereby represents and warrants that it:

     (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and has all the requisite power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted;

     (b) is duly qualified to do business as a foreign person, and is in good standing, in each jurisdiction where the character of its properties or the nature of its activities make such qualification necessary;

     (c) is not in violation of any provisions of its articles of incorporation or bylaws; and

     (d) has full corporate power and authority to execute and deliver this Agreement and consummate the Merger and the other transactions contemplated by this Agreement.

     4.2 Representations and Warranties of Holdings. Holdings hereby represents and warrants that it:

     (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and has all the requisite power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted;

     (b) is duly qualified to do business as a foreign person, and is in good standing, in each jurisdiction where the character of its properties or the nature of its activities make such qualification necessary;

     (c) is not in violation of any provisions of its articles of incorporation or bylaws; and

     (d) has full corporate power and authority to execute and deliver this Agreement and consummate the Merger and the other transactions contemplated by this Agreement.

     4.3 Representations and Warranties of Parent. Parent hereby represents and warrants that:

     (a) it is a corporation duly organized and validly existing under the laws of England and Wales, and has all the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted;

     (b) it is duly qualified to do business as a foreign person, and is in good standing, in each jurisdiction where the character of its properties or the nature of its activities make such qualification necessary;

     (c) it is not in violation of any provisions of its certificate of incorporation or memorandum and articles of association;

     (d) it has full corporate power and authority to execute and deliver this Agreement and consummate the Merger and the other transactions contemplated by this Agreement; and

     (e) on the Effective Date of the Merger, the Ordinary Shares and Preference Shares to be issued in connection with the Merger will be duly authorized and validly issued and allotted.

                                   ARTICLE V
                                TAX CONSEQUENCES

     5.1 It is the intent of the Constituent Corporations that (i) the Merger will constitute a transfer of the stock of BPI to Parent in a transaction described in section 351(a) of the Internal Revenue Code of 1986, as amended (the "Code"), subject to the limitations set forth in sections 351(g) and 367(a) of the Code and Treasury Regulation sec. 1.367(a)-3(c) applicable to shareholders that are subject to U.S. tax as citizens or residents. The Constituent Corporations shall treat and report the transactions consistently with this intention for all purposes; provided, however, that the Constituent Corporations intend that BPI and its counsel, and Holdings and its counsel, and Parent and its counsel, shall have no liability to the stockholders of either of the Constituent Corporations if, for any reason, the Merger does not constitute a transfer of stock in a transaction described in section 351(a) of the Code.

                                   ARTICLE VI
                                    GENERAL

     6.1 Entire Agreement; Modification. This Agreement and the documents referred to herein are intended by the parties as a final expression of their agreement with respect to the subject matter hereof, and are intended as a complete and exclusive statement of the terms and conditions of that agreement, and there are no other agreements or understandings, written or oral, among the parties, relating to the subject matter hereof. This Agreement supercedes all prior agreements and understandings, written or oral, among the parties with respect to the subject matter hereof.

     6.2 Further Assurances. From time to time, as and when required by Parent or by its successors or assigns, there shall be executed and delivered on behalf of BPI such deeds and other instruments, and there shall be taken or caused to be taken by Parent and BPI such further and other actions, as shall be appropriate or necessary in order to vest or perfect in or conform of record or otherwise by Parent the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of BPI and otherwise to carry out the purposes of this Agreement, and the officers and directors of Parent are fully authorized in the name and on behalf of BPI or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.

     6.3 Covenants of Holdings. Holdings covenants and agrees that it will, on or before the Effective Date of the Merger take such other actions as may be required by Nevada law to accomplish the Merger, including appointing an agent for service of process in the State of Nevada if and to the extent required under provisions of Nevada law.

     6.4 Abandonment. At any time before the filing of the Articles of Merger with the Secretary of State of the State of Nevada, this Agreement may be terminated and the Merger may be abandoned for any reason whatsoever by the Board of Directors of either BPI or Parent, or both, notwithstanding the approval of this Agreement by the stockholders of BPI or the sole stockholder of Holdings.

     6.5 Amendment. The Boards of Directors of the Constituent Corporations and Parent may amend this Agreement at any time prior to the filing of Articles of Merger with the Secretary of State of the State of Nevada, provided that an amendment made subsequent to the adoption and approval of this Agreement and the Merger by the stockholders of BPI shall not: (1) alter or change the amount or kind of shares, securities, cash, property and/or rights to be received in exchange for or on conversion of all or any of the shares of BPI, or (2) alter or change any of the terms and conditions of this Agreement if such alteration or change would materially adversely affect the holders of any shares of BPI.

     6.6 Registered Office. The registered office of the Surviving Corporation in the State of Nevada is located at 9055 Huntcliff Trace, Atlanta, Georgia 30350-1735.

     6.7 Agreement. Executed copies of this Agreement will be on file at the principal place of business of the Surviving Corporation at 9055 Huntcliff Trace, Atlanta, Georgia 30350-1735, and copies thereof will be furnished to any stockholder and to any creditor of a Constituent Corporation, upon request and without cost.

     6.8 Governing Law. This Agreement shall in all respects be construed, interpreted and enforced in accordance with and governed by the laws of the State of Nevada and, so far as applicable, the merger provisions of the Nevada Private Corporation Law.

     6.9 Counterparts. In order to facilitate the filing and recording of this Agreement, the same may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, this Agreement is hereby executed on behalf of each of the parties hereto and attested by their respective officers thereunto duly authorized.

                                BIOPROGRESS HOLDINGS, INC.,
                                a Nevada corporation

                                By: /s/ CAREY BOTTOM
                                   ---------------------------------------------
                                   Name: Carey Bottom
                                   Title: President

                                ATTEST:

                                By: /s/ CHRISTINE BOTTOM
                                   ---------------------------------------------
                                   Name: Christine L. Bottom
                                   Title: Company Secretary

                                BIOPROGRESS TECHNOLOGY INTERNATIONAL, INC., a Nevada corporation

                                By: /s/ BARRY MUNCASTER
                                   ---------------------------------------------
                                   Name: Barry Muncaster
                                   Title: President

                                ATTEST:

                                By: /s/ ELIZABETH EDWARDS
                                   ---------------------------------------------
                                   Name: Elizabeth Edwards
                                   Title: Chief Financial Officer

                                BIOPROGRESS PLC a company incorporated in England and Wales

                                By: /s/ BARRY MUNCASTER
                                   ---------------------------------------------
                                   Name: Barry Muncaster
                                   Title: Chief Executive Officer

                                ATTEST:

                                By: /s/ ELIZABETH EDWARDS
                                   ---------------------------------------------
                                   Name: Elizabeth Edwards
                                   Title: Company Secretary

                FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This First Amendment ("Amendment") is entered as of the 28 day of February, 2003 among BioProgress PLC, a company organized under the laws of England and Wales ("Parent"), BioProgress Holdings, Inc., a Nevada corporation which is wholly owned directly or indirectly by Parent ("Holdings"), and BioProgress Technology International, Inc., a Nevada corporation (the "BPI").

                                   BACKGROUND

Parent, Holdings and BPI entered into an Agreement and Plan of Merger, dated as of December 20, 2002. The parties desire to amend the Agreement to include provisions relating to the Series C Preferred Stock par value $0.01 of BPI. In light of the parties' desire to alter the Merger Consideration, the parties desire to amend the terms of the Agreement as set forth below.

                                     TERMS

     NOW, THEREFORE, in consideration of the mutual covenants contained herein and other valuable consideration set forth herein, the parties hereto, intending to be legally bound, hereby agree as follows:

     1. Recital B. of the Agreement is hereby amended by deleting and replacing it in its entirety with the following:

     "B. BPI is a corporation duly organized and existing under the laws of the State of Nevada and has an authorized capital of 50,000,000 shares, $0.001 par value, of common stock ("BPI Common Stock") and 5,000,000 shares, $0.01 par value of Series B Redeemable Convertible Preferred Stock, par value $.01, which are subdivided into shares which are convertible on or before December 31, 2002 ("Series B-1 Preferred Stock") and shares which are convertible on or before December 31, 2003 ("Series B-2 Preferred Stock" and together with the Series B-1 Preferred Stock, the "Preferred Stock") and 627,675 shares, $0.001 par value, of Series C Preferred Stock ("Series C Preferred Stock"). As of February 28, 2003, 417,601 shares of BPI Common Stock were issued and outstanding and 88,000 shares of Series B-1 Preferred Stock were issued and outstanding and 79,000 shares of Series B-2 Preferred Stock were issued and outstanding, 627,675 shares of Series C Preferred Stock were issued and outstanding."

     2.  The following new Section 3.4 is hereby added to the Agreement:

     "Series C Preferred Stock. Upon the Effective Date of the Merger, each share of Series C Preferred Stock issued and outstanding immediately prior thereto shall, without any action by the Constituent Corporations, the holder of such shares or any other person, remain designated as Series C Preferred Stock of the Surviving Corporation."

     3. Except as expressly modified by this Amendment, the provisions of the Agreement shall remain in full force and effect. Execution and delivery of this Amendment shall not constitute or be deemed to be a waiver by any party of any rights that such party may have under the Agreement. This Amendment shall be governed by and construed and enforced in accordance with the laws of the state of Nevada and, so far as applicable, the merger provisions of the Nevada Private Corporation Law.

IN WITNESS WHEREOF, this Agreement is hereby executed on behalf of each of the parties hereto and attested by their respective officers thereunto duly authorized.

                                  BIOPROGRESS HOLDINGS, INC.,
                                  a Nevada corporation

                                  By: /s/  CAREY BOTTOM
                                     -------------------------------------------
                                  Name: Carey Bottom
                                  Title:  President
                                  ATTEST:

                                  By: /s/  CHRISTINE L. BOTTOM
                                      ------------------------------------------
                                  Name: Christine L. Bottom
                                  Title:  Company Secretary

                                  BIOPROGRESS TECHNOLOGY INTERNATIONAL, INC., a Nevada corporation

                                  By: /s/  BARRY MUNCASTER
                                     -------------------------------------------
                                  Name: Barry Muncaster
                                  Title:  President

                                  ATTEST:

                                  By: /s/  ELIZABETH EDWARDS
                                     -------------------------------------------
                                  Name: Elizabeth Edwards
                                  Title:  Chief Financial Officer

                                  BIOPROGRESS PLC
                                  a company incorporated in England and Wales

                                  By: /s/  BARRY MUNCASTER
                                     -------------------------------------------
                                  Name: Barry Muncaster
                                  Title:  Chief Executive Officer

                                  ATTEST:

                                  By: /s/  ELIZABETH EDWARDS
                                     -------------------------------------------
                                  Name: Elizabeth Edwards
                                  Title:  Company Secretary

                                                                         ANNEX B

                   BIOPROGRESS TECHNOLOGY INTERNATIONAL, INC.

     THIS WRITTEN CONSENT IS BEING SOLICITED BY THE BOARD OF DIRECTORS OF BIOPROGRESS TECHNOLOGY INTERNATIONAL, INC.

     IF YOU APPROVE OF THE TRANSACTIONS DESCRIBED IN THE ENCLOSED PROXY STATEMENT/PROSPECTUS, PLEASE RETURN THE COMPLETED CONSENT TO:

                  BIOPROGRESS TECHNOLOGY INTERNATIONAL, INC.,
                HOSTMOOR AVENUE, MARCH, CAMBRIDGESHIRE, PE15 0AX
                                 UNITED KINGDOM

                   BIOPROGRESS TECHNOLOGY INTERNATIONAL, INC.

              WRITTEN CONSENT OF STOCKHOLDERS IN LIEU OF A MEETING

     THE UNDERSIGNED, being a holder of the number of shares of common stock, par value $0.001, of BioProgress Technology International, Inc., a Nevada corporation (the "Company"), listed below, hereby consents to the adoption of the following resolutions, without a meeting in accordance with the procedures established in Section 78.320(2) of the Nevada General Corporation Law and hereby consents to the taking of the actions referred to in such resolutions and agree that such actions and resolutions shall have the same force and effect as though duly taken and adopted at a meeting of the stockholders of the Company duly called and legally held.

MERGER OF BIOPROGRESS HOLDINGS, INC. INTO THE COMPANY

     RESOLVED, that the merger of BioProgress Holdings, Inc., a Nevada Corporation ("Holdings"), with and into the Company, pursuant to the terms and conditions set forth in the Agreement and Plan of Merger (the "Plan"), dated as of December 20, 2002, as amended on March 18, 2003, by and among the Company and Holdings, is hereby authorized and approved;

     RESOLVED, that the Plan is hereby adopted and approved in the form of Annex
A to the Proxy Statement/ Prospectus dated    --   , 2003, together with any
amendments, supplements or modification made thereto in accordance with the terms thereof;

     RESOLVED, that the merger of Holdings with and into the Company, with the Company being the surviving corporation and assuming all of the obligations of Holdings according to the terms set forth in the form of Articles of Merger to be filed with the Secretary of State of Nevada which are attached to the Plan (the "Articles"), is hereby approved;

     RESOLVED, that in accordance with the Plan, the officers of the Company are hereby authorized, on behalf of the Company, to execute and file the Articles with the Secretary of State of the State of Nevada; and

GENERAL AUTHORIZATION TO CARRY OUT RESOLUTIONS

     RESOLVED, that, with respect to the foregoing resolution, any one or more of the officers of the Company are, and each of them hereby is, authorized, empowered and directed on behalf of the Company, in the Company's name and on its behalf, to (i) make, enter into, execute, deliver, file and record any and all agreements, consents and other documents and instruments, (ii) pay or cause to be paid any and all expenses and fees and disburse such other funds of the Company and (iii) take any and all such other actions as any such officer or officers may determine in his or their sole discretion to be necessary or advisable to carry out the terms, provisions, purposes or intent of the foregoing resolution and the transactions contemplated thereby, the taking of any such action to constitute conclusive evidence of the exercise of such discretionary authority.

     IN WITNESS WHEREOF, the undersigned have executed this Written Consent on the date written below.

PLEASE COMPLETE, SIGN, DATE, AND RETURN THIS CONSENT PROMPTLY.

--------------------------------------------------------------------------------
Print or Type name(s) of stockholders exactly as they appear on the certificate evidencing stock

---------------------------------------------------------------------
Number of shares held of record and as to which consent is given

                                         Dated:
---------------------------------------  ---------------
Signature of Stockholder

                                         Dated:
---------------------------------------  ---------------
Signature of Stockholder

THE SIGNATURE(S) SHOULD BE EXACTLY AS THE NAME(S) APPEARS ON YOUR CERTIFICATE. IF STOCK IS IN THE NAME OF (I) TWO OR MORE PERSONS, EACH PERSON SHOULD SIGN;
(II) A CORPORATION, THE PRESIDENT OR OTHER AUTHORIZED OFFICER SHOULD SIGN; (III) A PARTNERSHIP, AN AUTHORIZED PERSON SHOULD SIGN IN THE PARTNERSHIP NAME. PERSONS SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE, GUARDIAN OR OTHER FIDUCIARY SHOULD STATE THEIR FULL TITLE.

                                                                         ANNEX C
                                 PAYER'S NAME:

--------------------------------------------------------------------------------

SUBSTITUTE                      PART 1 -- PLEASE PROVIDE YOUR
FORM W-9                        TIN IN THE BOX AT RIGHT AND     Social Security Number
DEPARTMENT OF THE TREASURY      CERTIFY BY SIGNING AND DATING   ------------------------------
INTERNAL REVENUE SERVICE        BELOW                           Employer Identification Number
----------------------------------------------------------------------------------------------
                                CERTIFICATION -- UNDER PENALTIES OF PERJURY, I CERTIFY THAT:
  PAYER'S REQUEST FOR TAXPAYER  (1) The number shown on this form is my correct Taxpayer
  IDENTIFICATION NUMBER         Identification Number (or I am waiting for a number to be
  ("TIN")                           issued to me) and

(2) I am not subject to backup
    withholding either because
    (a) I am exempt from
    backup withholding; or (b)
    I have not been notified
    by the Internal Revenue
    Service (the "IRS") that I
    am subject to backup
    withholding as a result of
    failure to report all
    interest or dividends, or
    (c) the IRS has notified
    me that I am no longer
    subject to backup
    withholding.
----------------------------------------------------------------------------------------------
                                PART II -- AWAITING TIN "PART III -- EXEMPT"
                                CERTIFICATION INSTRUCTIONS -- You must cross out item (2)
                                above if you have been notified by the IRS that you are
                                subject to backup withholding because of under-reporting
                                interest or dividends on your tax return. However, if after being notified by the IRS that you were subject to backup
                                withholding you receive another notification from the IRS
                                stating that you are no longer subject to backup withholding, do not cross out item (2). If you are exempt from backup
                                withholding check the box in Part III.

                                Signature:                      Date:
                                ---------------------------     ------------------------------
----------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------
PAYER'S REQUEST FOR TAXPAYER IDENTIFICATION NUMBER (TIN)

Please file out your name and address below:

------------------------------------------------------------------------------------------
Name

------------------------------------------------------------------------------------------
Address (Number and street)

------------------------------------------------------------------------------------------
City, State and Zip Code
----------------------------------------------------------------------------------------------

NOTE: PLEASE REVIEW THE ENCLOSED GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION
      NUMBER OF SUBSTITUTE FORM W-9. YOU MUST COMPLETE THE FOLLOWING CERTIFICATE IF YOU
      CHECKED THE BOX IN PART II OF SUBSTITUTE FORM W-9.

----------------------------------------------------------------------------------------------
CERTIFICATE OF AWAITING TAXPAYER IDENTIFICATION NUMBER

I certify under penalties of perjury that a taxpayer identification number has not been issued to me, and either (a) I have mailed or delivered an application to receive a taxpayer identification number to the appropriate Internal Revenue Service Center or Social Security
Administration Office or (b) I intend to mail or deliver an application in the near future. I understand that if I do not provide a taxpayer identification number to the payer by the time of payment, 31% of all reportable payments made to me will be withheld until I provide a number and that, if I do not provide my taxpayer identification number within 60 days, such retained amounts shall be remitted to the IRS as backup withholding.


Signature                                                       Date
--------------------------------------------------------------  ------------------------------
----------------------------------------------------------------------------------------------

            GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION
                         NUMBER ON SUBSTITUTE FORM W-9

GUIDELINES FOR DETERMINING THE PROPER IDENTIFICATION NUMBER TO GIVE THE PAYER.--Social Security numbers have nine digits separated by two hyphens: i.e. 000-00-0000. Employer identification numbers have nine digits separated by only one hyphen: i.e. 00-0000000. The table below will help determine the number to give the payer.

-------------------------------------------------------------        -------------------------------------------------------------
                                          GIVE THE                                                             GIVE THE
FOR THIS TYPE OF ACCOUNT:                  SOCIAL                     FOR THIS TYPE OF ACCOUNT:                EMPLOYER
                                          SECURITY                                                          IDENTIFICATION
                                        NUMBER OF --                                                         NUMBER OF --
-------------------------------------------------------------        -------------------------------------------------------------
1. An individual's account      The individual                       9. A valid trust, estate or     The legal entity (Do not
2. Two or more individuals                                              pension trust                furnish the identifying
 (joint account)                The actual owner of the              10. Corporate account           number of the personal
3. Husband and wife             account or, if combined              11. Religious, charitable,      representative or trustee
 (joint account)                funds, any one of the                    or educational              unless the legal entity
4. Custodian account of a       individuals (1)                         organization account         itself is not designated in
minor (Uniform Gift to          The actual owner of the              12. Partnership account held    the account title.) (5)
    Minors Act)                 account or, if joint funds,             in the name of the
5. Adult and minor (joint       either person (1)                       business                     The corporation
   account)                     The minor (2)                        13. Association, club or        The organization
6. Account in the name of                                                other tax-exempt
   guardian or committee for                                             organization
   a designated ward, minor     The adult or, if the minor is        14. A broker or registered      The partnership
    or incompetent person       the only contributor, the                nominee
7. a. The usual revocable       minor (1)                            15. Account with the
    savings trust account       The ward, minor or                       Department of               The organization
    (grantor is also            incompetent person (3)                    Agriculture in the name
    trustee)                                                              of a public entity
  b. So-called trust account                                              (such as a state or        The broker or nominee
     that is not a legal or                                               local government,
     valid trust under state    The grantor-trustee (1)                 school district, or          The public entity
     law                                                                prison) that receives
8. Sole proprietorship                                                  agricultural program
   account                                                              payments
                                The actual owner (1)
                                The Owner (4)
------------------------------------------------------               ------------------------------------------------------

(1) List first and circle the name of the person whose number you furnish.

(2) Circle the minor's name and furnish the minor's social security number.

(3) Circle the ward's, minor's or incompetent person's name and furnish such person's social security number.

(4) Show the name of the owner.

(5) List first and circle the name of the legal trust, estate or pension trust.

NOTE: If no name is circled when there is more than one name, the number will be considered to be that of the first name listed.

            GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION
                         NUMBER ON SUBSTITUTE FORM W-9

OBTAINING A NUMBER

If you do not have a taxpayer identification number or you do not know your number, obtain Form SS-5, Application for a Social Security Number Card, or Form SS-4, Application for Employer Identification Number, at the local office of the Social Security Administration or the Internal Revenue Service and apply for a number.

PAYEES EXEMPT FROM BACKUP WITHHOLDING

     - An organization exempt from tax under section 501(a), or an individual retirement plan, or a custodial account under Section 403(b)(7).

     -  The United States or any agency or instrumentality thereof.

     - A state, the District of Columbia, a possession of the United States, or any subdivision or instrumentality thereof.

     - A foreign government, a political subdivision of a foreign government, or any agency or instrumentality thereof.

     -  An international organization or any agency, or instrumentality thereof.

PAYEES THAT MAY BE EXEMPT FROM BACKUP WITHHOLDING:

     -  A corporation.

     -  A foreign central bank of issue.

     - A dealer in securities or commodities required to register in the United States, the District of Columbia, or a possession of the United States.

     - A futures commission merchant registered with the Commodity Futures Trading Commission.

     -  A real estate investment trust.

     - An entity registered at all times during the tax year under the Investment Company Act of 1940.

     -  A common trust fund operated by a bank under section 584(a).

     -  A financial institution.

     -  A middleman known in the investment community as a nominee or custodian.

     -  A trust exempt from tax under section 664 or described in section 4947.

PAYMENTS OF DIVIDENDS AND PATRONAGE DIVIDENDS NOT GENERALLY SUBJECT TO BACKUP WITHHOLDING INCLUDE THE FOLLOWING:

     -  Payments to nonresident aliens subject to withholding under section
        1441.

     - Payments to partnerships not engaged in a trade or business in the United States and which have at least one nonresident alien partner.

     -  Payments made by certain foreign organizations.

     -  Payments of patronage dividends not paid in money.

     -  Section 404(k) distributions made by an ESOP.

PAYMENTS OF INTEREST NOT GENERALLY SUBJECT TO BACKUP WITHHOLDING INCLUDE THE
FOLLOWING:

     - Payments of interest on obligations issued by individuals. Note: You may be subject to backup withholding if this interest is $600 or more and is paid in the course of the payer's trade or business and you have not provided your correct taxpayer identification number to the payer.

     - Payments of tax-exempt interest (including exempt-interest dividends under section 852).

     -  Payments described in section 6049(b)(5) to non-resident aliens.

     -  Payments on tax-free covenant bonds under section 1451.

     -  Payments made by certain foreign organizations.

     -  Mortgage or student loan interest paid to you.

Exempt payees described above should file a Substitute Form W-9 to avoid possible erroneous backup withholding. FILE THIS FORM WITH THE PAYER, FURNISH YOUR TAXPAYER IDENTIFICATION NUMBER, WRITE "EXEMPT" ON THE FACE OF THE FORM, SIGN AND DATE THE FORM AND RETURN IT TO THE PAYER.

Payments that are not subject to information reporting are also not subject to backup withholding. For details, see regulations under sections 6041, 6041A, 6042, 6044, 6045, 6049, 6050A, and 6050N.

Privacy Act Notice. -- Section 6109 requires most recipients of dividends, interest, or other payments to provide identifying number for identification purposes and to help verify the accuracy of your return. Payers must be given the numbers whether or not recipients are required to file tax returns. Payers must generally withhold 30% (subject to minor reductions in the future) of taxable interest, dividends, and certain other payments to a payee who does not furnish a taxpayer identification number to a payer. Certain penalties may also apply.

PENALTIES.

(1) PENALTY FOR FAILURE TO FURNISH TAXPAYER IDENTIFICATION NUMBER. -- If you fail to furnish your taxpayer identification number to a payer, you are subject to a penalty of $50 for each such failure unless your failure is due to reasonable cause and not to willful neglect.

(2) CIVIL PENALTY FOR FALSE INFORMATION WITH RESPECT TO WITHHOLDING. -- IF YOU MAKE A FALSE STATEMENT WITH NO REASONABLE BASIS WHICH RESULTS IN NO IMPOSITION OF BACKUP WITHHOLDING, YOU ARE SUBJECT TO A PENALTY OF $500.

(3) CRIMINAL PENALTY FOR FALSIFYING INFORMATION. -- FALSIFYING CERTIFICATIONS OR AFFIRMATIONS MAY SUBJECT YOU TO CRIMINAL PENALTIES INCLUDING FINES AND/OR IMPRISONMENT.

            FOR ADDITIONAL INFORMATION, CONTACT YOUR TAX CONSULTANT
                        OR THE INTERNAL REVENUE SERVICE.

        REGISTERED OFFICE AND PRINCIPAL PLACE OF BUSINESS OF THE COMPANY
                                BIOPROGRESS PLC
                                Hostmoor Avenue
                             March, Cambridgeshire,
                                    P15 0AX
                                 United Kingdom

       FINANCIAL ADVISOR TO THE COMPANY                    AUDITOR TO THE COMPANY

           COLLINS STEWART LIMITED                             GRANT THORNTON
         9(th) Floor, 88 Wood Street                            8, West Walk
               London, EC2V 7QR                          Leicester, Leicestershire
                United Kingdom                                    LE1 7NH
                                                               United Kingdom

                         LEGAL ADVISORS TO THE COMPANY

                      As to the laws of the United States
                             and the United Kingdom

                                    DECHERT
                                2 Serjeants' Inn
                               London, EC4Y 1LT.
                                 United Kingdom

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Article 135 of the Articles of Association of BioProgress PLC provides that subject to provisions of the Companies Act 1985 (as amended) but without prejudice to any indemnity to which a director may otherwise be entitled, every director or other officer or auditor of BioProgress PLC shall be entitled to be indemnified out of the assets of BioProgress PLC against all costs, charges, losses, expenses and liabilities incurred by him in the execution of his duties or in relation thereto, including any liability incurred by him in defending any proceedings, whether civil or criminal, in which judgement is given in his favor or in which he is acquitted or the proceedings are otherwise disposed of without any finding or admission of any material breach of duty on his part or in connection with any application in which relief is granted to him by the court from liability for negligence, default, breach or duty or breach of trust in relation to the affairs of BioProgress PLC. Article to provide that the directors may purchase and maintain insurance against any liability falling upon its directors or other officers or auditors which arises out of their respective duties to BioProgress PLC or in relation to its affairs.

     Section 310 of the Companies Act 1985 (as amended by Section 137(i) of the Companies Act 1989) provides as follows:

 "310.     PROVISIONS EXEMPTING OFFICERS AND AUDITORS FROM LIABILITY

     (1) This section applies to any provision, whether contained in a company's articles or in any contract with the company or otherwise, for exempting any officer of the company or any person (whether an officer or not) employed by the company as auditor from, or indemnifying him against, any liability which by virtue of any rule of law would otherwise attach to him in respect of any negligence, default, breach or duty or breach of trust of which he may be guilty in relation to the company.

     (2) Except as provided by the following subsection, any such provision is void.

     (3)     This section does not prevent a company --

          (a) from purchasing and maintaining for any such officer or auditor insurance against any such liability, or

          (b) from indemnifying any such officer or auditor against any liability incurred by him --

                (i) in defending any proceedings (whether civil or criminal) in which judgment is given in his favor or he is acquitted, or

                (ii) in connection with any application under section 144(3) or (4) (acquisition of shares by innocent nominee) or section 727 (general power to grant relief in case of honest and reasonable conduct) in which relief is granted to him by the court."

     Section 727 of the Companies Act 1985 provides as follows:

 "727.     POWER OF COURT TO GRANT RELIEF IN CERTAIN CASES

     (1) If in any proceedings for negligence, default, breach of duty or breach of trust against an officer of a company or a person employed by a company as auditor (whether he is or is not an officer of the company) it appears to the court hearing the case that officer or person is or may be liable in respect of the negligence, default, breach of duty or breach of trust, but that he has acted honestly and reasonably, and that having regard to all the circumstances of the case (including those connected with his appointment) he ought fairly to be excused for the negligence, default, breach of duty or breach of trust, that court may relieve him, either wholly or partly, from his liability on such terms as it thinks fit.

     (2) If any such officer or person as above-mentioned has reason to apprehend that any claim will or might be made against him in respect of any negligence, default, breach of duty or breach of trust, he may apply to the court for relief; and the court on the application has the same power to relieve him as under this section it would have had been a court before which proceedings against that person for negligence, default, breach of duty or breach of trust had been brought.

     (3) Where a case to which subsection (1) applies is being tried be a judge with a jury, the judge, after hearing the evidence, may, if he is satisfied that the defendant or defender ought in pursuance of that subsection to be relieved either in whole or in part from the liability sought to be enforced against him, withdraw the case in whole or in part from the jury and forthwith direct judgement to be entered for the defendant or defender on such terms as to costs or otherwise as the judge may think proper."

     To the extent permitted by English law, BioProgress PLC will indemnify and hold harmless its respective directors, officers and representatives who sign the Registration Statement from and against certain civil liabilities based on information supplied by BioProgress PLC for use herein.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a)     Exhibits

3.1    Certificate of Incorporation(9)
3.2    Memorandum and Articles of Association(9)
3.3    Articles of Merger(11)
4.1    Specimen share certificate(11)
5.1    Opinion of Dechert (11)
10.1   Reorganization Agreement between the Company and BioProgress
       Technology.(4)
10.2   Acquisition Agreement -- DHA Nutrition(5)
10.3   Acquisition Agreement -- BioProgress Limited (UK)(5)
10.4   Amendment to Acquisition Agreement -- BioProgress Limited
10.5   Employment Agreement -- Malcolm D. Brown(5)
10.6   Employment Agreement -- Edward I. Nowak(5)
10.7   Employment Agreement -- Graham Hind(5)
10.8   Professional Services Agreement -- The Jade Partnership
       International, Inc.(5)
10.9   Professional Services Agreement -- Company and Ormiston-Gore
       Securities Limited(5)
10.10  Professional Services Agreement -- BioProgress Technology
       Limited and Ormiston-Gore Securities Limited(5)
10.11  TruTona Purchase Agreement(5)
10.12  Exclusive Evaluation Agreement, dated February 18, 2000 between the Company and the Fortune 500 company(6)
10.13  Technology Collaboration Agreement for the Development of
       Non-Gelatin Paintballs, dated March 7, 2000 between the
       Company and JT USA(6)
10.14  Agreement for Supply of Prototype Machine, dated July 24,
       2000 between the Company and Peter Black(7)
10.15  Machine Supply Agreement, dated July 24, 2000 between the
       Company and Peter Black(7)
10.16  Patent License Agreement, dated July 24, 2000 between the
       Company and Peter Black(7)
10.17  Guarantee by BioProgress Technology Limited in favor of
       Peter Black, dated July 24, 2000(7)
10.18  Option Agreement -- Barry J. Muncaster(7)
10.19  Option Agreement -- Edward Nowak(7)
10.20  Option Agreement Gregory L. Bowers(7)
10.21  Option Agreement -- Graham R.M. Hind(7)
10.22  Option Agreement -- James T.C. Longley(7)
10.23  Option Agreement -- Larry C. Shattles(7)
10.24  Option Agreement -- Malcolm D. Brown(7)
10.25  Stock Purchase Agreement -- Fusion Capital(7)
10.26  Premises lease -- Hostmoor property(8)
10.27  Agreement to lease -- Hostmoor property(8)
10.28  Agreement for Supply of Prototype Machine, dated July 10th,
       2001 between the Company and Farmasierra, S.A.(8)
10.29  Machine Supply Agreement, dated July 10th, 2001 between the
       Company and Farmasierra, S.A.(8)
10.30  Patent License Agreement, dated July 10th, 2001 between the
       Company and Farmasierra, S.A.(8)
10.31  Film Supply Agreement, dated July 10th, 2001 between the
       Company and Farmasierra, S.A.(8)
10.32 Consultant Supply Agreement, dated July 10th, 2001 between the Company and Farmasierra, S.A.(8)
10.33 2002 Common Stock Offering of up to 600 units, including warrants(8)

10.34  Product Development Agreement, dated November 26, 2001 between the Company and Boots(11)
10.35  Product Development Agreement (Stage 1), dated April 19,
       2002 between the Company The Boots Company plc(11)
10.37  License Agreement between Convatec, a division of E.R.
       Squibb & Sons LLC and BioProgress Technology International,
       Inc. dated 27 August 2002 together with an amendment dated
       11 November 2002(11) *
10.38  Consultancy Agreement between Barry J. Muncaster and the
       Company, dated March 10, 2003
99.1   Letter to commission pursuant to temporary Note 3T(8)
99.2   Letter to Arthur Anderson LLP(9)
99.3   Agreement and Plan of Merger and First Amendment thereto
       (10)
99.4   Form of Written Consent(10)
99.5   Substitute W-9(10)
99.6   Press Release filed on Form 8-K
-------------------------------------------------------------------
(1)    Filed as an exhibit to the Company's Registration Statement on Form 10-KSB dated August 23,1994, or October 21, 1994
       (Registration No. 0-24736).
(2)    Filed as an exhibit to the Company's Form 10-KSB for the
       year ended December 31, 1995.
(3)    Filed as an exhibit to the Company's Form 10-KSB for the
       year ended December 31, 1996.
(4)    Filed as an exhibit to the Company's Form 10-KSB for the
       year ended December 31, 1997.
(5)    Filed as an exhibit to the Company's Form 10-KSB for the
       year ended December 31, 1998.
(6)    Filed as an exhibit to the Company's Form 10-KSB for the
       year ended December 31, 1999.
(7)    Filed as an exhibit to the Company's Form 10-KSB for the
       year ended December 31, 2000.
(8)    Filed as an exhibit to the Company's Form 10-KSB for the
       year ended December 31, 2001.
(9)    Filed Previously
(10)   Filed as an Annex to the Prospectus.
(11)   Filed herewith

* Certain portions of the identified Exhibit have been omitted and separately filed with the Commission based upon a request for confidential treatment.

     (b)     Financial Statement Schedules
             None.

ITEM 22.  UNDERTAKINGS

     (a)     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering.

                (b) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          (5)     The undersigned registrant hereby undertakes:

                (i) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means; and (ii) to arrange or provide for a facility in the U.S. for the purpose of responding to such requests. The undertaking in subparagraph (i) above includes information contained in documents files subsequent to the effective date of the registration statement through the date of responding to the request.

                                   SIGNATURES

     Pursuant to the requirements of the US Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of London, England on March 19, 2003.

                                          BIOPROGRESS PLC

                                          By: /s/ ROBERT GRAHAM HIND
                                          --------------------------------------

     Pursuant to the requirements of the US Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on March 19, 2003.

     KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Robert Graham Mason Hind and Elizabeth Edwards, severally, such person's true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for such person and in such person's name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement and any registration statements filed pursuant to Rule 462 promulgated under the US Securities Act of 1933 and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

                  SIGNATURE                                         TITLE
                  ---------                                         -----
           /s/ ROBERT GRAHAM HIND               Chief Executive Officer (principal executive
---------------------------------------------   officer) and Director
             Robert Graham Hind

            /s/ ELIZABETH EDWARDS               Chief Financial Officer (principal financial
---------------------------------------------   and accounting officer)
              Elizabeth Edwards

             /s/ LARRY SHATTLES                 Director
---------------------------------------------
               Larry Shattles

           /s/ MALCOLM DAVID BROWN              Director
---------------------------------------------
             Malcolm David Brown

                     SIGNATURE OF AUTHORIZED REPRESENTATIVE

     Pursuant to the US Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of America has signed this Registration Statement in the United Kingdom, on March 18, 2003.

                                          BIOPROGRESS TECHNOLOGY
                                          INTERNATIONAL, INC.

                                          By: /s/ BARRY J. MUNCASTER
                                          --------------------------------------
                                          Name: Barry J. Muncaster
                                          Title: President